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                                     REVISION 1
                            INVITATION FOR BID/CONTRACT
                                    NUMBER 99-92
                                        FOR
                    VEHICLE EXHAUST EMISSION INSPECTION PROGRAM







            NOTE: THIS IS A COMPLETE REVISION OF CONTRACT BID DOCUMENT DISCARD PREVIOUS DOCUMENT DATED MARCH 20, 1992

                REVISED BID OPENING DATE 4 JUNE 1992 TIME 2:00 P.M.

                       -------------------------------------



                               CONTRACT ADMINISTRATOR
                                 William W. Griffin
                               Phone:  (206)753-1046




                             /S/
                       ------------------------------------
                       SIGNATURE                    DATE

                       ALTERATION OF INVITATION TO BID 99-92
                    VEHICLE EXHAUST EMISSION INSPECTION PROGRAM

NOTE:The following clauses contained herein are deleted as not applicable to this Invitation to Bid/Contract.


SECTION I DEFINITIONS:

 4.Conditional
 9.Convenience
10.Political Subdivision
13.Recovered Material Content Products

SECTION III 1E  RESPONSIBILITIES (LAST SENTENCE ONLY)

SECTION IV STANDARD TERMS & CONDITIONS:

17.Liens, Claims and Encumbrances
18.Delivery
19.Inspection and Rejection
20.Title and Risk of Loss
22.Identification
23.Charges for Handling
24.Invoicing
25.Payment
26.Quality Standards
28B.Rights Reserved (sub paragraph 4 only)
29.Supplier Registration
37.Minority & Womens Business Enterprises (MWBE)
38.Established Business

Supplement to SECTION II SCOPE OF CONTRACT, Paragraph 1B, Estimated Usage:

The State does not guarantee that the Contractor(s) will conduct a certain number of paid inspections.

Bidders wishing to estimate their paid inspections may obtain magnetic data tapes containing current vehicle registration information. The requestor and user of information obtained from these tapes agrees that the State will not be held liable for their accuracy or usefulness as the basis for projecting paid inspections or adjusting any contract provision.

To obtain these tapes or for further information contact Curtis Carpenter of the Department of Ecology at (206) 459-6225. Additional vehicle registration data may be purchased. For further information, contact Jack Lince of the Department of Licensing at (206) 753-7379.

                                 TABLE OF CONTENTS


                                                                    Page

SECTION I
DEFINITIONS
         1.   BID.................................................... 1
              A.   Equal............................................. 1
              B.   Alternate......................................... 1
         2.   BIDDER................................................. 1
         3.   CONTRACT............................................... 1
         4.   CONDITIONAL............................................ 1
         5.   CONTRACTOR............................................. 1
         6.   CONTRACT ADMINISTRATOR................................. 2
         7.   CONTRACTOR'S REPRESENTATIVE............................ 2
         8.   CONTRACT DOCUMENTS..................................... 2
         9.   CONVENIENCE............................................ 2
         10.  POLITICAL SUBDIVISION.................................. 2
         11.  MANDATORY.............................................. 2
         12.  PURCHASER.............................................. 2
         13.  RECOVERED MATERIAL CONTENT PRODUCTS.................... 2
         14.  STATE AGENCY........................................... 3

SECTION II
SCOPE OF CONTRACT
         1.   MATERIALS, EQUIPMENT OR SERVICES....................... 1
              A.   Scope and Intent.................................. 1
              B.   Estimated Usage................................... 1
              C.   Misrepresentation................................. 1
         2.   PURCHASER.............................................. 1
              A.   Authorized Agency................................. 1
         3.   TERM OF CONTRACT....................................... 1
         4.   CONTRACT EXTENSION..................................... 1
         5.   PREBID CONFERENCE...................................... 1
         6.   BID RECEIPT AND OPENING................................ 2

SECTION III
INSTRUCTIONS TO BIDDERS
         1.   PREPARATION OF BID..................................... 1
              A.   Due Date and Time................................. 1
              B.   Format............................................ 1
              C.   Prices............................................ 1
              D.   Identification.................................... 1
              E.   Responsibilities.................................. 1
         2.   INQUIRIES.............................................. 2
         3.   WITHDRAWAL OR MODIFICATION OF BID...................... 2
              A.   Prior to submittal................................ 2
              B.   After submittal................................... 2
              C.   After bid opening................................. 2
         4.   CONTRACT FORMATION..................................... 2
         5.   AWARD RESULTS.......................................... 2
         6.   MINIMUM ORDER REQUIREMENTS............................. 2

SECTION IV
STANDARD TERMS AND CONDITIONS
         1.   ENTIRE AGREEMENT....................................... 1
         2.   CONFLICT AND SEVERABILITY.............................. 1
              A.   Conflict.......................................... 1
              B.   Severability...................................... 1
         3.   ANTITRUST.............................................. 1
         4.   NONDISCRIMINATION AND AFFIRMATIVE ACTION............... 1
         5.   WORKERS RIGHT TO KNOW.................................. 1
         6.   GIFTS AND GRATUITIES................................... 2
         7.   RIGHTS AND REMEDIES.................................... 2
         8.   IN STATE PREFERENCE-RECIPROCITY........................ 2
         9.   PROTESTS............................................... 2
         10.  SAVE HARMLESS.......................................... 3
         11.  PERSONAL LIABILITY..................................... 3
         12.  SUPERVISION AND COORDINATION........................... 3
         13.  ADVERTISING............................................ 3
         14.  SUBCONTRACTS/ASSIGNMENT................................ 4
         15.  TAXES, FEES AND LICENSES............................... 4
              A.   Taxes............................................. 4
              B.   Fees/Licenses..................................... 4
         16.  WARRANTIES............................................. 4
              A.   Product........................................... 4
              B.   Price............................................. 4
         17.  LIENS, CLAIMS AND ENCUMBRANCES......................... 4
         18.  DELIVERY............................................... 4
              A.   Time.............................................. 4
              B.   Terms............................................. 5
              C.   Location.......................................... 5
              D.   Unauthorized...................................... 5
         19.  INSPECTION AND REJECTION............................... 5
         20.  TITLE AND RISK OF LOSS................................. 5
         21.  PERFORMANCE............................................ 5
         22.  IDENTIFICATION......................................... 5
         23.  CHARGES FOR HANDLING................................... 6
         24.  INVOICING.............................................. 6
         25.  PAYMENT................................................ 6
         26.  QUALITY STANDARDS...................................... 6
         27.  DETERMINATION OF RESPONSIBILITY........................ 6
         28.  AWARD FACTORS.......................................... 7
              A.   Criteria.......................................... 7
              B.   Rights Reserved................................... 7
         29.  SUPPLIER REGISTRATION.................................. 7
         30.  CHANGES................................................ 7
         31.  ADDITIONS OR DELETIONS................................. 7
         32.  CONTRACT SUSPENSION.................................... 7
         33.  TERMINATION............................................ 8
              A.   Termination for Convenience....................... 8
              B.   Termination for Breach............................ 8
              C.   Termination by Mutual Agreement................... 8
         34.  DEFAULT AND REMEDIES................................... 8
              A.   Events............................................ 8
              B.   Remedies.......................................... 8

         35.  LEGAL FEES............................................. 9
         36.  FORCE MAJEURE.......................................... 9
              A.   Definition........................................ 9
              B.   Notification...................................... 9
              C.   Rights Reserved................................... 9
         37.  MINORITY AND WOMEN'S BUSINESS ENTERPRISES (MWBE)....... 9
         38.  ESTABLISHED BUSINESS.................................. 10

SECTION V
SPECIAL TERMS AND CONDITIONS
         1.   BID GUARANTEE.......................................... 1
         2.   PERFORMANCE GUARANTEE.................................. 1
              A.   Form.............................................. 1
              B.   Amount............................................ 1
              C.   Noncompliance..................................... 1
         3.   INSURANCE.............................................. 1
              A.   General Requirements.............................. 1
              B.   Specific Requirements............................. 2
         4.   MATERIALS AND WORKMANSHIP.............................. 3
         5.   EVALUATION CONFERENCE.................................. 3
         6.   PROPRIETARY DATA....................................... 3
         7.   RETENTION OF RECORDS................................... 3
         8.   OSHA AND WISHA REQUIREMENTS............................ 3
         9.   CONTRACTOR'S REPRESENTATIVE............................ 4
              A.   Designation....................................... 4
              B.   Responsibility.................................... 4
              C.   Availability...................................... 4
         10.  ESTIMATED USAGE........................................ 4
         11.  PROCUREMENT OF RECOVERED MATERIALS..................... 4
         12.  BID EVALUATION......................................... 4
         13.  AWARD.................................................. 5
         14.  COST AND PRICING DATA, SUPPORTING INFORMATION.......... 6
         15.  PRICING AND ADJUSTMENTS................................ 6
         16.  OPTION TO ACQUIRE ASSETS............................... 7

SECTION VI
SPECIFICATIONS
   1.0   SCOPE....................................................... 1
   2.0   PURPOSE..................................................... 1
   3.0   DEFINITIONS................................................. 3
   4.0   CONTRACT REQUIREMENTS....................................... 3
   4.1   GENERAL SCOPE OF WORK....................................... 3
   4.2   PROGRAM SCHEDULE............................................ 3
   4.3   AUDITS...................................................... 4
   5.0   TECHNICAL SPECIFICATIONS.................................... 5
   5.1   INSPECTION STATION LOCATIONS AND NUMBER OF LANES............ 5
   5.2   VEHICLE INSPECTION FEES..................................... 5
   5.3   VEHICLE EMISSION INSPECTION STATION REQUIREMENTS............ 6
   5.4   INSPECTION PROCEDURES....................................... 9
   5.5   OPERATIONS................................................. 10
   5.6   DATA AND DOCUMENTATION REQUIREMENTS........................ 14
   6.0   PROGRAM ADMINISTRATION REQUIREMENTS........................ 16
   6.1   COLLECTION FEES DEPOSITS,ESCROW ACCOUNT.................... 16

   6.2   ACCOUNTABILITY FOR FORMS................................... 17
   6.3   CHANGES.................................................... 17
   6.4   LIQUIDATION DAMAGES AND PAYMENT ADJUSTMENTS................ 18
   6.5   CONFLICT OF INTEREST....................................... 20

APPENDIX A CHAPTER RCW MOTOR VEHICLE EMISSION CONTROL.............. 1-6
APPENDIX B CHAPTER 173-422 WAC MOTOR VEHICLE EMISSION
           INSPECTION.............................................. 1-9
APPENDIX C DRAFT REGULATION REVISIONS ............................ 1-14
APPENDIX D ZONE LOCATION MAPS...................................... 1-5
APPENDIX E ESCROW INSTRUCTION AND AGREEMENT FORM................... 1-2
APPENDIX F LIQUIDATED DAMAGES CALCULATION EXAMPLE.................... 1
APPENDIX G EPA HIGH-TECH I/M TESTS, MARCH 1992 DRAFT ............. 1-39
APPENDIX H FORM SF351, BID BOND...................................... 1
APPENDIX I FORM SF352, PAYMENT AND PERFORMANCE BOND.................. 1

SECTION VII
OFFER AND CONTRACT AWARD

SECTION VIII
ATTACHMENTS

SECTION IX
NO BID RESPONSE

                                     SECTION I

                                    DEFINITIONS

                                     SECTION I
                                    DEFINITIONS


As used in this document, the following definitions shall apply:

1.  BID

An offer to provide goods and/or services to the State in response to a formal solicitation.

A.Equal An offer to provide goods and/or services which equal or exceed the quality, performance and use of the goods and/or services specified as standard.

B.Alternate An offer to provide goods and/or services which deviate with respect to features, performance or use from the goods and/or services specified as standard.

2.  BIDDER

An individual, company, corporation, firm or combination thereof submitting a bid to the State of Washington.

3.  CONTRACT

An agreement, or mutual assent, between two or more competent parties with the elements of the agreement being offered, acceptance and consideration.

DELETED 4.  CONDITIONAL

State agencies are mandated to utilize this contract for all acquisitions of materials, equipment or services designated herein except when the following exists:

A.The purchaser is within existing delegated authorities and an agency has completed the competitive acquisition process required by State statutes and determined that materials, equipment or services of equal quality or performance are available at a lower total acquisition cost. Total acquisition cost(s) shall include: price, delivery, service, administration, maintenance, terms of payment, etc. In the solicitation of pricing from other firms, it is considered unethical to "auction' the contract price in an effort to force a firm to meet or beat that price.

B.State agencies have completed the competitive acquisition process required by state statutes and have determined that materials, equipment or services of equal quality or performance are available at a lower total acquisition cost. Total acquisition cost(s) shall include: price, delivery, service, administration, maintenance, terms of payment, etc.

C.The minimum order quantity specified in the contract exceeds the agency(ies) needs and would result in stockpiling of material at the agency level.

5.  CONTRACTOR

An individual, company, corporation, firm or combination thereof with whom the State of Washington develops a contract for the procurement of goods and/or services.

6.CONTRACT ADMINISTRATOR

An individual designated by the State of Washington. Department of General Administration, Office of State Procurement to act on behalf of the state to develop and administer contracts within the limits established by law.

7.CONTRACTOR'S REPRESENTATIVE

An individual, or individuals, designated by the Contractor to act on its behalf and with the authority to legally bind the Contractor concerning the terms and conditions set forth in bid and contract documents.

8.CONTRACT DOCUMENTS

Documents which comprise an entire agreement.

DELETED
9.CONVENIENCE

This contract is established strictly for the convenience of state agencies and/or Political Subdivisions and any purchase against this agreement is at their discretion.

DELETED
10.POLITICAL SUBDIVISION

Any unit of local government in receipt of state funds; e.g., cities, counties, school districts, special purpose districts, local service districts, authorized to purchase under state agency contracts by virtue of interlocal agreement(s) entered into pursuant to Chapter 39.34 RCW and by the terms of a specific contract.

11.MANDATORY

State agencies are mandated to utilize this contract for all acquisitions of materials, equipment or services designated herein. This section does not apply to acquisitions by Political Subdivisions. Reference Section II, Paragraph 1B (Items Included).

12.PURCHASER

Purchaser shall mean any state agency(ies) and/or Political Subdivision(s) indicated as authorized contract users.

DELETED
13.RECOVERED MATERIAL CONTENT PRODUCTS

(1) "Post Consumer waste" which is:

(a)Paper, paperboard, and fibrous wastes from buildings such as retail stores, office buildings, [and] homes after the wastes have passed through their end-usage as a consumer item, including: Used corrugated boxes, old newspapers, old magazines, mixed waste paper, tabulating cards, and used cordage; and

(b)All paper, paperboard, and fibrous wastes that enter and are collected from municipal solid waste; and


(2)"Secondary waste" including manufacturing and other wastes such as:

(a)Dry paper and paperboard waste generated after completion of the papermaking process, that is, those manufacturing operations up to and including the cutting and trimming of the paper machine reel into smaller rolls or rough sheets including: Envelope cuttings, bindery trimmings, and other paper and paperboard waste resulting from printing, cutting, forming, and other converting operations; bag, box and carton manufacturing wastes; and butt rolls, mill wrappers, and rejected unused stock;

(b)Finished paper and paperboard from obsolete inventories of paper and paperboard manufacturers, merchants, wholesalers, dealers, printers, converters, or others;

(c)Wastes generated by the conversion of goods made from fibrous material, that is, waste rope from cordage manufacture, textile mill waste, and cuttings; and

(d)Fibers recovered from waste water which otherwise would enter the waste stream. [1988 c 175 Section 1; 1988(1 Section 1)]

14.STATE AGENCY

Agency shall include: state institutions, colleges, community colleges and universities, the offices of the elective state officers, The Supreme Court, the Court of Appeals, the administrative and other departments of state government, and the offices of all appointive officers of the state, excluding the legislature.

                                     SECTION II

                                 SCOPE OF CONTRACT

                                     SECTION II
                                 SCOPE OF CONTRACT



MATERIALS, EQUIPMENT OR SERVICES

A.Scope and Intent The Office of State Procurement, Purchasing and Contract Administration (the state) pursuant to RCW Chapter 43.19 as authorized agent for State Of Washington, herewith solicits bids for: Establishing and operation of motor vehicle emission inspection facilities.

B.Estimated Usage 640,000 to 1,020.000 inspections per year. (Reference
Section V, Paragraph 10)

C.Misrepresentation Contractor shall not misrepresent the scope of this contract to Purchasers. Only goods and services stated herein may be purchased against this contract. Misrepresentation may be cause for contract termination.

2.PURCHASER

A.Authorized Agency: Department of Ecology is authorized to utilize this contract, and such use is designated as mandatory as defined in Section 1.

3.TERM OF CONTRACT

Contract term shall be for a period from date of award through the 31st Day of December, 1999.

4.CONTRACT EXTENSION

The state reserves the right to extend this contract for additional contract terms or portions thereof. Contract extensions shall be subject to mutual agreement. Total contract period with extensions shall not exceed ten (10) years. Contractor shall respond within fifteen (15) calendar days following receipt of Office of State Procurement's request for extension.

5.PREBID CONFERENCE

A conference to address contractual requirements will be held at the time and location indicated below. If marked as mandatory, attendance by a representative or authorized agent of the company intending to submit a bid is required in order for the bid submitted to be considered responsive. If marked as optional, prospective bidders are encouraged to be present. If changes are required as a result of the conference, written bid addenda will be issued.

Note:Assistance for handicapped, blind or hearing impaired persons who wish to attend is available with prearrangement with the Office of State Procurement. Contact the Contract Administrator identified on the face page of this document.

Pre-bid: Date: Tuesday, 14 April 1992
Time: 9:00 A.M.
Location:

Office of State Procurement
Room 216
General Administration Bldg.,
Corner of 11th and Columbia
Olympia, Washington 98504-1017


    Attendance:  Optional [ ]          Mandatory [X]

REVISED 6. BID RECEIPT AND OPENING: Submit signed original and two copies of complete bid response.  Bid must be received and officially time stamped before bid opening date and time at the:

Office of State Procurement
Rm 21 6p General Administration Bldg
Corner of 11th and Columbia
Olympia, WA 98504-1017

Bid opening: Date Thursday June 4, 1992

Time 2:00 P.M.

Prior to receipt by the Office of State Procurement, the state will not be responsible for mis-direction or delivery of bid documents.

                                    SECTION III

                              INSTRUCTIONS TO BIDDERS

                                   SECTION III
                              INSTRUCTIONS TO BIDDERS


1.PREPARATION OF BID

A. Due Date and Time Original, signed, sealed bids must be received at the specified location on or before the date and time indicated in Section II, paragraph 6 "Bid Receipt and Opening" at which time they will be opened publicly and read aloud. Late bids will be returned unopened.

B. Format Bids shall be submitted on the forms provided in this document, portions of which may be copied. Bids must be typewritten or in ink and signed in ink by the bidder's authorized representative. Incomplete bids will be rejected unless such omissions do not materially affect the bid itself. Telegraphic bids or mailgrams will only be considered when approved in advance by the Contract Administrator. Telex or facsimile bids will not be accepted unless the document submitted has an original signature by an authorized representative of bidder in an ink color contrasting with document.

C.  Prices Bidders shall extend unit pricing as required.
In the event of an error in the extension of prices, the unit price shall prevail. Bid prices shall be inclusive of all associated costs and shall remain firm for ninety calendar days after bid opening date.

D. Identification Bid(s) must be submitted in a sealed envelope with the Invitation for Bid (IFB) number, the Contract Administrator's name, bid opening date and time clearly indicated on the label provided by the state for this purpose. The envelope must also bear the bidder's name and address~, preferably in the upper left hand corner. In the event a label was not provided with the bid, all of the above information should be written/typed on the outside of the envelope.

E.  Responsibilities

Bidders shall:

- Examine and understand this entire document and seek clarification from the Contract Administrator if required pursuant to WAC 236-48-013 and WAC 236-48-081. Negligence in preparing a bid does not constitute the right of withdrawal after bid opening.

- Become familiar with and abide by current federal laws, state and local statutes, regulations and ordinances which could impact pricing or performance.

                                     III-1

- Visit delivery and service location(s) as required. Become familiar with and verify any environmental factors which may impact current or future pricing for this requirement.

- Respond to this IFB by submission of a bid or by the return of Section IX, of this document, the "No Bid Response". Failure to respond to three (3) successive IFB'S will result in removal of supplier's name from the bid mailing list.

DELETED
SENTENCE
ONLY - Bid only contractual requirements that are in place and available at time of bid submittal.

2.INQUIRIES

All questions related to this IFB shall be directed to the Contract Administrator. Inquiries shall be in writing and shall reference the appropriate section and paragraph number of this document. Questions received less than ten (10) calendar days prior to bid opening may not be considered. Only questions answered by formal written addenda shall be binding. Oral interpretations shall be without legal effect.

3.WITHDRAWAL OR MODIFICATION OF BID

A.Prior to submittal Bid changes or modifications shall be initialed in ink by an authorized company representative.

B.After submittal At any time prior to the specified bid due date and time, bidder may withdraw the bid if such a request is submitted in writing. Bid modifications must be submitted in writing prior to bid opening date and time.

C.After bid opening No bid shall be altered or amended. The Director or designee, may allow a bid to be withdrawn if bidder demonstrates that they miscalculated bid prices.

4.CONTRACT FORMATION

Your bid response to this IFB is an offer to contract with the state. A bid response becomes a contract when officially accepted by the state as evidenced by return of a countersigned Section VII, "Offer and Contract Award."

5.AWARD RESULTS

All bids submitted become the property of the state and are a matter of public record.

                                     III-2

Bids are read aloud at the time of the bid opening, including but not limited to, required bid attachments and total prices. This does not in any way determine award of the contract to the lowest responsible and responsive bidder.

A copy of the contract award notice will be furnished to bidders who include a self-addressed stamped envelope with their bid. Additional information may be obtained by attending the public bid opening or via review of the contract file after award. Bid results will not be given over the phone.

6.MINIMUM ORDER REQUIREMENTS

Where applicable, bidder shall indicate minimum order requirements. Failure to establish a minimum order shall waive all future rights of bidder to do so. The state reserves the right to accept or reject bids with minimum orders.

                                     III-3

                                    SECTION IV

                           STANDARD TERMS AND CONDITIONS

                                    SECTION IV
                          STANDARD TERMS AND CONDITIONS


1. ENTIRE AGREEMENT

This document, including all addenda and subsequently issued change notices, comprises the entire agreement between the State of Washington and the Contractor and shall be governed by the laws of the State Of Washington incorporated herein by reference. The venue for legal action shall be the Superior Court for the State Of Washington, County of Thurston. The state reserves the right to reject bids which propose alternate or additional terms and conditions.


2. CONFLICT AND SEVERABILITY

A.Conflict In the event of conflict between contract documents and applicable laws, codes, ordinances or regulations, the most stringent or legally binding requirement shall govern and be considered a part of this contract to afford the state maximum benefits.

B.Severability Any provision of this document found to be prohibited by law shall be ineffective to she extent of such prohibition without invalidating the remainder of the document.

3. ANTITRUST

The state maintains that, in actual practice, overcharges resulting from antitrust violations are borne by the purchaser. Therefore, the Contractor hereby assigns to the state any and all claims for such overcharges except overcharges which result from antitrust violations commencing after the price is established under this contract and which are not passed on to the state under an escalation clause.

4.NONDISCRIMINATION AND AFFIRMATIVE ACTION

Acceptance of this contract binds the contractor to the terms and conditions of Section 601, Title VI, Civil Rights Act of 1964, as may be amended:

In that "No person in the United States shall, on the grounds of race, color, national origin, sex or age, be excluded from participation in, be denied the benefits of, or be subject to discrimination under any program or activity receiving Federal financial assistance." In addition, "No otherwise qualified handicapped individual in the United States shall, solely by reason of his handicap, be excluded from the participation in, be denied the benefits of, or be subjected to discrimination under any program or activity receiving Federal financial assistance."

Unless exempted by Presidential Executive Order #11246, as may be amended or replaced and applicable regulations thereunder, Contractor shall not discriminate against any employee or applicant for employment.

5.WORKERS RIGHT TO KNOW

Recently passed "right to know" legislation required the Department of Labor and Industries to establish a program to make employers and employees more aware of the hazardous substances in their work environment. WAC 296-62-054 requires among other things that all manufacturers/distributors of hazardous substances, including any of the items listed on this bid/quote/contract bid and subsequent award must include with each delivery completed Material Safety Data Sheets (MSDS) for each hazardous material. Additionally, each container of hazardous material must be appropriately labeled with:

-   The identity of the hazardous material.
-   Appropriate hazardous warnings, and
- Name and address of the chemical manufacturer, importer or other responsible party.

Appropriate fines may be levied by Labor and Industries against employers for noncompliance and agencies may withhold payment pending receipt of a legible copy of the MSDS. It should be noted that OSHA Form 20 is not acceptable in lieu of this requirement unless it is modified to include appropriate information relative to "carcinogenic ingredients" and "routes of entry" of the product(s) in question.

6.GIFTS AND GRATUITIES

In accordance with RCW 43.19.1937 and 1939, it is unlawful for any person to directly or indirectly offer, give or accept gifts, gratuities, loans, trips, favors, special discounts, services, or anything of economic value in conjunction with state business practices.

7.RIGHTS AND REMEDIES

In the event of any claim for default or breach of contract, no provision in this document or in the bidders offer shall be construed, expressly or by implication, as a waiver by the state of any existing or future right and/or remedy available by law. Failure of the state to insist upon the strict performance of any term or condition of the contract or to exercise or delay the exercise of any right or remedy provided in the contract or by law, or the acceptance of (or payment for) materials equipment or services, shall not release the Contractor from any responsibilities or obligations imposed by this contract or by law, and shall not be deemed a waiver of any right of the state to insist upon the strict performance of the contract.

8.INSTATE PREFERENCE-RECIPROCITY

Pursuant to RCW 43.19.702 the Department of General Administration has established a schedule of penalties applicable against firms submitting bids from states which grant a preference to their own in-state businesses. The penalties are listed below and apply only to bids received from the following states:



Alaska............. 5%   Montana............ 3%
Arkansas........... 3%   New Mexico......... 5%
Hawaii............. 3%   Ohio............... 5%
Louisiana.......... 7%   Oklahoma........... 5%
Massachusetts...... 2%   South Carolina..... 2%
                         West Virginia...... 2%

In determining the lowest responsible bidder, the Contract Administrator will add an amount equal to the above percentage to each applicable bid submitted. In no event shall such increase be paid to a contractor whose bid is accepted.

9.PROTESTS

Protests shall be filed and resolved in accordance with Washington Administrative Code (WAC) 23 6-48-141 through 143. Protests filed prior to award are to be addressed to the Contract Administrator in charge of the bid. Protests filed after the award, and in accordance with above referenced WAC. are to be addressed to the Assistant Director, Office of State Procurement.


10. SAVE HARMLESS

Contractor shall indemnify, defend and save harmless the state from any and all claims, demands, suits, actions, proceedings, losses. costs and damages of every kind and description, including any attorneys' fees and/or litigation expenses, which may be brought or made against or incurred by the state on account of losses of or damage to any property or for injuries to or death of any person, caused by, arising out of, or contributed to, in whole or in part, by reasons of any act, omission, professional error, fault, mistake or negligence of Contractor, Contractor's employees, agents, representatives or subcontractors, their employees, agents or representatives in connection with or incidental to the performance of this agreement, or arising out of Worker's Compensation claims, Unemployment Compensation' claims or Unemployment Disability Compensation claims of employees of Contractor and/or subcontractors or claim under similar such laws or obligations. Contractor also agrees to protect and save harmless the purchaser against all claims, suits or proceeding for patent, trademark, copyright, or franchise infringement arising from the purchase, installation, or use of goods and services ordered, and to assume all expenses and damages arising from such claims, suits or proceedings. Contractor's obligation under this Section to indemnify, defend and save harmless shall not be eliminated or reduced by any alleged concurrent or sole negligence of the state or its agencies, employees, and officers.

Contractor shall pay all attorney's fees and expenses incurred by the state in establishing and enforcing the state's rights under this paragraph, whether or not suit was instituted.

11. PERSONAL LIABILITY

It is agreed by and between the parties hereto that in no event shall any official, officer, employee or agent of the State of Washington be in any way personally liable or responsible for any covenant or agreement herein contained whether expressed or implied, nor for any statement or representation made herein or in any connection with this agreement.

12. SUPERVISION AND COORDINATION

    Contractor shall:

-Competently and efficiently supervise and direct the implementation and completion of all contract requirements specified herein.

-Designate in its bid to the state, a representative(s) with the authority to legally commit Contractors firm. All communications given or received from the Contractor's representative shall be binding or the Contractor. Reference
Section VIII, "Attachments".

-Promote and offer to Purchasers only those materials, equipment and/or services as stated herein and allowed for by contractual requirements. Violation of this condition will be grounds for contract termination (Ref.
Section II, Paragraph 1.c).

13.ADVERTISING

Contractor shall not advertise or publish information concerning this contract in any form or media without prior written consent from the Contract Administrator.

14. SUBCONTRACTS/ASSIGNMENT

Contractor shall not on subcontract or assign the operation of vehicle inspection stations without the prior written consent of the Contract Administrator. The Contractor shall be responsible to ensure that all requirements of the contract shall flow down to any and all subcontractors.

15. TAXES. FEES AND LICENSES

A.Taxes Contractor shall pay for and maintain in current status any and all taxes which are necessary for contract performance. Unless otherwise indicated, the purchaser agrees to pay all State Of Washington sales or use taxes. No charge by Contractor shall be made for federal excise taxes and the purchaser agrees to furnish Contractor with an exemption certificate, where appropriate. Sales tax shall not be included in bid pricing submitted.

B.Fees/Licenses Prior to bid opening the Contractor shall pay for and maintain in a current status, any license fees, assessments, permit charges, etc., which are necessary for contract performance. It is the contractor's sole responsibility to monitor and determine any changes or the enactment of any subsequent regulations for said fees, assessments or charges and to immediately comply with said changes or regulations during the entire term of this contract.


16.WARRANTIES


A.Product Contractor warrants that all materials, equipment and/or services provided under this contract shall be fit for the purpose(s) for which intended, for merchantability, and shall conform to the requirements and specifications herein. Acceptance of any service and inspection incidental thereto by the state, shall not alter or affect the obligations of the Contractor or the rights of the state.

B.Price Contractor warrants that payments to be retained by the contractor do not exceed those charged by the Contractor to any other customer purchasing the same services under similar conditions and in like or similar quantities.


DELETED

    17.LIENS, CLAIMS AND ENCUMBRANCES

All materials, equipment or services shall be free of all liens, claims, or encumbrances of any kind and if the state requests, a formal release of same shall be delivered to the state.

DELETED
    18.DELIVERY

A.Time Delivery must be made during normal work hours and within time frames proposed by Bidder herein and subsequently accepted by the state. Failure to comply may subject Contractor to nondelivery assessment charges and/or liquidated damages as appropriate. The state reserves the right to refuse shipment when delivered after normal working hours. Contractor shall verify specific working hours of individual agencies and so instruct carrier(s) to deliver accordingly. The acceptance by the purchaser of late performance with or without objection or reservation shall not waive the right to claim damage for such breach nor constitute a waiver of the requirements for the timely performance of and' obligation remaining to be performed by Contractor.

B.Terms Unless otherwise specified, all goods are to be shipped FOB Destination freight prepaid and included. Where specific authorization is granted to ship goods FOB shipping point, Contractor agrees to prepay all shipping charges, route as instructed or if instructions are not provided, route by cheapest common carrier. Each invoice for shipping charges shall contain the original or a copy of the freight bill indicating that the payment for shipping has been made. The purchaser reserves the right to refuse COD shipments.

C.Location All deliveries are to be made to the applicable delivery location in accordance with ICC rules or as indicated in purchase order. When applicable, Contractor shall take necessary actions to safeguard items during inclement weather.

D.Unauthorized In no case shall Contractor initiate performance prior to receipt of written or verbal authorization from authorized purchaser(s). Expenses incurred otherwise shall be borne solely by the Contractor.

DELETED
    19. INSPECTION AND REJECTION

    The Purchaser's inspection of all materials and equipment upon delivery is for the sole purpose of identification. Such inspection shall not be construed as final acceptance or as acceptance of the materials or equipment if materials or equipment do not conform to contractual requirements. If there are any apparent defects in the materials or equipment at the time of delivery, the Purchaser will promptly notify the Contractor thereof. Without limiting any other rights, the Purchaser and/or the state at its option, may require the Contractor to:

- Repair or replace, at Contractor's expense, any or all of the damaged goods,

- Refund the price of any or all of the damaged goods, or

- Accept the return of any or all of the damaged goods.

DELETED
20. TITLE AND RISK OF LOSS

Regardless of FOB point, Contractor agrees to bear all risks of loss, injury or destruction of goods and materials ordered herein which occur prior to delivery and acceptance. Such loss, injury or destruction shall not release Contractor from any obligation hereunder.

21. PERFORMANCE

Acceptance by the purchaser of unsatisfactory performance with or without objection or reservation shall not waive the right to claim damage for breach nor constitute a waiver of requirements for satisfactory performance of any obligation remaining to be performed by Contractor.


DELETED
22. IDENTIFICATION

All invoices, packing lists, packages, instruction manuals, correspondence, shipping notices, shipping containers and other written documents affecting this contract shall be identified by the applicable purchase order or field order number. Packing lists shall be enclosed with each shipment, indicating the contents therein.

DELETED
23. CHARGES FOR HANDLING

No charges will be allowed for handling which includes but is not limited to packing, wrapping, bags, containers or reels, unless otherwise stated herein.

DELETED
24. INVOICING

Contractor shall provide an original and two (2) copies of invoices. Each invoice shall be submitted as required by the contract and shall reference the contract and field order or purchase order number. Invoices shall be properly annotated with applicable prompt payment discount(s).

DELETED
25. PAYMENT

Payment will be made by the state agency or political subdivision indicated on ordering document. Any bid that requires payment in less than thirty (30) calendar days need not be considered. Prompt payment discount periods of thirty (30) calendar days or more will be considered in determining the apparent lowest responsible and responsive bid. Invoices will not be processed for payment nor will the period of cash discount commence until receipt of a properly completed invoice and until all invoiced items are received and satisfactory performance of Contractor has been attained. If an adjustment in payment is necessary due to damage or dispute, the cash discount period shall commence on the date final approval for payment is authorized. Under "Chapter 39.76 RCW", if purchaser fails to make timely payment(s), Contractor may invoice for 1 % per month on the amount overdue or a minimum of $ 1.00. Payment will not be considered late if a check or warrant is mailed within the time specified. If no terms are specified, net 30 days will automatically apply. Payment(s) made in accordance with contract terms shall fully compensate the Contractor for all risk, loss, damages or expense of whatever nature and acceptance of payment shall constitute a waiver of all claims submitted by Contractor.

DELETED
26. QUALITY STANDARDS

Product or service specifications herein are intended solely to clearly describe type and quality and not to be restrictive. Trade reference specifications describe the type product thus far found to best meet agency functional requirements and provide the most economical use life under agency use situations. So as not to misrepresent the requirements herein, brands other than those specified will therefore be considered on the basis of whether at least equal in quality/performance. Failure to submit with bid complete documentation sufficient to establish products bid as at least equal will be complete grounds for rejection. By submitting bid, bidder expressly warrants product bid as at least equal to bid in quality and performance. The state's acceptance of a product bid as an "equal" is conditioned on the state's inspection and testing after receipt. If, in the sole judgment of the state, the item is determined not to be an equal, the bid may be rejected or the product returned at bidder's expense and/or the contract cancelled without any liability whatsoever to the state. Any bid containing a brand which is not of equal quality, performance or use specified must be represented as an "alternate" and not as an "equal":

failure to do so shall be sufficient reason to consider the bid nonresponsive.

27. DETERMINATION OF RESPONSIBILITY

During bid evaluation, the state reserves the right to make reasonable inquiry to determine the responsibility of any bidder. Requests may include. but not be limited to, financial statements, credit ratings, references, record of past performance, on-site inspection of bidder's or bidder's subcontractor's facilities. Failure to respond to said request(s) will be sufficient reason to consider the bid nonresponsive.

28. AWARD FACTORS

A.Criteria State contracts shall be awarded to the lowest responsible and responsive bidder subject to the preferences provided by law. Award criteria shall include all items as stated in RCW 43.19.1911 and WAC 236-48-093 and the contractual requirements provided herein.

B.Rights Reserved

The state reserves the right to:

1.Waive any informalities.

2.Reject any or all bids, or portions thereof, WAC 236-48-094 allows the state to "accept any portion of the items bid" unless the bidder stipulates all or nothing on the bid.

3.Reissue an IFB or negotiate as the best interests of the state may require whenever there is reason to believe that prices or terms are not the best obtainable.

DELETED ITEM 4 ONLY

4.Award on an all or none consolidated basis taking into consideration reduction in administrative costs as well as unit bid prices.


DELETED
29. SUPPLIER REGISTRATION

Prior to award of a contract, any unregistered bidder may be required to complete a Supplier Registration Packet for placement on the state's supplier list.


30. CHANGES

No alteration in any of the terms, conditions, or contractual requirements herein shall be effective without the written consent of the Contract Administrator as evidenced by issuance by the state of a contract change notice.


31. ADDITIONS OR DELETIONS


The state reserves the right to add or delete items, agencies or locations as determined to be in the best interest of the state. Added items, agencies or locations will be related to those on contract and additions or deletions will not represent a significant increase or decrease in size or scope of the contract. Such additions or deletions will be by mutual agreement, will be at prices consistent with the original bid price margins, and will be evidenced by issuance of a written contract change notice from the Contract Administrator.


    32. CONTRACT SUSPENSION

The state may at any time and without cause, suspend the contract or any portion thereof, for a period of not more than thirty (30) calendar days, by written notice to the Contractor. Contractor shall resume performance within fifteen (15) calendar days of written notice from the state. If suspension is issued prior to the contractor commencing the operation of vehicle inspection stations, an extension may be granted to the required starting date of operations equal to the period of suspension.

33.TERMINATION

    A.Termination for Convenience The state may terminate this contract, in whole or in part at any time and for any reason by giving a thirty (30) calendar days written termination notice to Contractor. Termination charges, when applicable, shall be computed in the following manner: (1) a sum computed and substantiated in accordance with standard accounting practices for those reasonable costs incurred by Contractor prior to the date of termination, for orderly phase out of performance as requested by the state in order to minimize the costs of the termination; and (2) a reasonable profit for such work performed; however, the state shall not be liable to the Contractor for any anticipated profits on the terminated portion of the contract, or claims of unabsorbed overhead or other fixed costs. In no event shall the state become liable to pay any sum in excess of the price of this contract for the terminated services.

    B.Termination for Breach Except in the case of delay or failure resulting from circumstances beyond the control and without the fault or negligence of the Contractor or of the Contractor's suppliers or subcontractors, the state shall be entitled, by written or oral notice, to cancel this contract in its entirety or in part, for breach of any of the terms herein, and to have all other rights against Contractor by reason of Contractor's breach as provided by law and paragraph 34 below.

A breach shall mean any one or more of the following events: (1) Contractor fails to perform the services by the date required or by such later date as may be agreed to in a written amendment to the contract signed by the state;
(2) Contractor breaches any warranty, or fails to perform or comply with any term or agreement in the contract; (3) Contractor makes any general assignment for the benefit of creditors; (4) in the state's sole opinion, Contractor becomes insolvent or in an unsound financial condition so as to endanger performance hereunder; (5) Contractor becomes the subject of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief from debtors; or (6) any receiver, trustee or similar official is appointed for Contractor or any of Contractor's property. If it is subsequently found that Contractor was not in breach, the rights and obligations of the parties shall be the same as if a Notice of Termination had been issued pursuant to subparagraph 33.A.

    C.Termination by Mutual Agreement The state or the Contractor may terminate this contract in whole or in part, at any time, by mutual agreement with a thirty (30) calendar days written notice from one party to the other.


34.DEFAULT AND REMEDIES


A.Events Any of the following events shall constitute cause for the state to declare Contractor in default of the contract:

1.Nonperformance of contractual requirements.

2.A material breach of any term or condition of this contract.


The state shall issue a written notice of default providing a period in which Contractor shall have an opportunity to cure. Time allowed for cure shall not diminish or eliminate Contractor's liability for liquidated or other damages.


B.Remedies If the default remains, after Contractor has been provided the opportunity to cure, the state may do one or more of the following:

1.Exercise any remedy provided by law.

2.Terminate this contract and any related contracts or portions thereof.

3.Impose liquidated damages.

4.Suspend contractor from receiving future Invitations for Bid.


35. LEGAL FEES

The Contractor covenants and agrees that in the event suit is instituted by the purchaser for any default on the part of the Contractor, and the Contractor is adjudged by a court of competent jurisdiction to be in default, he shall pay to the purchaser all costs. expenses expended or incurred by the purchaser in connection therewith, and reasonable attorneys fees.


36. FORCE MAJEURE

A.Definition Except for payment of sums due, neither party shall be liable to the other or deemed in default under this contract if and to the extent that such party's performance of this contract is prevented by reason of force majeure. The term "force majeure" means an occurrence that is beyond the control of the party affected and could not have been avoided by exercising reasonable diligence. Force majeure shall include acts of God, war, riots, strikes, fire, floods, epidemics, or other similar occurrences.

B.Notification If either party is delayed by force majeure, said party shall provide written notification within forty-eight (48) hours. The notification shall provide evidence of the force majeure to the satisfaction of the other party. Such delay shall cease as soon as practicable and written notification of same shall be provided. The time of completion shall be extended by contract modification for a period of time equal to the time that the results or effects of such delay prevented the delayed party from performing in accordance with this contract.

C.Rights Reserved The state reserves the right to cancel the contract and/or purchase materials, equipment or services from the best available source during the time of force majeure, and Contractor shall have no recourse against the state.


DELETED
37. MINORITY AND WOMEN'S BUSINESS ENTERPRISES (MWBE)

MWBE requirements are set forth in Section VIII, "Attachments" to this Invitation for Bid and are hereby incorporated into the terms and conditions of this contract. Bidders are encouraged to contact the Office of Minority and Women's Business Enterprises (OMWBE) to obtain information on certified MWBE firms for potential subcontracting arrangements. Participation goals may also be met by entering into a Business Partnership Plan (B.P.P). Information on setting up a B.P.P. is available from OMWBE, Telephone (206) 753-9693.

DELETED
    38.ESTABLISHED BUSINESS

To be considered responsive, bidder must, at the time of bid opening, or prior to that time if required by law, be an established business firm with all required licenses, bonding, facilities, equipment and trained personnel necessary to perform the work as specified in the bid solicitation.

The state reserves the right to require proof of said requirements within 10 calendar days from the date of request.

                                     SECTION V

                            SPECIAL TERMS AND CONDITIONS

                                     SECTION V
                            SPECIAL TERMS AND CONDITIONS

1.  BID GUARANTEE (See Form at Appendix H)

All bids submitted for this contract must be accompanied by a surety bid bond or escrow agreement on a form furnished by the state or a certified or cashier's check or money order payable to State of Washington in an amount not less than $ 25,000.00 per zone. The escrow agreement or certified or cashier's check is to be with a bank or savings and loan institution regulated by the State Of Washington. Bid guarantees will be returned to all bidders at time of contract award with exception of contractor(s) of whom a performance guarantee is required in which case the Bid Guarantee will be returned upon receipt of same.


2.  PERFORMANCE GUARANTEE (See Form at Appendix l)

A.Form Within fifteen (15) calendar days after receipt of notice of award, the Contractor shall furnish the state with a performance guarantee. Said guarantee shall be in the form of a(n):

1.Bond on a form furnished by the state and completed by an approved surety or;
2.Escrow agreement on a form furnished by the state or;
3.Irrevocable letter of credit or:
4.Certified check or;
5.Cashier's check.

Bidder is to indicate in Section VIII, Attachment 1 the form of performance guarantee they intend to provide.

NOTE: Certified or cashier's checks are held by the state and do not yield interest payable to the contractor.

B.Amount The performance guarantee shall be for an amount which is not less than $100,000.00 per station and shall be conditioned upon the faithful performance of six months of inspections by the Contractor after which time it will be discontinued and replaced by the Escrow Account balance required at Section VI paragraph 6.1.

C.Noncompliance Failure to provide the required guarantee will result in contract cancellation.

DELETED D ONLY
D. Discontinuance Based on Contractor performance during the initial contract term, the state reserves the right to continue/discontinue performance guarantee requirements in subsequent extensions. Delivery, timely correct invoices, problem resolvement, etc. will be prime consideration.

3.INSURANCE

A.General Requirements Contractor shall, at his own expense, obtain and keep in force insurance as follows until completion of the contract. Within fifteen (15) calendar days of receipt of notice of award, the Contractor shall furnish evidence in the form of a Certificate of Insurance satisfactory to the state that insurance in the following kinds and minimum amounts has been secured. Failure to provide proof of insurance as required will result in contract cancellation.

B. Specific Requirements


1.Workers' Compensation Coverage The Contractor will at all times comply with all applicable workers' compensation, occupational disease, and occupational health and safety laws, statutes, and regulations to the full extent applicable. The state will not be held responsible in any way for claims filed by the Contractor or his employees for services performed under the terms of this contract.

2.Public Liability Insurance The Contractor shall at all times during the term of this contract, carry and maintain general public liability insurance, including contractual liability, against claims for bodily injury, personal injury, death or property damage occurring or arising out of services provided under this Contract. This insurance shall cover such claims as may be caused by any act, omission, or negligence of the Contractor or its officers, agents. representatives. assigns, or servants. The limits of liability insurance shall not be less than as follows:


Each Occurrence                                             $1,000,000

General Aggregate Limits                                     2,000,000
(other than products-completed operations)

Products-Completed Operations Limit                          2,000,000

Personal and Advertising Injury Limit                        1,000,000

Fire Damage Limit (at any fire)                                 50,000

Medical Expense Limit (at any person)                            5,000

3.Automobile Liability In the event that services delivered pursuant to this contract involve the use of vehicles or the transportation of clients, automobile liability insurance shall be required. If Contractor-owned personal vehicles are used, a Business Automobile Policy covering at a minimum Code 2 "owned autos only" must be secured. If Contractor employee's vehicles are used, the Contractor must also include the Business Automobile Policy Code 9, coverage for "no-owned autos." The minimum limits for automobile liability are:

$1,000,000 per occurrence, using a Combined Single Limit for bodily injury and property damage Comprehensive Liability Insurance shall be combined Comprehensive General and Automobile, Public Bodily Injury, Personal Injury and Property Damage Liability Insurance. The coverage provided shall protect against claims for personal injury; bodily injury, including illness, disease and death; and property damage caused an occurrence arising out of or in consequence of the performance of this service by the Contractor or subcontractor or anyone employed by either.

4.Additional Provisions Above insurance policy shall include the following provisions:

A.Additional Insured The State of Washington and all authorized contract users shall be specifically named as an additional insured on all policies. All policies shall be primary over any other valid and collectable insurance.

B.Material Changes A forty-five (45) calendar day written notice shall be given to the State prior to termination of or any material change to the policy(ies) as it relates to this contract; provided that thirty (30) calendar day written notice shall be given for surplus line insurance cancellation for nonpayment of premiums, such notice shall not be less than ten (10) calendar days prior to such date.

C.Identification Policy must reference the state's bid/contract number.

D.Insurance Carrier Rating The insurance required above shall be issued by an insurance company authorized to do business within the state of Washington. Insurance is to be placed with a carrier that has a Best's rating of A-7 or better. Any exception must be approved by the Risk Manager for the State of Washington, by submitting a copy of the contract and evidence of insurance before contract commencement.

E.Excess Coverage The limits of all insurance required to be provided the Contractor shall be no less than the minimum amounts specified. However, coverage in the amounts of these minimum limits shall not be construed to relieve the Contractor from liability in excess of such limits.

4.  MATERIALS AND WORKMANSHIP

The Contractor shall be required to furnish all materials, equipment and/or services necessary to perform contractual requirements. Materials and workmanship in the construction of equipment for this contract shall conform to all codes, regulations and requirements for such equipment, specifications contained herein, and the normal uses for which intended. Materials shall be manufactured in accordance with the best commercial practices and standards for this type of equipment.

5.  EVALUATION CONFERENCE

To aid in the evaluation process, after bid opening the state may require individual bidders to appear at a date, time and place determined by the state for the purpose of conducting discussions to determine whether both parties have a full and complete understanding of the nature and scope of contractual requirements. In no manner shall such action be construed as negotiations or an indication of the state's intention to award.

6.  PROPRIETARY DATA

Any document(s) or information which the bidder believes is exempt from public disclosure (RCW 42.17.310) shall be clearly identified by bidder and placed in a separate envelope marked with bid number, bidder's name, and the words "Proprietary Data" along with a statement of the basis for such claim of exemption. The state's sole responsibility shall be limited to maintaining the above data in a secure area and to notify bidder of any request(s) for disclosure within a period of five (5) years from date of award. Failure to so label such materials or failure to provide a timely response after notice of request for public disclosure has been given shall be deemed a waiver by the bidder of any claim that such materials are, in fact, so exempt.

7.RETENTION OF RECORDS

Contractor shall retain all records relating to this contract for a period of three (3) years following the date of final payment or completion of any required audit, whichever is earlier. Any authorized representative of the state or federal government (where federal funds are involved) shall have access to and the right to examine, audit, excerpt, and transcribe all said records within a reasonable time.

8.OSHA AND WISHA REQUIREMENTS

Contractor agrees to comply with conditions of the Federal Occupational Safety and Health Acts of 1970 (OSHA) as may be amended, and, if it has a workplace within the state of Washington, the Washington industrial Safety and Health Act of 1973 (WISHA), as may be amended, and the standards and regulations issued thereunder and certifies that all items furnished and purchased under this order will conform to and comply with said standards and regulations. Contractor further agrees to indemnify and hold harmless purchaser from all damages assessed against purchaser as a result of Contractor's failure to comply with the acts and standards thereunder and for the failure of the items furnished under this order to so comply.


9.CONTRACTOR'S REPRESENTATIVE

A.Designation Bidder shall provide names, addresses, and phone numbers of primary and alternate representatives as required in Did documents. Reference
Section VIII, "Attachments".

B.Responsibility Contractor's representative shall function as the primary point of contact, shall ensure supervision and coordination and shall take corrective action as necessary to meet contractual requirements.

C.Availability Contractor's representative, or designee, shall be available at all times during normal working hours throughout the term of the contract.

10.ESTIMATED USAGE

Estimated usage data as stated herein shall not bind the state to the purchase of said quantities. Usage estimates are based strictly upon past historical data and may not reflect future requirements. (Ref. Section Il, Paragraph 1 b).


11.PROCUREMENT OF RECOVERED MATERIALS

This Invitation for Bid has been determined EXEMPT from the provisions of WAC
236.48.096 regarding preference for products with recovered material content for reasons including inadequate competition, economics, environmental constraints, quality or availability.

12.BID EVALUATION

To be considered responsive, bidder must, at the time of the bid opening have the necessary resources, experience and expertise to accomplish the complete scope and tasks identified herein.

Determination of responsiveness will be based on an evaluation of the bidders attachments submitted which must be sufficient in themselves to clearly establish the bidders capability without need for subsequent clarification. The state reserves the right to reject any bid which is unsupported or unclear as to responsiveness and to reject outright any bid submittal taking material exception to the specifications herein.

Each bid submitted must be supported by the following:

1.Attachment 1 & 2, Bid Information and Price Sheets.

2.Identification/description of proposed facility locations including documents evidencing ownership or option to buy or lease. (Reference Specifications para. 4.1, 5.1 and 5.3.3)

3.A time phased, detailed schedule delineating critical tasks to be accomplished including all necessary governmental permits and approvals needed prior to the start of inspections. (Reference Specifications para.
4.1. 5.5.2 and 5.6.5)

4.Identification of the qualifications of management personnel and financial resources available for the performance of this contract.

5.A list of contracts of similar size and scope satisfactorily completed/currently being performed by the bidder, parent company or subsidiary. Identify government organization, description of work, period of performance, dollar magnitude, name and telephone number of government contract administrator. The list may be supplemented with information regarding any specialized experience and technical competence of the bidder's personnel in the performance of Emission Inspection or other programs of similar complexity of scheduling and technical aspects.

6.A bid bond in the amount of $25,000 per zone conditioned upon bidder execution of contract and commencing performance on the scheduled start date. Bid bond will be returned upon receipt of Contractor's performance bond.


13.AWARD

Award(s) is/are projected to be made within 30 days of bid opening. Award(s) will be made to the responsive bidder(s) offering the lowest overall bid pricing on a zone by zone basis. Any all or none or other bid conditioned on the award of more then one zone will be rejected. Bids must set forth the amount of money to be retained by the bidder from the inspection fee in each paid inspection volume category over each twelve month end of the contract. The state anticipates declining bid pricing based on incremental cost savings to the contractor through increased business volume. Consideration will therefore be given to volume in the calculation of lowest overall bid.

Calculation of lowest bid for a zone will be done using the following weighted value formulae. The sum of the bid for each Paid Inspection Per Twelve Months category times the multipliers indicated below:

Zones I Paid Inspections Per Twelve Months
------------------------------------------
    0         -    50,000    X    1.00
    50,001    -    60,000    X    0.20
    60,001    -    70,000    X    0.17
    70,001    -    80,000    X    0.14
    80,001    -    90,000    X    0.12
              over 90,000    X    0.10

Zones II Paid Inspections Per Twelve Months
-------------------------------------------
    0         -    300.000   X   1.00
    300,001   -    340,000   X   0.13
    340,001   -    380,000   X   0.12
    380,001   -    420,000   X   0.11
    420,001   -    460,000   X   0.10
              over 460,000   X   0.09

Zones III Paid Inspections Per Twelve Months
--------------------------------------------
    0         -    200,000   X   1.00
    200.001   -    230,000   X   0.15
    230,001   -    260,000   X   0.13
    260,001   -    290,000   X   0.11
    290,001   -    320,000   X   0.10
         over      320,000   X   0.09

Zones IV Paid Inspections Per Twelve Months
-------------------------------------------
    0         -    40,000    X   1.00
    40,001    -    45,000    X   0.13
    45,001    -    50,000    X   0.11
    50,001    -    55,000    X   0.10
    55,001    -    60,000    X   0.09
         over      60,000    X   0.08

Zones V Paid Inspections Per Twelve Months
------------------------------------------
    0         -    50,000    X   1.00
    50,001    -    60,000    X   0.20
    60,001    -    70,000    X   0.17
    70,001    -    80,000    X   0.14

    80,001    -    90,000    X   0.12
              over 90,000    X   0.10


14.COST AND PRICING DATA, SUPPORTING INFORMATION

In support of initial bid pricing and subsequent contract price adjustments, bidder is to provide, with their bid, separate cost and pricing data for each major cost element of the highest per inspection bid price for each zone bid. Breakdowns must include identification of dollar amount and percent of total bid price for at least the following:

Fixed Costs
Direct Labor Costs
General and Administrative Costs
Contingencies/Other Casts
Profit

For each cost element state nature of expenses and basis of allocation. Separately identify projected salary schedule of lane operators and provide a detailed functional timeline for a typical contract vehicle emission inspection as specified herein.

Failure to provide such supporting information may result in bid rejection. Additionally, the state, prior to award, may request clarification/verification of cost and pricing data submitted. Bidders who intend to declare such data proprietary, ie. exempt from public disclosure, must comply with Para. V 6 Proprietary Data.

15.PRICING AND ADJUSTMENTS

Pricing, ie. portions of inspection fee retained at each volume category, shall remain firm through 28 February 1994. These amounts may be increased, if requested, annually thereafter by an amount needed to compensate the contractor for any direct labor employee compensation increases incurred during the past year or longer contract period. Contractor must provide a minimum of 30 day advance notice on any request with complete documentation of any on-going direct labor cost increases incurred. Acceptance will be at the discretion of the contract administrator and shall not produce a higher profit margin than that identified on the contractor's original bid cost and pricing data breakdown. Any direct labor cost increase shall not exceed the annual average percentage increase for the comparable period. Seattle-Tacoma consumer price index for urban wage earners and clerical workers, all items (CPl-W), compiled by the Bureau of Labor Statistics and the Department of Labor. Additionally, the total increase in the portions of the inspection fee retained shall not exceed an annual cap of 3%. For purposes of establishing the initial contract base index figure from which future calculations will be made the 1 982-84 base rate index for 1992 annual average, released in February 1993 will be used. If the Bureau of Labor Statistics ceases to publish the index the contractor and the state shall agree on a substitute index.

All approved price adjustments for direct labor compensation increases shall remain unchanged for at least 365 calendar days thereafter. For price adjustments due to program changes, see Paragraph VI 6.3 Changes.


16.OPTION TO ACQUIRE ASSETS


In the event of termination of the contract for contractor breach, termination by mutual agreement, or within One Hundred and Eighty Days of the scheduled December 31, 1999 expiration or subsequent extension; the state shall have the option to acquire the contractors inspection station land and buildings, in whole or in part. The state may exercise this option only if it is the intention of the state to continue the operation of an inspection program by the state or through a successor contractor(s).

If the state has exercised its option for any or all inspection stations, then within thirty (30) days of the effective date of termination or on the scheduled expiration date the contractor shall:

1.Convey, transfer and assign to the state or the state's assignee all land and buildings located in the State of Washington, owned and used by the contractor as contract emission inspection stations.

2.Convey, transfer and assign to the state or the state's assignee all buildings owned and used by the contractor as contract emission inspection stations which are located on land being leased by the contractor.

3.Assign to the state or its assignee all leases and all rights to renew such leases under which the contractor is the lessee of land or buildings used as emission inspection stations in the performance of the contract.

On receipt of the assets, the state or its assignee shall:

1.Pay to the contractor the fair market value of land and buildings conveyed as determined by the median value determined by three (3) licensed appraisers selected by the state.

2.Assume all of the obligations of the contractor under all leases assigned. Contractor acknowledges that it shall remain liable for all claims, liabilities and judgments resulting from or arising out of its prior operation of the inspection stations and the contract.

Both parties agree to execute such documents as may be reasonably necessary to effect to the transactions above. Additionally, the contractor agrees to cooperate with the state and/or successor contractor(s) in affecting an orderly transfer of operation of the inspection facilities to the successor contractor(s). Though equipment, supplies and tools are excluded from the above transactions the contractor, state and/or successor contractor(s) may independently conduct separate negotiations to acquire such additional assets.

The performance by the state of its obligations set forth above shall constitute full satisfaction of all claims of the contractor against the state arising from the state's exercise of its option. The contractor agrees to provide in any contract agreement, assignment or other conveyance to be executed by it and to retain in any contract, agreement, assignment or other conveyance previously executed by it, upon renewal thereof for the purchase of land or buildings for use in the performance of this contract, the right of the contractor, without qualification, to convey, transfer or assign to the state any of the contractor's rights and obligations under such contract agreement, assignment or conveyance. Copies of all leases executed by the contractor in its performance of the contract shall be furnished to the contract administrator.



                                     SECTION VI

                                   SPECIFICATIONS

SECTION VI - SPECIFICATIONS

1.0 SCOPE

These specifications are for the establishment and operation of motor vehicle emission inspection stations for the State of Washington. THE REQUIREMENTS OF CHAPTER 70.120 RCW AND WAC 173-422 EFFECTIVE JUNE 1, 1993 ARE INCORPORATED INTO THE CONTRACT REQUIREMENTS BY REFERENCE. (See Appendices A,B,C for current versions and proposed revisions)

2.0 PURPOSE

To assist in the reduction of motor vehicle related air pollution within noncompliance areas designated by the Washington State Department of Ecology.

3.dEFINITIONS

The following definitions apply to this contract bid.

Audit

A. Fiscal: Means an audit of all receipts, payments, forms and other records pertinent to the receipt and disbursement of State funds.

B   Performance: Means an audit of Contractor's performance in complying with all contract provisions including all applicable regulations.

C. Financial: An audit of books and records pertinent to the Contractors balance sheet and profit and loss statement for the period of performance under this agreement.

Average Number Waiting (ANW): The sum of the number of vehicles waiting to be inspected, (either on the property or on the street), counted at ten minute intervals over a period of 30 consecutive minutes, divided by four.

Average Inspection Frequency (AIF): The number of inspections completed over a 30 minute period divided by 30.

Average Waiting Time (AWT): The result of the average number waiting (ANW) divided by average testing frequency (ATF).

CO: Means carbon monoxide.

CO2:     Means carbon dioxide.

Emission Standard: Means the highest concentration of hydrocarbons (HC) or carbon monoxide (CO) in the exhaust of a motor vehicle measured according to test procedures adopted by the State that will permit a certificate of compliance to be issued.

HC:Means concentration of hydrocarbons measured as n-hexane

Inspection Fee: Means the amount of money that a vehicle operator will be charged for an emission inspection by the Contractor.

Sample Gas: Means the portion of the motor vehicle exhaust gases that is analyzed for comparison with the emission standards.

Shop Drawing: Means readable plans or sketches of proposed site and operation(s) (documents must be capable of being legibly reproduced on an engineering drawing reproduction machine).

Total Available Lane Time: Means the product of 30 minutes multiplied by the number of operable inspection lanes.

Utilization Factor:     Means the stun of the time each lane was operated
divided by the stun of the total available lane time.

Vehicle Emission Inspection Station: Means a facility authorized to issue a certificate of compliance or a certificate of acceptance.


4.0 CONTRACT REQUIREMENTS

The Contractor shall furnish necessary personnel, facilities, equipment and otherwise do all things necessary to complete the contract. The bidder must propose his methodology and resources to accomplish these tasks.

4.1 GENERAL SCOPE OF WORK

Task I - Design/Remodel Facilities: The bidder must propose location and number of lanes per station for each station bid. Only those bids that provide documentation evidencing an option to buy or lease, or currently lease or own the station site will be acceptable.

Task 2 - Acquire Site(s) and install Inspection Stations:
The Contractor shall acquire and prepare site(s) for the installation of the inspection station(s). The Contractor must obtain all necessary local, state, federal government approvals. In the event the Contractor is unable to obtain such approvals a suitable substitute location(s) must be bound by the Contractor that are acceptable to the State.

Task 3 - Install Inspection Test Equipment: The Contractor shall install all necessary equipment at the inspection station(s).

Task 4 - Operate Vehicle Inspection Stations: The Contractor shall be responsible for the complete operation and maintenance of the vehicle inspection station(s).

Task 5 - Submit Documentation and Test Data: The Contractor shall submit documentation and data for all inspections completed at the vehicle emission inspection station(s) to the State.

Task 6 - Collect Fees: The Contractor shall be responsible for the collection and accounting of fees for all paid inspections completed at the vehicle emission inspection station(s).

4.2 PROGRAM SCHEDULE


All inspection stations shall be fully operational by 9 a.m. June 1, 1993.

4.3 AUDITS

4.3.1 The Contractor shall allow unannounced State audits at the inspection station including:
a.Performance, including testing, calibration, data handling; and b.Fiscal and administrative procedures at any time during station(s) operating hours; and c.Training, operations and procedures manuals; and d.All records including:calibration and maintenance log

4.3.2 Contractor must maintain his records of this contract operate within the State of Washington to enable easy access to all audit activity authorized by State statutes and this contract.

4.3.3 Checks and audits during station non-operating hours may be conducted by mutual consent.

4.3.4 State personnel may perform routine equipment checks during operating hours without the aid of Contractor personnel.

4.3.5 The State shall be entitled to conduct a complete financial audit in connection with negotiations with respect to a contract extension or other contract change.

5.0 TECHNICAL SPECIFICATIONS

5.1 INSPECTION STATION LOCATIONS AND NUMBER OF LANES

Contracts will be let for the following number of stations:

                        Zone           Stations
                        ----           --------
                          l               2
                          2               8
                          3               6
                          4               l
                          5               2

The bidder shall identify a specific property for each station bid. The stations bid must be no closer than three miles from each other, conveniently located to readily serve the public and approximately equally distributed throughout a zone. Geographical boundaries of each zone or station locations are indicated in Appendix D.

The number of inspection lanes at a station must be three or more and in any zone the average number of lanes per station must be four or more.

No contract will be let for less than the above number of stations in a zone. However, the state may elect to reject one or more bids and call for rebids or enter into negotiations for any number of stations.

5.2 VEHICLE INSPECTION FEES

The Contractor shall, for an inspection fee established by Ecology, inspect any gasoline or diesel powered motor vehicle. The Contractor will retain an amount from the inspection fee equal to the amount bid and remit the balance to the State. The Contractor shall inspect without charge to the vehicle operator any vehicle registered to the State of Washington or its political subdivisions and a vehicle presented for the first reinspection when the initial inspection was conducted by another Contractor. A credit for the Contractor's portion of the regular inspection fees shall be applied to the amount due the State's General Fund for all inspections of these vehicles conducted without charge. This amount may be increased or decreased due to escalation/deescalation and/or material program changes. (see Sections V 15 and VI 6.3) Full payment for the contract services shall be solely from the portion of the inspection fees retained by the Contractor.

The State will not guarantee the Contractor a minimum number of paid inspections and the number of inspections performed will not be used as a basis for adjusting the portion of the inspection fee retained. However, the State does agree to enter into good faith negotiations to amend the contract if any program changes by the State have a significant impact on the Contractor(s) cost and/or revenue.


5.3 VEHICLE EMISSION INSPECTION STATION REQUIREMENTS

     5.3.1 Station Site Requirements

1. Permits and Land Use Requirements: The Contractor must obtain all permits necessary for the establishment of the station and conform to all zoning and land use requirements.

2. Parking: Two parking spaces reserved for visitors per inspection lane shall be provided at each station.

3. Waiting Area: There shall be a paved waiting lane at least 12 feet wide for each inspection lane. The average length of the waiting lanes at each inspection station must be at least 150 feet.

5.3.2 Inspection Station Requirements
The Contractor shall construct vehicle emission inspection station(s) in accordance with all local, state and federal government requirements including:
1.Testing and Data Handling Equipment: The testing and data handling equipment installed at each vehicle emission inspection station shall meet the requirements of WAC
173-422. If these requirements conflict with or prevents the use of BAR 90 level analyzers these provisions will not apply to the contract. BAR 90 level analyzers are required.
In addition to the requirements of WAC 173-422 the Contractor shall at no additional cost to the State:
A. design and operate the testing and data system to print information on inspection forms provided by the State only if the analyzer readings returned to less than 10 ppm HC within 30 seconds following completion of testing the previous vehicle.
B. design and install the dynamometer needed to conduct transient testing in one lane at each station. (except in Zone 4)
C. design and install the equipment needed to conduct transient testing in addition to the regular inspections in one lane of a station in each Zone. (except Zones l and 4)
D. design and operate computerized test equipment which can connect directly with the onboard diagnostic system on 1994 and later model gasoline vehicles under 8500 GVWR.

2.Signs: Each station shall have a sign that reads "State Motor Vehicle Emission Inspection Station." Letters shall not be smaller than 6 inches high. Signs for traffic control and visitor information must also be provided. All signs must meet any State and local code requirements.

3.Government Codes: The station shall conform to all applicable state and local code requirements including, but not limited to: planning and building codes, carbon monoxide levels, ventilation, safety and fire regulations.

4.Inspection Lanes: Each lane must accommodate a vehicle with a height of fourteen feet and a width of eight feet.

5.Equipment Environment: Adequate protection must be provided for the testing and data handling equipment to allow for operations within specifications in all weather conditions. Any component of the testing and data handling equipment which affect the test results shall not be subject to temperatures beyond its manufacturers specifications for such equipment.

6.Backup Personnel and Equipment: Adequate back up personnel and equipment shall be available to ensure compliance with waiting time and staffing requirements.

7.Carbon Monoxide Levels: Each station shall have equipment that continuously monitors and records carbon monoxide levels in covered testing areas. The equipment shall be so designed as to trigger automatically positive ventilation at 50 ppm and an audible warning when carbon monoxide reaches 250 ppm. The monitoring equipment shall be located so that measured carbon monoxide levels are representative of those to which lane operators are exposed.

The lane doors may be closed while vehicle tests are being conducted only if a system which removes exhaust products from the vehicle is in use when the lane door is closed.

If carbon monoxide levels reach 250 ppm, for longer than 30 seconds, no further vehicles will be allowed to enter the station until carbon monoxide levels fall below 250 ppm.

8.Office: The station office shall provide the following:
A.A public restroom.
B.Local public telephone service.
C.Response to customer inquiries and complaints in person and over the telephone during business hours. A recorded message may be used during operating hours only if it does not exceed 60 seconds and instructs the caller on how to call station personnel. Two telephone lines must be reserved for incoming public calls at all times.

D.Ecology public information materials.
E.Certificates of acceptance.

9.Electric Power Outlets: Each station shall provide electric power outlets in each inspection lane and at an external location suitable for use by Ecology personnel to diagnosis vehicles that have failed an inspection conducted by the Contractor using state equipment. These electric power outlets shall be on a separate 15 ampere circuit.

5.3.3 Shop Drawings
In response to this Invitation to Bid, the bidder must submit a typical schematic shop drawing of each site and inspection station and an artist's conception of building and site. Detailed construction plans and blueprints are not required.

5.3.4 State Sales Tax
The Contractor shall pay State retail sales taxes on all purchases of materials equipment and supplies used or consumed in the performance of the contract.

5.4 INSPECTION PROCEDURES

5.4.1 General Requirements
The emission standards, test procedures, and vehicle inspection data handling procedures, established in WAC 173-422 as presently written or as may be amended shall be used by the Contractor with these exceptions:

1. The maximum opacity readings of gasoline vehicles during the test need only be obtained if the vehicle exhaust is noticeable as the vehicle enters the inspection lane. These vehicles will not be failed for exceeding the opacity standards until the Contractor is notified to do so by the State.

2. Checks of the vehicle's onboard diagnostic system will be included in the inspection of 1994 and later model gasoline vehicles. Computerized test equipment which connects directly with the vehicle's onboard diagnostic system must be used to collect this information. Any problem detected shall be considered as indicating the emission control systems are not operating properly and the vehicle will have failed the inspection.

3. Transient exhaust testing shall be conducted using equipment and procedures acceptable to the Environmental Protection Agency. (See Appendix G for the current EPA requirements)

4. The opacity test readings of both diesel and gasoline vehicles and the pass or fail result must be determined, printed and recorded using an automated system.

5. All gasoline vehicles under 8500 GVWR except constant four wheel drive vehicles shall be tested using the Loaded Test sequence.Vehicles which appear to be unsafe to test may be rejected and no fee collected. The Contractor may use the initial idle mode procedures of the two speed test sequence prior to the loaded mode of the loaded test sequence instead of the idle mode following the loaded mode if the vehicle passes the initial idle mode.

6. No vehicle shall fail the inspection due to an missing or inoperative" primary emission control component" or incorrect replacement engine until June 1, 1995 or 24 months following the start date which ever is later. However the results of the equipment check shall be recorded on the inspection form provided the vehicle operator and included in the monthly report as of the start date.

5.4.2 Emission Standards Variations
The emissions standards established in WAC 173-422 are subject to change in the number and types of vehicle classifications and emission levels. The Contractor should design their data handling system to be able to accommodate, without additional cost to the State, changes of the emission standards during the contract period and to allow the classes of vehicles for which emission standards are set to vary up to ten.

5.4.3 Certificates of Acceptance
The Contractor is required to visually inspect the vehicle to verify to the extent possible that the stated repairs have been made and that any emission control equipment installed by the vehicle manufacturer or an aftermarket replacement which is acceptable to the state of California or the U.S. Environmental Protection Agency is installed and operative. On 1994 and newer model gasoline vehicles this inspection shall include a check of the vehicle's onboard diagnostic system.

The Contractor personnel inspecting vehicles before a certificate of acceptance is issued must be able to pass the examination required to become an Ecology authorized emission specialist annually. These personnel must be available at each inspection station during all operating hours.


5.5 OPERATIONS

5.5.1 Hours of Operation
The stations shall be open to the public Monday through Saturday.

The required hours of operation shall be from 9 a.m. to 6 p.m. Monday, Tuesday, Thursday and Friday, 9 a.m. to 8 p.m. Wednesday and 9 a.m. to 2 p.m. on Saturday.

Vehicles waiting to be inspected at closing time shall be inspected.

The inspection stations may close on legal holidays as established by State Statute RCW 1.16.050; with the exception that the day immediately preceding Christmas Day will be observed as a holiday in lieu of the day immediately following Thanksgiving Day.

The observed holidays could therefore be:

Sunday
New Years Day                          January 1
Martin Luther King Day                 3rd Monday in January
President's Day                        3rd Monday in February
Memorial Day                           Last Monday in May
Independence Day                       July 4
Labor Day                              First Monday in September
Veteran's Day                          November 11
Thanksgiving Day                       4th Thursday in November
Christmas                              December 24, 25

Whenever any legal holiday, other than Sunday, falls upon a Sunday, the following Monday shall be the legal holiday. Whenever any legal holiday falls upon a Saturday, the preceding Friday shall be the legal holiday.

5.5.2 Training/Procedures
The Contractor shall adequately train their personnel to perform their required tasks. This training shall include, but need not be limited to, the following:

1.The causes and effects of air pollution,

2.The purpose,function and goal of the inspection program,

3.Inspection regulations and procedures,

4.The rationale for each portion of the inspection procedure,

5.The function of each emission control system,its configuration and its proper inspection (Note that only a visual check that would detect missing, disconnected or otherwise inoperative emission control equipment or incorrect replacement engines is required. No engine components are to be removed or disconnected.)

6.The operation,calibration,and maintenance of the test equipment

7.Quality control procedures and their purpose

8.Public relations

9.Safety and health issues related to the inspection process

10.Emergency procedures including first aid and CPR

Before a trainee can conduct an inspection without assistance, the trainee must pass (a minimum of 80% correct responses) a written test covering all aspects of the training and demonstrate the ability to conduct ten proper inspections without assistance. Ecology shall be notified of any scheduled training and may elect to monitor or participate in any portion of the training. Also at any time a Ecology Representative may conduct either a written or hands on test to determine if an inspector is truly qualified.

A copy of the training manual must be submitted for approval to the Department of Ecology at least one month prior to public inspections and all procedure changes thereafter shall be noted in the training manual and the revisions forwarded to the Department of Ecology.

While any Contractor personnel trained to conduct inspections may do, equipment check, that detect missing,disconnected or inoperative mission control equipment or an incorrect replacement engine must be verified by a member of the Contractor staff qualified to issue an certificate of acceptance.

5.5.3 Interface with Auto Repair Industry
Ecology shall be responsible for all contact with automotive repair businesses. The Contractor shall refer all inquiries regarding repairs and repair business performance to the Department of Ecology, with the following exception: In each zone the Contractor shall track the performance of each Ecology authorized emission specialist as measured by the percentage of successful reinspection over the previous six months. When the number of reinspection in a zone indicate repair work by ten or more specialists exceed 12 each during the previous six months the Contractor shall print a list of these specialists. The list shall include information provided by Ecology; the specialist's name and their employer's name, address and phone number. This list shall be accessible to the public at each inspection station in that zone without assistance from the station staff.This listing shall be updated monthly and any alterations or notations made only with Ecology's approval.

5.5.4 Consumer Comments
Forms for the consumer to register comments regarding the operation of the inspection station must be available to each driver. A sign with lettering at least one inch high stating this fact must be readable by the vehicle operator. Any specific complaints shall be responded to in writing and resolved by the

Contractor if possible. The Contractor shall respond within five (5) working days with a copy to Ecology.

A complaint file with response and any action taken must be maintained by the Contractor within the state of Washington. This file must be available for inspection by the State during normal business hours.

5.5.5 Contractor Personnel Attire
Whenever the contractor personnel are in contact with the public, uniform dress and name tags shall be required by the Contractor.

5.5.6 Safety
Contractor to comply with all local, state and federal safety standards.

5.5.7 Cooperation with the Department of Ecology
The Contractor will be required to cooperate with Ecology by;
1.distributing or allowing the distribution of materials related to motor vehicle emissions to the motorist. These materials may include notices, survey forms, and public education material,

2.providing storage for Ecology audit gases and test equipment at the station,

3.allowing Ecology staff to meet at a station vehicle owners with their vehicles to diagnosis using state equipment what caused -these vehicles to have failed an inspection conducted by the Contractor (Ecology staff may choose any inspection lane or external location to diagnosis vehicles),

4.providing refunds (from the State's portion of the fee collected) to any customer at Ecology's written direction without additional charge to the State,

5.devising a means of testing any vehicle that is missing some portion of the exhaust pipe beyond the muffler when so directed by an Ecology representative,

6.retaining all inspection information as it is collected in an automated database for at least 30 months. This real time database shall be available via four active direct dial access to Ecology.

7.issuing a temporary certificate of acceptance when authorized to do so by an Ecology representative. The Contractor shall complete and maintain on file for 45 days an temporary extension form provided by Ecology. After 45 days these forms shall be mailed to Ecology if the customer has not returned for a reinspection,

8.allowing meetings between station personnel and an Ecology representative,

9.obtaining listing of the inspection station telephone number in both the white and yellow pages of the telephone company directory of the primary area served by that inspection station, and listed as "Washington State Motor Vehicle Emission Inspection Station,"

10.providing any required material to Ecology's office in Olympia at the Contractor's expense unless other arrangements are agreed to by Ecology,

11.transmitting electronically on a realtime basis the Washington license number of vehicles meeting the inspection requirements to Ecology or the Department of Licensing automated data base in Thurston County. This data submittal must in a data structure( data type and format) approved by Ecology or the Department of Licensing,

12.conduct transient exhaust testing in addition-to any steady state loaded test conducted in a lane equipped to do so except when all lanes at that station are staffed to inspect vehicles,and

13.include the transient test readings in the monthly data report with the corresponding regular steady state loaded test readings provided the vehicle operator.

5.5.8 Gratuities
The Contractor shall not extend any loan, gratuity or gift of money in any form whatsoever to an employee of the State, nor rent or purchase any equipment or materials from an employee of the State. Prior to operation of the inspection station(s) and annually thereafter, the Contractor shall execute and furnish the Contract Administrator an affidavit certifying compliance with this contract provision.

5.6 DATA AND DOCUMENTATION REQUIREMENTS

5.6.1 Monthly Activity Report
The Contractor will submit monthly activity reports to the Contract Administrator with a copy to Ecology. These activity reports shall outline the Contractor's activities for the month previous, any delays, problems, differences of interpretation, and resolution of any past problems.The first activity report shall be submitted one month after the contract is awarded and each month thereafter.

5.6.2 Monthly Operations Report

Commencing with the operation of the inspection station(s), the Contractor will submit monthly reports within 10 working days of the end of the month to Ecology. The following information shall be reported for each inspection station and for each inspection lane separately for gasoline and diesel vehicles.The data storage system should be designed to retrieve and summarize this information.


1.Total initial inspections made
2.Total vehicles passing initial inspection
3.Total vehicles failing initial inspection
4.Total reinspections made
5.Total vehicles passing reinspection
6.Total vehicles failing reinspection
7.Total vehicles issued certificates of acceptance
8.Total vehicles failing the equipment check and number for each cause 9.Total lane and station down time
10.Total paid inspections
11.Total inspections

5.6.3 Inspection Data Reporting Requirements
The Contractor shall electronically submit to Ecology all collected inspection data daily at a time and location approved by Ecology.

The Contractor shall also, upon request,furnish to Ecology all inspection data collected during a given time period on ASCII formatted(1600 bpi) 9 track magnetic tape(s).

The data structure (data type and record format) of all data submittal, and the equipment used to transmit the data used by the Contractor must either be those to be established by Ecology or expressly preapproved by Ecology. Each data submittal must include the number of each data record item transmitted. All costs of these data submittal shall be the sole responsibility of the Contractor.

5.6.4 Retention of Certificates
A copy of all certificates issued shall be retained by the contractor for at least twelve months.

5.6.5 Acceptance Testing
The Contractor will propose acceptance testing procedures to demonstrate that the inspection, testing and data handling equipment can meet all operational requirements and all bid specifications at each station. The proposed procedures shall be provided to Ecology within 120 days of contract award.

The procedures shall include a description of the inspection and test methods to be employed in demonstrating specified performance for each item of equipment. The procedure will also include checklists indicating acceptable or unacceptable test results or inspections needed to demonstrate compliance with design specifications.

The Contractor must be prepared to conduct acceptance tests 45 days prior to the scheduled start date at one inspection station in each zone and at all stations 15 days prior to the scheduled start date. Ecology must have expressly approved the final acceptance test procedures and agreed to the proposed dates before acceptance testing begins.

6.0 PROGRAM ADMINISTRATION REQUIREMENTS

6.1 COLLECTION FEES DEPOSITS ESCROW ACCOUNT

The Contractor is accountable and responsible for the collection of all inspection fees.

All fees collected in excess of the approved contract price are due the State and will be deposited daily into a federally insured financial institution. No later than Friday of each week, all fees due the State from the Contractor, resulting from all inspections conducted through the previous Sunday, shall be transferred to the State Treasurer's Concentration Account via wire transfer. Details on how to process a wire transfer will be provided to the Contractor by Ecology.

For the first six months inspection fees are collected, whenever an amount is transferred to the State Treasurer an equal amount shall be deposited in a joint escrow account with a bank or saving and loan institution of their choice, provided that it is regulated by the State of Washington. The Escrow Agreement is to be executed on State form 05P - FL. 786,1 - 3l - 90 "ESCROW
INSTRUCTIONS AND    AGREEMENT."(See Appendix E )

The sums deposited therein shall remain in escrow for the duration of the contract and may be withdrawn at any time by the State for failure of the Contractor to submit residual payments on time or meet other contractual obligations including interest at one percent per month on any balance due, if the contractor is over thirty days late in transferring funds. In The event of termination for breach, all funds in the account will be withdrawn by the State to partially compensate the State for the costs of obtaining a replacement Contractor(s) including any increase in the portion of the inspection fee to be retained by the Contractor(s). Additionally such withdrawal shall not limit the States' right to any other remedy provided in the contract or by law. The Contract Administrator shall approve total withdrawal of the account upon termination or completion of the contract if all obligations of the Contractor both financial and otherwise have been satisfied.

The State shall have the right to audit the Contractor's records and recordkeeping system and procedures to substantiate that the Contractor has properly collected and accounted for the proper amount. The Contractor shall be required to furnish copies of relevant reports, financial statements, and other information which may be reasonably requested by the State in carrying out said audits. If as the result of an audit any discrepancies are found, the Contractor shall be provided adequate time to respond to said discrepancies.

6.2 ACCOUNTABILITY FOR FORMS

Pre-numbered vehicle emission inspection forms will be furnished by Ecology without charge. For audit purposes, all of the forms must be accounted for including voided and damaged forms. The Contractor may be required to accept shipment of up to 100,000 inspection forms per station at any one time.The Contractor is solely responsible for the disposal or recycling of forms or copies of forms no longer required. The Contractor may be required to increase the amount of funds transferred to the State Treasurer by $500 for each stolen,missing or unaccounted form not reported missing when the shipping carton containing the forms is opened by the Contractor. The Contractor operating procedures shall require the shipping cartons to be opened only in the presence of at least two of Contractors staff.


6.3 CHANGES

The state may at any time direct the Contractor to commence amended performance. In such event, the Contractor or the State may be entitled to an equitable adjustment in the contract price to reflect the changes costs, fixed and variable,of amended performance. The Contractor shall not however delay implementing amended performance pending agreement on any price adjustment.

The state shall have the right to request detailed cost and pricing data to audit the Contractor's books and records to verify the appropriateness of any additional compensation due the Contractor. Material changes in inspection procedures, contract provisions,and any changes in contract pricing shall be documented in writing by issuance of a contract change notice by the contract administrator.


6.4 LIQUIDATED DAMAGES AND PAYMENT ADJUSTMENTS

Any of the following occurrences will result in damage to the State:
(1) Failure to commence inspections on the scheduled start date.(2) Failure to provide inspections after station open; (3) Questionable inspections; (4) Excessive waiting times; (5) Failure to meet minimum staffing levels. The amount of such damages will be difficult to calculate. Therefore, by submitting a bid in response to this document, the Contractor agrees that, it shall be entitled to reduced or no compensation, or pay liquidated damages, as set forth below. It is agreed that such reduced compensation or liquidated damages are a reasonable estimation of the actual damages to the State which will result from the events specified, and shall not be viewed in any sense as a penalty.

6.4.1 Failure to Meet Implementation Date
The State at any time may in writing demand adequate assurance that the scheduled start date will be met at all inspection stations in a zone.

Should acceptable assurance not be forthcoming in a reasonable period of time, the State may declare the contract in breach, and terminate the contract. In such event, the Contractor shall remain liable to the State for any damages it incurs as a result of such breach. Alternately the State may elect to require the Contractor to pay liquidated damages to the State in the amount of $1,000 for each working day after the scheduled start date for each station for which it has not been notified in writing is ready to provide inspection services pending satisfactory completion of acceptance testing.

The Contractor shall not however be required to pay liquidated damages for delays beyond their reasonable control that are attributable solely to extraordinary delays in obtaining local government approvals that were unforeseen/unavoidable by the Contractor. In the event the Contractor provides written notice and explanation of such delay and the State subsequently deems the Contractor is due relief from liquidated damages an extension of the inspection program scheduled start date will be granted equal to the actual number of days attributable to the local government delay. Such relief/extension will not be granted for normal time frames of local jurisdictions for routine processing and approvals. An extension may also be granted for any delay by the State in the award of contract(s) beyond 30 days from date of bid opening. Contractor(s) shall not be provided lost revenue compensation for any extension period(s) granted.

The Contractor is required to provide monthly progress reports and immediate written notice if the scheduled start date will not be met and submit a date by which the Contractor will be ready to conduct inspections at all of its inspections stations in a zone.

Once the Contractor notifies the State the scheduled start date will be missed, or when the State has reason to believe the scheduled start date may be missed,the State reserves the right to establish a new start date for any zone until after the satisfactory completion of the acceptance testing of all the Contractors stations in that zone. The Contractor agrees not to hold the State liable for any revenue lost because of the new start dates.

6.4.2 Failure to Provide Inspections after Inspection Station
Opening:
After the inspection station is open to the public, the Contractor shall pay liquidated damages at $125 for each whole hour the inspection station could not provide inspections of gasoline powered vehicles during the required operating hours.

6.4.3 Incorrect or Questionable Inspections
It is the Contractor's responsibility to correct any incorrect inspection report. If an incorrect inspection report results in an additional inspection being performed, no additional payment will be collected from the vehicle operator.

The Contractor will adjust the next weekly transfer of funds to the State Treasurer by the following amounts when Ecology notifies the Contract in writing that questionable inspections have been performed.

1.Analyzer Audit Failure:If Ecology audits determine that an analyzer exceeds the tolerances for accuracy, drift,repeatability, response time, flow restriction, or interference, all inspections performed since the last Ecology audit or verified multipoint calibration (whichever is most recent) will be considered questionable.

The Contractor shall pay liquidated damages to the State in the amount of $250.00 for each Ecology analyzer audit failure.

2.Invalid Lanes: Payment will not be allowed for inspections performed at an invalid lane. An invalid lane is a inspection location that at the time of inspection: 1) Has not been formally accepted by Ecology during contract acceptance testing; 2) Has been ordered closed in writing by an Ecology representative for miscalibration or malfunction; 3) Has not undergone the calibration requirements specified in WAC 173-422.

3.Incorrect Inspection Procedure: If the inspection was not performed according to WAC 173-422 payment will not be allowed.

6.4.4 Excessive Waiting Time:
Waiting time is a measure of the Contractor's ability to serve the public. The average waiting time shall not exceed 15 minutes whether vehicles are the inspection station or on the public street. The Contractor shall be considered in violation of the contract whenever the average waiting time exceeded 15 minutes, or if the line of waiting vehicles extend onto the public street for more than 10 minutes, unless the Contractor can document all lanes were operational and fully staffed during the 30 minute data collection period.

The payment to the Contractor for inspections conducted during each violation of the 15 minute waiting time standard will be prorated using the utilization factor determined by Ecology for that 30 minute data collection period. (See example calculations, Appendix F )

The Contractor will adjust the next weekly transfer of funds to the State taking into account notice of violations and the prorated payments. These payment adjustments apply only to waiting time violations of which any of the Contractor personnel at the inspection station are notified in writing by an Ecology representative that day.

6.4.5 Minimum Staffing Level:
During certain times and days of the month demand for inspections will be much than at other times. Historically there has been increased demand for inspections during the last week of the month. To ensure prompt service to the public, the State may require that each inspection lane at an inspection station be operational and individually staffed during any period. Each period shall not be less than four hours and the total of these periods will not exceed 48 hours at an inspection station in any month.

Thirty days advance written notice of required full staff periods will be provided by the State to the Contractor. Note: The office is required to be staffed at all times, whether a required full staff period or not. To the extent possible, maintenance should not be scheduled during full staffing periods.

The payment to the Contractor for inspections conducted during a required full staff period, will be prorated (on the basis that the sum of all lanes is equal to 1.00) if at any time during this period less than full staffing is detected in any lane or the office. Not staffing the office will be considered a violation at any time equivalent to not staffing a lane during a required full staff period. If less than full staffing is detected, it will be presumed to have existed since the station was required to be fully staffed, or the end of the last observation by an Ecology representative, whichever is later. If the Contractor can demonstrate personnel to individually staff each lane and the office were at the station and inspections were being conducted in all lanes during a period in question, then the required staffing requirements will be considered met for that period.

The Contractor will adjust the next transfer of funds to the State Treasurer taking into account the notice of violations and the prorated payments.These payment adjustments apply only to time periods of which any of the Contractor personnel at the inspection station are notified in writing by an Ecology representative of a staffing violation.

6.5 CONFLICT OF INTEREST
The successful bidder shall submit to the Contract Administrator a signed affidavit that they have no financial interests in any automotive repair business in the State of Washington nor will they become engaged in any such enterprise during the life of the contract.

No other business shall be conducted by the Contractor or other party on the station property. The contractor shall not allow automotive repair at the station or at any property owned or controlled the Contractor by the public, the Contractor, or any third party without Ecology approval unless minor emergency service is needed.

                                     SECTION VI

                                     APPENDIX A

                                 CHAPTER 70.120 RCW
                           MOTOR VEHICLE EMISSION CONTROL

Sections
70.120.010    Definitions.
70.120.020    Programs.
70.120.070    Vehicle inspections--Failed--Certificate of acceptance.
70.120.080    Vehicle inspections--Fleets.
70.120.100    Vehicle inspections--Complaints.
70.120.120    Rules.
70.120.130    Authority.
70.120.150 Vehicles emission standards--Designation of noncompliance areas and emission contributing areas.
70.120.160    Noncompliance areas--Annual review.
70.120.170    Motor vehicles inspections
              required--Fees--Results--Certificate of compliance.
70.120.180    Studies.
70.120.190    Used vehicles.
70.120.200    Engine conformance.
70.120.210 Clean-fuel performance and clean-fuel vehicle emissions specifications.
70.120.220    Clean fuel--Biennial report to legislature.
70.120.901    Captions not law.
70.120.902    Effective date--1989 c 240.


    RCW 70.120.010 DEFINITIONS. Unless the context clearly requires otherwise, the definitions in this section apply throughout this chapter.
    (1) "Department" means the department of ecology.
    (2) "Director" means the director of the department of ecology.
    (3) "Fleet" means a group of fifteen or more motor vehicles registered in the same name and whose owner has been assigned a fleet identifier code by the department of licensing.
    (4) "Motor vehicle" means any self-propelled vehicle required to be licensed pursuant to chapter 46.16 RCW.
    (5) "Motor vehicle dealer" means a motor vehicle dealer, as defined in RCW 46.70.011, that is licensed pursuant to chapter 46.70 RCW.
    (6) "Person" means an individual, firm, public or private corporation, association, partnership, political subdivision of the state, municipality, or governmental agency.
    (7) The terms "air contaminant," "air pollution," "air quality standard," "ambient air," "emission," and "emission standard" have he meanings given them in RCW 70.94.030. [1991 c 199 Section 201; 1979 ex.s. c 163 Section 1.]
    FINDING--1991 C 199:  See note following RCW 70.94.011.
    EFFECTIVE DATES--SEVERABILITY--CAPTIONS NOT LAW--1991 C 199; See RCW
70.94 through 70.94.906.
    SEVERABILITY--1979 EX.S. C 163: "If any provision of this act or its application to any person or circumstance is held invalid, the remainder of the act or the application of the provision to other persons or circumstances is not affected."
[1979 ex.s. c 163 S 19.]

    RCW 70.120.020 PROGRAMS. (EFFECTIVE UNTIL JANUARY 1, 1993.) (1) The department shall conduct the following programs in a manner that will enhance the successful implementation of the air pollution control system established for motor vehicles by this chapter:
    (a) A voluntary motor vehicle emissions inspection program;
    (b) A public educational program regarding the health effects of air pollution emitted by motor vehicles; the purpose, operation, and effect of emission control devices and systems; and the effect that proper maintenance of motor vehicle engines has on fuel economy and air pollution emission; and
    (c) A public notification program identifying the geographic areas of the state that are designated as being noncompliance areas and emission contributing areas and describing the requirements imposed under this chapter for those areas.
    (2)(a) The department, the superintendent of public instruction, and the state board for community college education shall develop cooperatively, after consultation with automotive trades joint apprenticeship committees approved in accordance with RCW 49.04.040, a program for granting certificates of instruction to persons who successfully complete a course of study, under general requirements established by the director, in the maintenance of motor vehicle engines, the use of engine and exhaust analysis equipment, and the repair and maintenance of emission control devices. The director may establish and implement procedures for granting certification to persons who successfully complete other training programs or who have received certification from private organizations which meet the requirements established in this subsection.
    (b) The department shall make available to the public a list of those persons who have received certificates of instruction under subsection (2)(a) of this section. [1989 c 240 Section 5; 1979 ex.s. c 163 Section 2.]
    SEVERABILITY--1979 EX.S. C 163:  Sec note following RCW 70.120.010.

    RCW 70.120.020 PROGRAMS. (EFFECTIVE JANUARY 1, 1993.) (1) The department shall conduct a public educational program regarding the health effects of air pollution emitted by motor vehicles; the purpose, operation, and effect of emission control devices and systems; and the effect that proper maintenance of motor vehicle engines has on fuel economy and air pollution emission and a public notification program identifying the geographic areas of the state that are designated as being noncompliance areas and emission contributing areas and describing the requirements imposed under this chapter for those areas.
    (2)(a) The department shall grant certificates of instruction to persons who successfully complete a course of study, under general requirements established by the director, in the maintenance of motor vehicle engines, the use of engine and

                                     VI-A2
exhaust analysis equipment, and the repair and maintenance of emission control devices. The director may establish and implement procedures for granting certification to persons who successfully complete other training programs or who have received certification from public and private organizations which meet the requirements established in this subsection, including programs on clean fuel technology and maintenance.
    (b) The department shall make available to the public a list of those persons who have received certificates of instruction under subsection (2)(a) of this section. [1991 c 199 Section 202; 1989 c 240 Section 5; 1979 ex.s. c 163 Section 2.]
    INTENT--1991 C 199: "(1) It is the intent of the legislature that the state take advantage of the best emission control systems available on new motor vehicles. The department shall conduct a study to determine if requiring new vehicles sold in the state to meet California vehicle emission standards will provide a significant benefit to attainment of ambient air quality standards in this state. The department shall report the findings of its study and its recommendations to the appropriate standing committees of the legislature. The department shall not adopt the California vehicle emission standards unless authorized by the legislature.
    (2) In the event that California vehicle emission standards are adopted, the department shall not include a program for in-use testing and recall of vehicles required to meet California emission standards." [1991 c 199 Section 229.]
    FINDING--1991 C 199:  See note following RCW 70.94.011.
    EFFECTIVE DATES--SEVERABILITY--CAPTIONS NOT LAW--1991 C 199: See RCW
70.94.904 through 70.94.906.
    SEVERABILITY--1979 EX.S. C 163: See note following RCW 70.120.010.

    RCW 70.120.070 VEHICLE INSPECTIONS--FAILED--CERTIFICATE OF ACCEPTANCE. (EFFECTIVE UNTIL JANUARY 1, 1993.) (1) Any person:
    (a) Whose motor vehicle is tested pursuant to this chapter and fails to comply with the emission standards established for the vehicle; and
    (b) Who, following such a test, expends more than fifty dollars on a 1980 or earlier model year motor vehicle or expends more than one hundred fifty dollars on a 1981 or later model year motor vehicle for repairs solely devoted to meeting the emission standards and that are performed by a certified emission specialist authorized by RCW 70.120.020(2)(a); and
    (c) Whose vehicle fails a retest, may be issued a certificate of acceptance if (i) the vehicle has been in use for more than five years or fifty thousand miles, and (ii) any component of the vehicle installed by the manufacturer for the purpose of reducing emissions, or its appropriate replacement, is installed and operative.
    (d) To receive the certificate, the person must document compliance with
(b) and (c) of this subsection to the satisfaction of the department.
    (2) Persons who fail the initial tests shall be provided with information regarding the availability of federal warranties

                                     VI-A3
and certified emission specialists.
[1989 c 240 Section 6; 1980 c 176 Section 4; 1979 ex.s. c 163 Section 7.]

    SEVERABILITY--1979 EX.S. C 163:  See note following RCW 70.120.010.

    RCW 70.120.070 VEHICLE INSPECTIONS--FAILED--CERTIFICATE OF ACCEPTANCE. (EFFECTIVE JANUARY 1. 1993.) (1) Any person:
    (a) Whose motor vehicle is tested pursuant to this chapter and fails to comply with the emission standards established for the vehicle; and
    (b) Who, following such a test, expends more than one hundred dollars on a 1980 or earlier model year motor vehicle or expends more than one hundred fifty dollars on a 1981 or later model year motor vehicle for repairs solely devoted to meeting the emission standards and that are performed by a certified emission specialist authorized by RCW 70.120.020(2)(a); and
    (c) Whose vehicle fails a retest, may be issued a certificate of acceptance if (i) the vehicle has been in use for more than five years or fifty thousand miles, and (ii) any component of the vehicle installed by the manufacturer for the purpose of reducing emissions, or its appropriate replacement, is installed and operative.
    To receive the certificate, the person must document compliance with (b) and (c) of this subsection to the satisfaction of the department.
    Should any provision of (b) of this subsection be disapproved by the administrator of the United States environmental protection agency. all vehicles shall be required to expend at least four hundred fifty dollars to qualify for a certificate of acceptance.
    (2) Persons who fail the initial tests shall be provided with information regarding the availability of federal warranties and certified emission specialists. [1991 c 199 Section 203; 1989 c 240 Section 6; 1980 c 176 Section 4; 1979 ex.s. c 163 Section 7.]

    FINDING--1991 C 199:  See note following RCW 70.94.011.
    EFFECTIVE DATES--SEVERABILITY--CAPTIONS NOT LAW--1991 C 199:  See RCW
70.94.904 through 70.94.906.
    SEVERABILITY--1979 ex.s. c 163: See note following RCW
70.120.010.

    RCW 70.120.080 VEHICLE INSPECTIONS--FLEETS. (EFFECTIVE UNTIL JANUARY 1, 1993.) The director may authorize an owner or lessee of a fleet of motor vehicles, or the owner's or lessees agent, to inspect the vehicles in the fleet and issue certificates of compliance for the vehicles in the fleet if the director determines that: (1) The directors emission and inspection standards will be complied with; and (2) certificates will be issued only to vehicles in the fleet and only when appropriate. [1979 ex.s. c 163 Section 8.]

    SEVERABILITY--1979 EX.S. C 163: See note following RCW 70.120.010.

                                     VI-A4

    RCW 70.120.080  VEHICLE INSPECTIONS--FLEETS. (Effective January 1,
1993.) The director may authorize an owner or lessee of a fleet of motor vehicles, or the owner's or lessee's agent, to inspect the vehicles in the fleet and issue certificates of compliance for the vehicles in the fleet if the director determines that: (1) The director's inspection procedures will be complied with; and (2) certificates will be issued only to vehicles in the fleet that meet emission and equipment standards adopted under RCW 70.120.150 and only when appropriate.
    In addition, the director may authorize an owner or lessee of one or more diesel motor vehicles with a gross vehicle weight rating in excess of eight thousand five hundred pounds, or the owner's or lessee's agent, to inspect the vehicles and issue certificates of compliance for the vehicles. The inspections shall be conducted in compliance with inspection procedures adopted by the department and certificates of compliance shall only be issued to vehicles that meet emission and equipment standards adopted under RCW 70.120.150.
    The director shall establish by rule the fee for fleet or diesel inspections provided for in this section. The fee shall be set at an amount necessary to offset the department's cost to administer the fleet and diesel inspection program authorized by this section.
    Owners, leaseholders, or their agents conducting inspections under this section shall pay only the fee established in this section and not be subject to fees under RCW 70.120.170(4). [1991 c 199 Section 205; 1979 ex.s. c 163
Section 8.]
    FINDING--1991 C 199:  See note following RCW 70.94.011.
    EFFECTIVE DATES--SEVERABILITY--CAPTIONS NOT LAW--1991 C 199: See RCW
70.94.904 through 70.94.906.
    SEVERABILITY--1979 EX.S. C 163:  See note following RCA 70.120.010.

    RCW 70.120.100 VEHICLE INSPECTION--COMPLAINTS. The department shall investigate complaints received regarding the operation of emission testing stations and shall require corrections or modifications in those operations when deemed necessary.
    The department shall also review complaints received regarding the maintenance or repairs secured by owners of motor vehicles for the purpose of complying with the requirements of this chapter. When possible, the department shall assist such owners in determining the merits of the complaints. [1979 ex.s. c 163 Section 10.]
    SEVERABILITY--1979 EX.S. C 163: See note following RCW 70.120.010.

    RCW 70.120.120 RULES. (EFFECTIVE UNTIL JANUARY 1, 1993.) The director shall adopt rules implementing and enforcing this chapter and RCW 46.16.015(2)(g) in accordance with chapter 34.05 RCW. Notwithstanding the provisions of chapter 34.05 RCW, any rule implementing and enforcing RCW 70.120.150(5) may not be adopted until it has been submitted to the standing committees on ecology of the house of representatives and senate for review and

                                     VI-A5
approval. The standing committees shall take into account when considering proposed modifications of emission contributing boundaries, as provided for in RCW 70.120.150(5), alternative plans for traffic rerouting and traffic bans that may have been prepared by local municipal corporations for the purpose of satisfying federal emission guidelines. [1989 c 240
Section 8; 1979 ex.s. c 163 Section 13.]
    SEVERABILITY--1979 EX.S. C 163: See note following RCW 70.120.010.

    RCW 70.120.120 RULES. (EFFECTIVE JANUARY 1, 1993.) The director shall adopt rules implementing and enforcing this chapter in accordance with chapter 34.05 RCW. The department shall take into account when considering proposed modifications of emission contributing boundaries, as provided for in RCW 70. 120. 150(6), alternative transportation control and motor vehicle emission reduction measures that are required by local municipal corporations for the purpose of satisfying federal emission guidelines. [1991 c 199
Section 206; 1989 c 240 Section 8; 1979 ex.s. c 163 Section 13.]

    FINDING 1991 C 199: See note following RCW 70.94.011.
    EFFECTIVE DATES--SEVERABILITY--CAPTIONS NOT LAW--1991 C 199: See RCW
70.94.904 through 70.94 906.
    SEVERABILITY--1979 EX.S. C 163: See note following RCW
70.120.010.

    RCW 70.120.130 AUTHORITY. The authority granted by this chapter to the director and the department for controlling vehicle emissions is supplementary to the department's authority to control air pollution pursuant to chapter 70.94 RCW. [1979 ex.s. c 163 Section 14.]
    SEVERABILITY-1979 EX.S. C 163: See note following RCW 70. 120.010.

    RCW 70.120.150 VEHICLE EMISSION STANDARDS--DESIGNATION OF NONCOMPLIANCE AREAS AND EMISSION CONTRIBUTING AREAS. (EFFECTIVE UNTIL JANUARY 1 1993.) The director:
    (1) Shall adopt motor vehicle emission standards to ensure that no less than seventy percent of the vehicles tested comply with the standards.
    (2) Shall designate a geographic area as being a "noncompliance area" for motor vehicle emissions if (a) the department's analysis of the data, recorded for a period of no less than one year, at the monitoring sites indicates that the standard has or will probably be exceeded, and (b) the department determines that the primary source of the contaminant being monitored at the sites is motor vehicle emissions.
    (3) Shall reevaluate noncompliance areas if the United States environmental protection agency modifies the relevant air quality standards, and shall discontinue the program if compliance is indicated and if the department determines that the area would continue to be in compliance after the program is

                                     VI-A6
discontinued. The director shall notify persons residing in noncompliance areas of the reevaluation.
    (4) Shall analyze information regarding the motor vehicle traffic in a noncompliance area to determine the smallest land area within whose boundaries are present registered motor vehicles that contribute significantly to the violation of motor vehicle-related air quality standards in the noncompliance area. The director shall declare the area to be an "emission contributing area." An emission contributing area established for a carbon monoxide or oxides of nitrogen noncompliance area must contain the noncompliance area within its boundaries. An emission contributing area established for an ozone noncompliance area located in this state need not contain the ozone noncompliance area within its boundaries if it can be proven that vehicles registered in the area contribute significantly to violations of the ozone air quality standard in he noncompliance area. An emission contributing area may be established in this state for violations of federal air quality standards for ozone in an adjacent state if (a) the United States environmental protection agency designates an area to be a "nonattainment area for ozone" under the provisions of the federal Clean Air Act (42 U.S.C. 7401 et. seq.), (b) the nonattainment area encompasses portions of both Washington and the adjacent state, and (c) it can be proven that vehicles registered in this state contribute significantly to the violation of the federal air quality standards for ozone in the adjacent state's portion of the nonattainment area.
    (5) Shall designate areas as being noncompliance areas or emission contributing areas, and shall establish the boundaries of such areas by rule. The director may also modify boundaries. In establishing the external boundaries of an emission contributing area, the director shall use the boundaries established for ZIP code service areas by the United States postal service.
    (6) May make grants to units of government in support of planning efforts to reduce motor vehicle emissions n areas where emission control inspections are not required. [1989 c 240 Section 2.]

    RCW 70.120.150  VEHICLE EMISSION AND EQUIPMENT STANDARDS --DESIGNATION
OF NONCOMPLIANCE AREAS AND EMISSION CONTRIBUTING AREAS. (EFFECTIVE JANUARY 1, 1993.) The director:
    (1) Shall adopt motor vehicle emission and equipment standards to:
Ensure that no less than seventy percent of the vehicles tested, comply with the standards on the first inspection conducted, meet federal clean air act requirements, and protect human health and the environment.
    (2) Shall adopt rules implementing the smoke opacity testing requirement for diesel vehicles that ensure that such test is objective and repeatable and that properly maintained engines that otherwise would meet the applicable federal emission standards, as measured by the new engine certification test, would not fail the smoke opacity test.
    (3) Shall designate a geographic area as being a noncompliance area' for motor vehicle emissions if (a) the

                                     VI-A7
department's analysis of emission and ambient air quality data, covering a period of no less than one year, indicates that the standard has or will probably be exceeded, and (b) the department determines that the primary source of the air contaminant is motor vehicle emissions.
    (4) Shall reevaluate noncompliance areas if the United States environmental protection agency modifies the relevant air quality standards, and shall discontinue the program if compliance is indicated and if the department determines that the area would continue to be in compliance after the program is discontinued. The director shall notify persons residing in noncompliance areas of the reevaluation.
    (5) Shall analyze information regarding the motor vehicle traffic in a noncompliance area to determine the smallest land area within whose boundaries are present registered motor vehicles that contribute significantly to the violation of motor vehicle-related air quality standards in the noncompliance area. The director shall declare the area to be an "emission contributing area." An emission contributing area established for a carbon monoxide or oxides of nitrogen noncompliance area must contain the noncompliance area within its boundaries. An emission contributing area established for an ozone noncompliance area located in this state need not contain the ozone noncompliance area within its boundaries if it can be proven that vehicles registered in the area contribute significantly to violations of the ozone air quality standard in the noncompliance area. An emission contributing area may be established in this state for violations of federal air quality standards for ozone in an adjacent state if (a) the United States environmental protection agency designates an area to be a "nonattainment area for ozone" under the provisions of the federal Clean Air Act (42 U.S.C. 7401 et. seq.), and (b) it can be proven that vehicles registered in this state contribute significantly to the violation of the federal air quality standards for ozone in the adjacent state's nonattainment area.
    (6) Shall, after consultation with the appropriate local government entities, designate areas as being noncompliance areas or emission contributing areas, and shall establish the boundaries of such areas by rule. The director may also modify boundaries. In establishing the external boundaries of an emission contributing area, the director shall use the boundaries established for ZIP code service areas by the United States postal service.
    (7) May make grants to units of government in support of planning efforts to reduce motor vehicle emissions. [1991 c 199 Section 207; 1989 c 240 Section 2.]
    FINDING--1991 C 199:  See note following RCW 70.94.011.
    EFFECTIVE DATES--SEVERABILITY--CAPTIONS NOT LAW--1991 C 199: See RCW
70.94.904 through 70.94.906.

    RCW 70.120.160 NONCOMPLIANCE AREA--ANNUAL REVIEW. (1) The director shall review annually the air quality and forecasted air quality of each area in the state designated as a noncompliance area for motor vehicle emissions.

                                     VI-A8

    (2) An area shall no longer be designated as a noncompliance area if the director determines that:
    (a) Air quality standards for contaminants derived from motor vehicle emissions are no longer being violated in the noncompliance area; and
    (b) The standards would not be violated if the emission inspection system in the emission contributing area was discontinued and the requirements of RCW 46.16-.015 no longer applied. [1989 c 240 Section 3.]

    RCW 70.120.170  MOTOR VEHICLE INSPECTIONS
REQUIRED--FEES--RESULTS--CERTIFICATE OF COMPLIANCE. (EFFECTIVE UNTIL JANUARY 1, 1993.) (1) The department shall administer a system for biennial inspection of emissions of all motor vehicles registered within the boundaries of each emission contributing area. Persons residing within the boundaries of an emission contributing area shall register their motor vehicle within that area, unless business reasons require registration outside the area. Requests for exemption from inspection for business reasons shall be reviewed and approved by the director.
    (2) The director shall:
    (a) Adopt procedures for conducting emission tests for motor vehicles. The tests shall include idle and high revolution per minute tests.
    (b) Adopt criteria for calibrating emission testing equipment.
Electronic equipment used to test for emissions standards provided for in this chapter shall be properly calibrated. The department shall examine frequently the calibration of the emission testing equipment used at the stations.
    (c) Authorize, through contracts, the establishment and operation of inspection stations for conducting the vehicle emission tests authorized in this chapter. No person contracted to inspect motor vehicles may perform for compensation repairs on any vehicles. No public body may establish or operate contracted inspection stations. Any contracts must be let in accordance with the procedures established for competitive bids in chapter
43.19 RCW.
    (3) Subsection (2)(c) of this section does not apply to volunteer motor vehicle inspections under RCW 70.120.020(1)(a) if the inspections are conducted for the following purposes:
    (a) Auditing;
    (b) Contractor evaluation;
    (c) Collection of data for establishing calibration and performance standards; or
    (d) Public information and education.
    (4) (a) The director shall establish by rule the fee to be charged for emission inspections. The inspection fee shall be a standard fee applicable state-wide or throughout an emission contributing area and shall be no greater than eighteen dollars. Surplus moneys collected from fees over the amount due the contractor shall be paid to the state and deposited in the general fund. Fees shall he set at the minimum whole dollar amount required to (i) compensate the contractor, and (ii) offset

                                     VI-A9
the general fund appropriation to the department to cover the administrative costs of the motor vehicle emission inspection program.
    (b) Before each inspection, a person whose motor vehicle is to be inspected shall pay to the inspection station the fee established under this section. The person whose motor vehicle is inspected shall receive the results of the inspection test. If the inspected vehicles emissions comply with the standards established by the director, the person shall receive a dated certificate of compliance. If the inspected vehicle's emissions do not comply with those standards, one retest of the vehicles emission shall he afforded without charge.
    (5) All units of local government and agencies of the state with motor vehicles garaged or regularly operated in an emissions contributing area shall test the emissions of those vehicles biennially to ensure that the vehicle's emissions comply with the emission standards established by the director. A report of the results of the tests shall he submitted to the department. [1989 c 240 Section 4.]
         RCW 70.120.170  MOTOR VEHICLE EMISSION
INSPECTIONS--FEES--CERTIFICATE OF COMPLIANCE--STATE AND LOCAL AGENCY VEHICLES. (EFFECTIVE JANUARY 1, 1993.) (1) The department shall administer a system for emission inspections of all motor vehicles registered within the boundaries of each emission contributing area. Under such system a motor vehicle shall be inspected biennially except where an annual program would be required to meet federal law and prevent federal sanctions. In addition, motor vehicles shall be inspected at each change of registered owner of a licensed vehicle.
    (2) The director shall:
    (a) Adopt procedures for conducting emission inspections of motor vehicles. The inspections may include idle and high revolution per minute emission tests. The emission test for diesel vehicles shall consist solely of a smoke opacity test.
    (b) Adopt criteria for calibrating emission testing equipment.
Electronic equipment used to test for emissions standards provided for in this chapter shall be properly calibrated. The department shall examine frequently the calibration of the emission testing equipment used at the stations.
    (c) Authorize, through contracts, the establishment and operation of inspection stations for conducting vehicle emission inspections authorized in this chapter. No person contracted to inspect motor vehicles may perform for compensation repairs on any vehicles. No public body may establish or operate contracted inspection stations. Any contracts must be let in accordance with the procedures established for competitive bids in chapter 43.19 RCW.
    (3) Subsection (2)(c) of this section does not apply to volunteer motor vehicle inspections under RCW 70.120.020(1) if the inspections are conducted for the following purposes:
    (a) Auditing;
    (b) Contractor evaluation;

                                     VI-A10

    (c) Collection of data for establishing calibration and performance standards; or
    (d) Public information and education.
    (4)(a) The director shall establish by rule the fee to be charged for emission inspections. The inspection fee shall be a standard fee applicable state-wide or throughout an emission contributing area and shall be no greater than eighteen dollars. Surplus moneys collected from fees over the amount due the contractor shall be paid to the state and deposited in the general fund. Fees shall be set at the minimum whole dollar amount required to (i) compensate the contractor or inspection facility owner, and (ii) offset the general fund appropriation to the department to cover the administrative costs of the motor vehicle emission inspection program.
    (b) Before each inspection, a person whose motor vehicle is to be inspected shall pay to the inspection station the fee established under this section. The person whose motor vehicle is inspected shall receive the results of the inspection. If the inspected vehicle complies with the standards established by the director, the person shall receive a dated certificate of compliance. If the inspected vehicle does not comply with those standards, one reinspection of the vehicle shall be afforded without charge.
    (5) All units of local government and agencies of the state with motor vehicles garaged or regularly operated in an emissions contributing area shall test the emissions of those vehicles annually to ensure that the vehicles emissions comply with the emission standards established by the director. All state agencies outside of emission contributing areas with more than twenty motor vehicles housed at a single facility or contiguous facilities shall test the emissions of those vehicles annually to ensure that the vehicles' emissions comply with standards established by the director. A report of the results of the tests shall be submitted to the department. [1991 c 199 Section 208:1989 c 240 Section 4.]

    FINDING--1991 C 199: See note following RCW 70.94.011.
    EFFECTIVE DATES--SEVERABILITY--CAPTIONS NOT LAW--1991 C 199: See RCW
70.94.904 through 70.94.906.

    RCW 70.120.180 STUDIES. (1) The department shall identify expected carbon monoxide emission trends over the next five years after January 1, 1990, without the motor vehicle emission program and report to the appropriate standing committees of the legislature by January 1, 1991.
    (2) The department shall examine available testing data to determine vehicle subpopulations and incremental emission increases associated with subpopulations failing the emission test. This information shall be reported to the appropriate standing committees of the legislature by January 1, 1992. [1989 c 240 Section 10.]

    RCW 70.120.190 USED VEHICLES. (1) Motor vehicle dealers selling a used vehicle not under a new vehicle warranty shall

                                     VI-A11
include a notice in each vehicle purchase order form that reads as follows:
"The owner of a vehicle may be required to spend up to (a dollar amount established under RCW 70.120.070) for repairs if the vehicle does not meet the vehicle emission standards under this chapter. Unless expressly warranted by the motor vehicle dealer, the dealer is not warranting that this vehicle will pass any emission tests required by federal or state law."
    (2) The signature of the purchaser on the notice required under subsection (1) of this section shall constitute a valid disclaimer of any implied warranty by the dealer as to a vehicle's compliance with any emission standards.
    (3) The disclosure requirement of subsection (1) of this section applies to all motor vehicle dealers located in counties where state emission inspections are required. [1991 c 199 Section 210.]

    FINDING--1991 C 199:  See note following RCW 70.94.011.
    EFFECTIVE DATES--SEVERABILITY--CAPTIONS NOT LAW--1991 C 199: See RCW
70.94.904 through 70.94.906.

    RCW 70.120.200 ENGINE CONFORMANCE. Engine manufacturers shall certify that new engines conform with current exhaust emission standards of the federal environmental protection agency. [1991 c 199 Section 211.]
    FINDING 1991 C 199:  See note following RCW 70.94.011.
    EFFECTIVE DATES--SEVERABILITY--CAPTIONS NOT LAW--1991 C 199: See RCW
70.94.904 through 70.94.906.

    RCW 70.120.210 CLEAN-FUEL PERFORMANCE AND CLEAN-FUEL VEHICLE EMISSIONS SPECIFICATIONS. By July 1, 1992, the department shall develop, in cooperation with the departments of general administration and transportation, and the state energy office, aggressive clean-fuel performance and clean-fuel vehicle emissions specifications including clean-fuel vehicle conversion equipment. To the extent possible, such specifications shall be equivalent for all fuel types. In developing such specifications the department shall consider the requirements of the clean air act and the findings of the environmental protection agency, other states, the American petroleum institute, the gas research institute, and the motor vehicles manufacturers association. [1991 c 199 Section 212.]
    FINDING--1991 C 199: See note following RCW 70.94.011.
    EFFECTIVE DATES--SEVERABILITY--CAPTIONS NOT LAW--1991 C 199: See RCW
70.94.904 through 70.94.906.
Clean-fuel grants:  RCW 70.94.960.

    RCW 70.120.220 CLEAN FUEL--BIENNIAL REPORT TO LEGISLATURE. The department, in cooperation with the departments of general administration and transportation, the utilities and transportation commission, and the state energy office, shall biennially prepare a report to the legislature starting July 1, 1992, on:

                                     VI-A12

    (1) Progress of clean fuel and clean-fuel vehicle programs in reducing automotive emissions;
    (2) Recommendations for enhancing clean-fuel distribution systems;
    (3) Efforts of the state, units of local government, and the private sector to evaluate and utilize "clean fuel" or "clean-fuel vehicles"; and
    (4) Recommendations for changes in the existing program to make it more effective and, if warranted, for expansion of the program. [1991 c 199
Section 215.]
    FINDING--1991 C 199: See note following RCW 70.94.011.
    EFFECTIVE DATES--SEVERABILITY--CAPTIONS NOT LAW--1991 C 199: See RCW
70.94.904 through 70.94.906.

    RCW 70.120.901 CAPTIONS NOT LAW. Section headings as used in this act do not constitute any part of law. [1989 c 240 Section 11.]

    RCW 70.120.902 EFFECTIVE DATE--1989 C 240. This act shall take effect January 1, 1990. [1989 c 240 Section 14.]

                                     VI-A13

                                     SECTION VI

                                     APPENDIX B

                                CHAPTER 173-422 WAC
                         MOTOR VEHICLE EMISSION INSPECTION

WAC
173-422-010    Purpose.
173-422-020    Definitions.
173-422-030    Vehicle emission inspection requirement.
173-422-035    Registration requirements.
173-422-040    Noncompliance areas.
173-422-050    Emission contributing areas.
173-422-060    Emission standards.
173-422-070    Test procedures.
173-422-080    Vehicle inspection data handling procedures.
173-422-090    Exhaust analyzer specifications.
173-422-100    Testing equipment maintenance and calibration.
173-422-110    Data system requirements.
173-422-120    Quality assurance.
173-422-130    Inspection fees.
173-422-140    Inspection forms and certificates.
173-422-145    Fraudulent certificates of compliance/acceptance.
173-422-150    Inspection personnel requirements.
173-422-160    Fleet and government vehicle testing requirements.
173-422-170    Exemptions.
173-422-175    Fraudulent exemptions.
173-422-180    Air quality standards.
173-422-190    Emission specialist certification.
173-422-195    Listing of certified emission specialists.

     WAC 173-422-010 PURPOSE. This chapter implements the Washington Clean Air Act. chapter 70.94 RCW, as supplemented by the motor vehicle emission inspection provisions codified as chapter 70.120 RCW.

     Motor vehicles are the primary emitters of carbon monoxide and emit significant quantities of hydrocarbons and oxides of nitrogen. Emission controls required by the federal government are designed to reduce motor vehicle related air pollution. However, the effectiveness of these controls is substantially reduced through deterioration, maladjustment and tampering. Motor vehicle emission inspection serves to identify high polluting vehicles and to reduce emissions, when such can be accomplished at reasonable cost. These rules establish the emission standards, testing procedures, and associated activities necessary to implement a program of air pollution prevention and control involving motor vehicle emission inspections. [Statutory Authority: RCW 70-.120.120, 43.21A.080, 70.94.331 and
70.94.141(1). 83- 23-115 (Order DE 83-31), Section 173-422-010, filed
11/23/83, effective 1/2/84. Statutory Authority: RCW 70.120.120. 80-03-070
(Order DE 79-35), Section 173-422-010, filed 2/28/80.]

                                     VI-B1

     WAC 173-422-020 DEFINITIONS. Unless a different meaning is clearly indicated by context, the following definitions will apply:
     (1) "Accuracy" means the degree of correctness by which the true value of a measured sample is determined.
     (2) "Calibration gases" mean a blend of hydrocarbon (propane), carbon monoxide (CO), and carbon dioxide using nitrogen as carrier gas. The concentrations are to be traceable to within two percent of NBS standards.
     (3) "Certificate of acceptance" means an official form, issued by someone authorized by the department, which certifies that all of the following conditions have been met: The recipient's vehicle initially failed to comply with applicable emission standards, the recipient has provided original receipts proving that more than fifty dollars or one hundred fifty dollars on a 1981 or later model motor vehicle were spent after the first test and before the final test on repairs performed by a "certiFied emission specialist" solely to meet emission standards, the vehicle on final reinspection again failed to meet such standards, and the repair information section of the test report has been completed and the vehicle has been in use for more than five years or fifty thousand miles, and any component of the vehicle installed by the manufacturer for the purpose of reducing emissions, or its appropriate replacement, is installed and operative.
     (4) "Certificate of compliance" means an official form, issued by someone authorized by the department, which certifies that the recipients vehicle on inspection complied with applicable emission standards.
     (5) "Certified emission specialist" means an individual who has been issued a certificate of instruction by the department as authorized in RCW 70.120.020(2)(a) and has maintained the certification by meeting requirements old WAC 173-422-190(2).
     (6) "Dealer" means a motor vehicle dealer, as defined in RCW 46.70.011, that is licensed pursuant to chapter 46.70 RCW.
     (7) "Department" means the department of ecology.
     (8) "Drift" means the change in the reading of the analyzer to a given sample over a period of time with no adjustment to the analyzer having been made between the initial and final measurements.
     (9) "Emission contributing area" means a land area within whose boundaries are registered motor vehicles that contribute significantly to the violation of motor vehicle related air quality standards in a noncompliance area. (The inspection program implemented by this chapter applies only to vehicles registered in emission contributing areas.)
     (10) "Farm vehicle" means any vehicle other than a farm tractor or farm implement which is designed and/or used primarily in agricultural pursuits on firms for the purpose of transporting machinery, equipment, implements, farm products, supplies, and/or farm labor thereon and is only incidentally operated on or moved along public highways for the purpose of going from one farm to another.

                                     VI-B2

     (11) "Fleet" means a group of twenty-five or more motor vehicles owned or leased concurrently by one person.
     (12) "Gaseous fuel" means liquefied petroleum gases and natural gases in liquefied or gaseous forms.
     (13) "Gross vehicle weight (GVW)" means the manufacturer stated gross vehicle weight rating.
     (14) "HC and CO emissions" means the concentration of hydrocarbons (measured as n-hexane) and carbon monoxide in the engine exhaust.
     (15) "Motor vehicle" means any self-propelled vehicle required to be licensed pursuant to chapter 46.16 RCW.
     (16) "Motorcycle" means every motor vehicle having a saddle for the use of the rider and designed to travel on not more than three wheels in contact with the ground, but excluding a farm tractor.
     (17) "NBS" means National Bureau of Standards.
     (18) "Noncompliance area" means a land area within whose boundaries any air quality standard for any air contaminant from the emissions of motor vehicles will probably be exceeded.
     (19) "PPM" means parts per million by volume.
     (20) "Repeatability" means the ability of an analyzer to report the same value for successive measurements of the same sample.
     (21) "Response" means how quickly there is a change in reading following a change in concentration at the sample probe inlet.
     (22) "Sensitivity" means the smallest change in the value of a measured sample that can be detected by the analyzer.
     (23) "Zero calibration gases" means air or nitrogen in which total impurities do not exceed 0.01 percent. [Statutory Authority: Chapter 70.120 RCW. 90-06-062, Section 173-422-020. filed 3/6/90. effective 4/6/90.
Statutory Authority: RCW 70.120.120, 43.21A.080. 70.94.331 and 70.94.141(1).
83-23-115 (Order DE 83-31). Section 173-422-020, filed 11/23/83, effective
1/2/84. Statutory Authority: RCW 70.120.120. 80-03-070 (Order DE 79-35),
Section 173-422-020, filed 2/28/80.]

     WAC 173-422-030 VEHICLE EMISSION INSPECTION REQUIREMENT. All motor vehicles, not specifically exempted by WAC 173-422-170, which are registered or reregistered within the boundaries of an emission contributing area, as specified in WAC 173-422-050, are subject to the vehicle emission inspection requirements of this chapter. Neither the department of licensing nor its agents may issue or renew a motor vehicle license for any vehicle registered in an emission contributing area, as that area is established under RCW 70.120.040, unless the application for issuance or renewal is: (1) Accompanied by a valid certificate of compliance issued pursuant to RCW 70.120.060, 70.120.080, or 70.120.090 or a valid certificate of acceptance issued pursuant to RCW 70.120.070; or (2) exempted from this requirement pursuant to RCW 46.16.015(2). The certificates must have a date of validation which is within ninety days of the date of application for the vehicle license or license renewal. Certificates for fleet vehicles may have a date of validation which is within twelve

                                     VI-B3
months of the assigned license renewal date. [Statutory Authority:
RCW 70.120.120, 43.21A.080, 70.94.331 and 70.94.141(1). 83-23-115
(Order DE 83-31), Section 173-422-030, filed 11/23/83, effective 1/2/84.
Statutory Authority: RCW 70.120.120. 80-03-070 (Order DE 79 35),
Section 173-422-030, filed 2/28/80.]

     WAC 173-422-035 REGISTRATION REQUIREMENTS. (1) Persons residing in emission contributing areas as defined under WAC 173-422-050 shall register their motor vehicles within that area, unless business reasons require registration outside of the area.
     (2) Any person who violates this section is subject to a civil penalty not to exceed one hundred dollars.
     (3) Any civil penalty imposed by the department hereunder shall be appealable to the pollution control hearings board as provided for in chapter
43.21 B RCW. [Statutory Authority: Chapter 70.120 RCW. 90-06-062. Section 173-422-035, filed 3/6/90, effective 4/6/90.]

     WAC 173-422-040 NONCOMPLIANCE AREAS. The following areas are designated noncompliance areas for the air contaminants specified: Carbon monoxide
     (1) The city of Seattle.
     (2) The city of Bellevue.
     (3) The city of Spokane.
     (4) The city of Tacoma.
     (5) The city of Vancouver.
     (6) The city of Yakima.
     (7) The city of Everett. [Statutory Authority: Chapter 70.120 RCW. 90-06-062. Section 173-422-040,filed 3/6/90, effective 4/6/90. Statutory
Authority: RCW 70.120.120, 43.21A.080, 70.94.331 and 70.94.141(1). 83-23-115
(Order DE 83-31), Section 173-422-040, filed 11/23/83, effective 1/2/84.
Statutory Authority: RCW 70.120-.120. 82-02-027 (Order DE 81-32), Section 173-422-040, filed 12/31/81: 80-03-070 (Order DE 79-35), Section 173-422-040,
filed 2/28/80.]

     WAC 173-422-050 EMISSION CONTRIBUTING AREAS. Emission contributing areas within which the motor vehicle emission inspection program applies are designated by the following United States Postal Service ZIP codes as of the effective dates set forth below:

     (1) Puget Sound Region (effective January 1, 1982)

                  98004                         98039
                  98005                         98040
                  98006                         98041
                  98007                         98043
                  98008                         98046
                  98009                         98052
                  98011                         98053
                  98012                         98055
                  98020                         98056
                  98021                         98057

                                     VI-B4

                  98027                         98062
                  98028                         98063
                  98033                         98072
                  98034                         98073
                  98036                         98083
                  98037                         98101 thru 98199,

                                                inclusive except 98110

     (2) Spokane Region (effective July 1, 1985)

                  99201                         99207
                  99202                         99208
                  99203                         99212
                  99204                         99216
                  99205                         99218
                  99206

[Statutory Authority: RCW 70.120.120. 84-09-087 (Order DE 84-7), Section 173-422-050, filed 4/18/84. Statutory Authority: RCW 70.120.120, 43.21A.080,
70.94.331 and 70.94.141(1). 83-23-115 (Order DE 83-31), Section 173-422-050,
filed 11/23/83, effective 1/2/84. Statutory Authority: RCW 70.120.120. 82-02-027 (Order DE 81-32), Section 173-422-050, filed 12/31/81: 80-03-070
(Order DE 79-35), Section 173-422-050, filed 2/28/80.]

     WAC 173-422-060 EMISSION STANDARDS. Motor vehicles subject to this chapter shall meet the following emission standards prior to receiving a certificate of compliance.

                                     STANDARDS
-------------------------------------------------------------------------------

Model
Year               CO(%)                    HC (ppm)
-------------------------------------------------------------------------------

68-74              6.0                      1000
75 and             3.0                       600
later

Except 1981 and later model vehicles manufactured with a catalytic converter the standards are:

                   1.2                       220

[Statutory Authority: Chapter 70.120 RCW. 90-06-062, Section 173-422-060, filed 3/6/90, effective 4/6/90. Statutory Authority: RCW 70.120.120, 43.21A.080, 70.94.331 and 70.94.141(1). 83-23-115 (Order DE 83-31), Section
173-22-060, filed 11/23/83, effective 1/2/84. Statutory Authority: RCW
70.120.120. 82-02-027 (Order DE 81-32), Section 173-422-060, filed 12/31/81;
80-03-070 (Order DE 79-35), Section 173-422-060, filed 2/28/80.]

                                     VI-B5

     WAC 173-422-070 TEST PROCEDURES. All persons certified by, or under contract to, the department to conduct motor vehicle emission inspections shall use the following test procedures. Variations to the procedures specified may be used if approved by the department after receipt of evidence that such changes will not interfere with the validity of the test.
     (1) A two-speed (idle and 2500 rpm) test with the transmission in neutral or park shall be used to measure vehicle exhaust emissions for carbon monoxide, hydrocarbons, and carbon dioxide. A vehicle with an automatic transmission may be tested in drive for the idle test if the idle rpm in neutral or park exceeds 1200 rpm. However, the idle rpm as tested cannot exceed 1200 rpm unless allowed to do so by the vehicle manufacturers specifications.
     (2) The engine shall be at normal operating temperature during the emission test with all accessories off.
     (3) Any vehicle causing an unsafe condition, such as the continuous leaking of any fluid onto the floor, may be rejected from the inspection site.
     (4) Vehicles shall be approximately level during the test.
     (5) Vehicles with more than one exhaust pipe shall be tested by sampling each tail pipe and averaging the results, unless the exhaust pipes originate from a common point in the exhaust system. Simultaneous sampling from multiple exhaust pipes may also be used.
     (6) The following steps shall be taken to prevent excessive dilution. The exhaust sample probe must be inserted at least ten inches into the tail pipe. If this is not possible, an extension boot shall be used. The exhaust emission test results shall not be recorded if the carbon dioxide concentration does not meet or exceed five percent.
     (7) If the engine stalls during the test, the engine shall be restarted and one additional attempt will be made to complete the test.
     (8) If a vehicle is capable of being operated with either gasoline or gaseous fuels, the vehicle shall be tested using the fuel it is operating on when it enters the testing facility.
     (9) If a multiple range analyzer is used, the exhaust analyzer range shall be selected so that the standard for the vehicles being tested is between twenty-five percent and seventy-five percent of full scale if possible.
     (10) Before testing a 1981 and later model Ford Motor Company vehicle with a gross vehicle weight of 8500 pounds or less, or a 1984 85 Honda Prelude, the engine shill be turned off and then restarted.
     (11) Increase the engine speed to 2500 +300 rpm.
     (12) Insert the probe into the tailpipe. After at least thirty seconds record the exhaust emissions averaged over the last five seconds.
     (13) Slowly reduce the engine speed to idle (less than 1200 rpm). After at least thirty seconds or when the readings have stabilized at a level meeting the emission standards record the exhaust emissions averaged over the last five seconds.

                                     VI-B6

     (14) When readings from multiple exhaust pipes are averaged, steps 10, 11, 12, and 13 shall be repeated for all exhaust pipes. [Statutory Authority:
Chapter 70.120 RCW. 90-06-062, Section 173-422-070, filed 3/6/90, effective
4/6/90. Statutory Authority: RCW 70.120.120, 43.21A.080, 70.94.331 and
70.94.141(1). 83-23-115 (Order DE 83-31), Section 173-422-070, filed
11/23/83, effective 1/2/84. Statutory Authority: RCW 70.120.120. 82-02-027
(Order DE 81-32). Section 173422-070, filed 12/31/81, 80-03-070 (Order DE
79-35), Section 173-422-070, filed 2/28/80.]

     WAC 173-422-080 VEHICLE INSPECTION DATA HANDLING PROCEDURES. All persons under contract to the state to conduct motor vehicle emission inspections shall use the following data handling procedures.
     (1) The comparison of the test results with the state's emission standards shall be automated.
     (2) The emission test results, the comparison with the states emission standards, and certificates of compliance shall be automatically printed.
     (3) The required vehicle identification data shall be entered and validated before the emission test is started.
     (4) Vehicle identification data flagged as incorrect by the established validation checks shall be corrected before the emission test is started.
     (5) The emission test results shall be automatically printed.
     (6) All required data shall be automatically printed on the vehicle inspection reports and stored on bulk storage devices.
     (7) In the case of data handling equipment problems, the vehicle emission test reports and certificates of compliance may be manually completed, but all the data is required to be included on the bulk storage devices submitted to the department. [Statutory Authority: RCW 70.120.120. 43.21A.080. 70.94.331 and 70.94.141(1). 83-23-115 (Order DE 83-31). Section
173-422-080, filed 11/23/83, effective 1/2/84. Statutory Authority: RCW
70.120.120. 82-02-027 (Order DE 81-32). Section 173-422-080, filed 12/31/81;
(80-03-070 (Order DE 79-35). Section 173-422-080, filed 2/28/80.]

     WAC 173-422-090 EXHAUST ANALYZER SPECIFICATIONS. Only exhaust analyzers meeting the following specifications at the time of certification testing may be used for certification testing. Any person authorized by the department to certify vehicles is solely responsible for insuring that the testing equipment is operating within the following specifications at the time of certification testing.
     (1) Accuracy: The readings or the printed test results of the exhaust analyzers compared to the true value of a measured sample shall have the following accuracy tolerances.

               HC - Measured as n - hexane
               200 to 220 ppm      +/-15 ppm
               0 to 1000 ppm       +/-30 ppm
               1000 to 2000 ppm    +/-100 ppm

                                     VI-B7

               CO
               1.0 to 1.2%         +/-0.1%
               0 to 5%;            +/-0.2%
               5 to 10%            +/-0.5%
               CO2:
               4 to 6%             +/-1%

     (2) Calibration: The analyzer shall have the capability of being calibrated electronically and by gas.
     (3) Drift: The drift of the zero reading or any calibration reading of each analyzer shall not exceed 15 ppm HC 0.1% CO or 0.5% CO2 in one hour.
     (4) Flow restriction indicator: The analyzer shall be operated within manufacturer's specifications for sample flow. The sampling system shall be equipped with a visual and/or audible warning that sample flow is not within operating requirements.
     (5) Interference effects: Sampling the following concentrations of noninterest gases shall not cause the HC reading to change +/-10 ppm: 15% CO2 in N2, 10% CO in N2, 3000 ppm NO in N2, 10% O2 in N2, and 3% H2O vapor in air.
     Sampling the following concentrations of noninterest gases shall not cause the CO2 reading to change +/-0.05%: 15% CO2 in N2, 1600 ppm HC in N2, 3000 ppm NO in N2, 10% 02 in N2, and 3% H2O vapor in air.
     Sampling the following concentrations of noninterest gases shall not cause the CO: reading to change +/-0.05%: 1600 ppm HC in N2, 10% CO in N2, 3000 ppm NO in N2, 10% 02 in N2, and 3% H2O vapor in air.
     (6) Repeatability: The repeatability of the exhaust analyzers used shall be within 10 ppm HC. 0.05% CO and 0.2% CO2 during five successive measurements of the same sample.
     (7) Response: The response of the exhaust analyzers shall be at least ninety-five percent of the final value within fifteen seconds.
     (8) Sensitivity: The sensitivity of each analyzer shall be equal to or less than 10 ppm HC, 0.05% CO and 0.2% CO2.
     (9) Range of measurement: The analyzer shall have a range equal to or greater than 0-2000 ppm HC (n-Hexane), 0 to 10% CO, and 0 to 6% CO2.
[Statutory Authority: Chapter 70.120 RCW. 90-06-062. Section 173-422-090, filed 3/6/90, effective 4/6/90. Statutory Authority: RCW 70.120.120,
43.21A.080, 70.94.331 and 70.94.141(1). 83-23-115 (Order DE 83-31), Section
173-422-090, filed 11/23/83, effective 1/2/84. Statutory Authority: RCW
70.120.120. 82-02-027 (Order DE 81-32). Section 173-422-090, filed 12/31/81,
80-03-070 (Order DE 79-35), Section 173-422-090, filed 2/28/80.]

     WAC 173-422-100 TESTING EQUIPMENT MAINTENANCE AND CALIBRATION. (1) Unless alternative procedures have been approved or required by the department all equipment used in the inspection shall be calibrated and maintained according to the manufacturer's specifications and recommendations. Complete logs as approved by the department shall be kept for maintenance, repair, and calibration.

                                     VI-B8

     (2) The following procedures shall be followed by all testing facilities unless equivalent procedures have been approved by the department. Exhaust analyzers and all electronic components that could affect the gas concentration results shall be warmed up for at least thirty minutes prior to performing any test on equipment calibration, span, or zero checks:
     (a) Each test. Before each test can start, the exhaust analyzer readings must be less than 10 ppm HC, 0.1% CO and 0.5% CO2. If during a test the sampling system flow restriction indicator becomes activated, the test shall bc stopped and restarted after the necessary repairs to the analyzer have been completed.
     (b) Hourly check. The exhaust analyzer shall not be used to test vehicles unless within an hour prior to the test it was spanned with a calibration gas. The following procedure shall be used:
     (i) Adjust the exhaust analyzer to zero using ambient air or zero calibration gas.
     (ii) Adjust the exhaust analyzer using the electronic span.
     (iii) Check the calibration of the exhaust analyzer using a calibration gas of approximately twenty to forty percent of each range.
     (iv) Adjust and repair as necessary to insure the accuracy specified in WAC 173-422-090.
     (c) Weekly check. The exhaust analyzer shall not be used to test vehicles unless a multipoint calibration has been performed within the last seven days. The following procedure shall be used:
     (i) Adjust the exhaust analyzer to zero using ambient air or zero calibration gas.
     (ii) Adjust the exhaust analyzer using the electronic span.
     (iii) Check the calibration of the exhaust analyzer using calibration gases of approximately twenty, forty, sixty, and eighty percent for each range. (CO2 must be present at concentrations of at least 2.0%.)
     (iv) Adjust and repair as necessary to insure the accuracy specified in WAC 173-422-090 at each calibration point.
     (v) Check the calibration of the exhaust analyzer using a calibration gas with a CO concentration of 1.2 to 2.4%, a HC concentration of 150 to 300 ppm measured as n-hexane, and a CO2 concentration of 4.0 to 6.0%.
     (vi) Adjust and repair as necessary to insure the accuracy of the exhaust analyzer is within .05% CO and 6 ppm HC.
     (d) Repair check. A multipoint calibration as specified in (c) of this subsection shall be performed before the analyzer is used for certification testing following the replacement of an optical or electronic component that can cause a variation in the analyzer reading.
     The manufacturer's recommended procedures to determine any change in the correction factor from the propane calibration gas to n-hexane readings shall be followed.
     (e) Leak check. The exhaust analyzer shall not be used to test vehicles unless within one week prior to the testing, CO readings have been taken while introducing calibration gas

                                     VI-B9
through the calibration port and through the probe. Discrepancies of over 3% in the readings shall require repair of leaks. No analyzer adjustments shall be permitted during this check. Other leak check procedures may be used if it can be shown to the department's satisfaction that the method identifies leaks as well as the method in this subsection.
[Statutory Authority: Chapter 70.120 RCW. 90-06-062, Section 173-422-100, filed 3/6/90, effective 4/6/90. Statutory Authority: RCW 70.120.120, 43.21A.080,
70.94.331 and 70.94.141(1). 83-23-115 (Order DE 83-31), Section 173-422-100
filed 11/23/83, effective 1/2/84. Statutory Authority: RCW 70.120.120. 82-02-027 (Order DE 81-32), Section 173-422- 100, filed 12/31/81; 80-03-070
(Order DE 79-35), Section 173-422-100, filed 2/28/80.]

     WAC 173-422-110 DATA SYSTEM REQUIREMENTS. The data system shall consist of the following units:
     (1) Vehicle identification terminal. The vehicle identification terminal shall have a standard typewriter for-matted keyboard with a visual display to verify data entered. The data entered shall be transferred to the programmable processor on command.
     (2) Programmable processor. The programmable processor shall perform the following functions:
     (a) Accept and validate vehicle and test data required in WAC 173-422-140 from the vehicle identification terminal, exhaust analyzer, or other sources. Indicate on the vehicle identification terminal any data entered that does not meet the validation criteria.
     (b) Convert analog emission measurements to digital information for each analyzer range.
     (c) Verify that there is no excessive dilution of the exhaust sample by determining the carbon dioxide concentration and provide carbon dioxide output signal to printer and bulk storage device.
     (d) Compare test results to the state's emissions standards. Test results shall be determined by averaging five consecutive readings taken at one second intervals, at fifteen seconds after the probe has been inserted into the tail pipe. The results shall be considered stable and recorded if the five readings do not vary more than ten percent of their average or 30 ppm HC, or 0.2% CO, or 1% CO2 from their average, whichever is greater. If stability has not occurred before thirty seconds of testing, the thirty second reading along with four other consecutive readings shall be averaged and recorded as the result.
     (e) Outputs vehicle and test data and established standards for report printout.
     (f) Outputs vehicle and test data for storage on bulk storage devices.
     (3) Report printer. The report printer shall print the vehicle inspection report and the certificate of compliance. The forms used shall be provided or approved by the department.
     (4) Bulk storage devices. All data from the vehicle inspection report and the certificate of compliance shall be

                                     VI-B10
written on the bulk storage devices at the same time the printed report(s) are produced.
     The data handling system shall be so designed to prevent any data changes on the bulk storage devices that would eliminate or alter the original entry.
     Inspection shall be redone if errors result in an incorrect vehicle inspection report.
     To insure that the bulk storage devices are compatible with the state's data processing equipment, all bulk storage devices and data handling methods used by the contractor shall be expressly approved by the department. [Statutory Authority: RCW 70.120.120. 82-02-027 (Order DE 81-32), Section 173-422-110, filed 12/31/81; 80-03-070 (Order DE 79-35), Section 173-422-110,
filed 2/28/80.]

     WAC 173-422-120 QUALITY ASSURANCE. The department, or its designee, will monitor the operation of each authorized emission testing facility with unannounced, unscheduled inspections to check the calibration and maintenance of the exhaust analyzers, test procedures, and records.
     Vehicle inspection reports and fiscal reports submitted Dy inspection station operators will be checked for completeness and accuracy. The department or its designee shall have the right to audit contractor's and subcontractor's records.
     The department (or its designee) may conduct unidentified surveillance. The department (or its designee) may require that the use of an exhaust analyzer be suspended due to a malfunction or incorrect calibration of the analyzer. [Statutory Authority: RCW 70.120.120, 43.21A.080. 70.94.331 and 70.94.141(1). 83-23-115 (Order DE 83-31). Section 173-422-120, filed
11/23/83, effective 1/2/84. Statutory Authority: RCW 70.120.120.  80-03-070
(Order DE 79-35). Section 173-422-120, filed 2/28/80.]

     WAC 173-422-130 INSPECTION FEES. The fee for the first emission test on each vehicle applicable to a vehicle license year shall be sixteen dollars. If the vehicle fails, one retest will be provided free of charge at any inspection station operated under contract to the state, provided that the retest is applicable to the same vehicle license year. Any additional retests of a failed vehicle applicable to the same vehicle license year will require the payment of sixteen dollars.
     Inspection station operators shall forward to the state treasurer within ten working days, the amount of fees due to the state for inspections conducted during the previous month.
     The department or its designee shall have the right to audit any inspection station operator's or contractor's records and procedures to substantiate that the operator or contractor is properly collecting and accounting for such fees. [Statutory Authority: Chapter 70.120 RCW. 90-06-062 Section 173-422-130, filed 3/6/90, effective 4/6/90. Statutory
Authority: RCW 90-06-062,  70.120.040(7).  87-02-051. (Order DE 86-32),
Section 173-422-130, filed 1/7/87, effective 4/1/87.  Statutory Authority:
RCW 70.120.120.

                                     VI-B11

82-02-027 (Order DE 81-32). Section 173-422-130, filed
12/31/81; 80-03-070 (Order DE 79-35), Section 173-422-130, filed 2/28/80.]

     WAC 173-422-140 INSPECTION FORMS AND CERTIFICATES. All inspection stations shall use inspection forms and certificates provided or approved by the department. Additional information or materials may be provided to the vehicle operator only if approved by the department.
     (1) Vehicle inspection report: The driver of each vehicle tested shall be given a vehicle inspection report on a form to be provided or approved by the department. The inspection station operator shall record the following information.
     (a) Station number (lane number).
     (b) Date and time of test.
     (c) Who conducted the test (name or identification number).
     (d) Vehicle identification number (VIN).
     (e) Odometer reading in thousands of miles.
     (g) Vehicle model year.
     (h) Make of the vehicle.
     (i) Whether or not the vehicle was manufactured with a catalytic converter (1981 and later model vehicles only).
     (j) Gross vehicle weight class.
     (k) Emission test results.
     (i) Applicable standards.
     (m) Whether the vehicle has passed or failed the appropriate emission standards.
     (n) The engine speed while the emission readings were taken.
     (o) Carbon dioxide reading.
     (p) First test or retest.
     (q) If available at a retest, the identification number of an ecology authorized emission specialist who repaired the vehicle following the first test.
     (2) Certificate of compliance: The driver of a vehicle meeting the appropriate emission standards shall be issued a certificate of compliance.
     (3) Certificate of acceptance: If a vehicle has failed to pass the emission test applicable to any vehicle license year, the vehicle owner may request a certificate of acceptance. If the vehicle has been in use for more than five years or fifty thousand miles, and any component of the vehicle installed by the manufacturer for the purpose of reducing emissions, or its appropriate replacement, is installed and operative. To receive the certificate of acceptance the vehicle owner must provide original receipts totalling at least fifty dollars, for 1980 and earlier model year vehicles or at least one hundred fifty dollars for 1981 and later model year vehicles, dated on or between the date of the first test and the final retest, for costs of repairs performed by a "certified emission specialist" solely devoted to meeting the emission standards.
     (4) Form storage: Copies of each certificate of compliance/ acceptance, and all vehicle inspection reports shall be kept on file by the contractor and be available for the department's review for one year after they are issued. This requirement includes forms that are voided for any reason.

                                     VI-B12

     (5) Reporting: The inspection station operator shall forward to the department within ten working days after the end of each month (a) an approved storage device containing all data collected from each inspection conducted that month, and (b) a copy of all certificates of acceptance issued that month along with the related vehicle inspection reports and repair and/or parts receipts.
     Before the storage device is forwarded to the department, a backup bulk storage device shall be in the possession of the contractor. The backup bulk storage device shall be retained for one year and be available to the department upon request. [Statutory Authority: Chapter 70.120 RCW. 90-06-062.
Section 173-422-140, filed 3/6/90, effective 4/6/90. Statutory Authority: RCW 70.120.120, 43.21A.080, 70.94.331 and 70.94.141(1). 83-23-115 (Order DE
83-31), Section 173-422-140, filed 11/23/83, effective 1/2/84. Statutory
Authority: RCW 70.120.120. 82-02-027 (Order DE 81-32), Section 173-422-140,
filed 12/31/81, 80-03-070 (Order DE 79-35). Section 173-422-140, filed
2/28/80.]

     WAC 173-422-145 FRAUDULENT CERTIFICATES OF COMPLIANCE/ ACCEPTANCE.
(1)(a) Obtaining or attempting to obtain a certificate of compliance by (i) providing false information or (ii) any fraudulent means; or
     (b) Obtaining or attempting to obtain a certificate of acceptance (i) through the use of receipts or other documentation containing false information, or (ii) any fraudulent means shall be construed as a violation of these rules implementing chapter 70.94 RCW as supplemented by chapter
70.120 RCW.
     (2) Any person who commits such violation or who aids or abets another in committing the same shall be subject to a civil penalty not to exceed two hundred fifty dollars for each violation.
     (3) For the purposes of this section the term "expended" refers to the net actual cost to the vehicle owner in the purchase of repairs or parts derived after the amount of any rebate, discount or cash-return has been subtracted.
     (4) Any civil penalty imposed by the department hereunder shall be appealable to the pollution control hearing board as provided for in chapter 43.21B RCW. [Statutory Authority: Chapter 70.120 RCW. 90-06-062, Section 173-422-145, filed 3/6/90, effective 4/6/90. Statutory Authority: RCW
70.120.120. 43.21A.080, 70-.94.331 and 70.94.141(1). 83-23-115 (Order DE
83-31), Section 173-422-145, filed 11/23/83, effective 1/2/84.]

     WAC 173-422-150 INSPECTION PERSONNEL REQUIREMENTS. (1) Training. All inspection personnel must successfully complete a training course approved by the department.
     (2) Inspection personnel identification. Whenever inspection personnel are in contact with the public they shall wear identification tags visible to the motorist. [Statutory Authority: RCW 70.120.120. 80-03-070 (Order DE 79-35), Section 173-422-150, filed 2/28/80.]

                                     VI-B13

     WAC 173-422-160 FLEET AND GOVERNMENT VEHICLE TESTING REQUIREMENTS. Self-inspection of vehicles by a fleet or government agency operator may be authorized by the department. The department may also authorize emission inspection of fleet vehicles by an automotive service or testing facility engaged for such activity. Authorizations to conduct emission tests and issue certificates of compliance under this section are limited to vehicles within the fleet or fleets requesting such authorization. Any person or facility conducting fleet tests under authorization of this section must meet all requirements of this section.
     (1) The exhaust analyzers used for certification testing shall meet the specifications in WAC 173-422-090 except for those that pertain to CO2. (CO2 does not need to be measured.)
     (2) All persons engaged in testing of fleet vehicles must comply with all provisions of this chapter except WAC 173-422-080, 173-422-100
(2)(b)(iii) and (iv) and (c)(iii) and (iv), 173-422-110, 173-422-130,
173-422-140, and 173-422-150. The checks specified in WAC 173-422-100 (2)(c)
except (c)(iii) and (iv), in addition to being required weekly, shall be performed after each relocation of the analyzer.
     (3) All persons conducting tests for the purpose of issuing certificates for fleets shall be ecology certified emission specialists.
     (4) The department will provide test forms upon request. Legibly completed forms with appropriate signature(s) will constitute certificates of compliance for licensing purposes. Any person conducting testing under this section shall forward to the department within ten working days after the end of each month, a copy of each certificate of compliance issued during that month. Copies of each certificate of compliance shall be retained by the person issuing the certificate for at least two years from date of issuance. Alternative arrangements for providing and storing this information using automated data storage devices may be required by the department after one years' notice.
     Forms must be purchased from the department in advance of issuance through payment of sixteen dollars to the department for each certificate requested. Refunds or credit may be given for unused certificates returned to the department.
     Payment for fleet forms is waived for government fleets.
     Test forms provided under this section are official documents. Persons receiving the forms from the department are accountable for each form provided.
     Voided forms must be handled the same as certificates of compliance. One copy shall be sent to the department within ten days after the end of the month in which the form was voided and one copy shall be retained by the person accountable for the forms for at least two years after date of voiding. Refunds will not be made for voided forms.
     (5) All persons authorized to conduct fleet or government vehicle inspections under this section shall be subject to performance audits and compliance inspections by the department, during normal business hours.

                                     VI-B14

     (6) Fleet vehicles may be inspected any time between their scheduled license renewals.
     (7) Certificates of acceptance may not be issued under this section. [Statutory Authority: Chapter 70.120.RCW. 90-06-062, Section 173-422-160, filed 3/6/90, effective 4/6/90. Statutory Authority: RCW 70.120.120, 43.21A.080, 70.94.331 and 70.94.141(1). 83-23-115 (Order DE 83-31), Section
173-422-160, filed 11/23/83, effective 1/2/84. Statutory Authority: RCW
70.120.120. 82-02-027 (Order DE 81-32), Section 173-422-160, filed 12/31/81;
80-03-070 (Order DE 79-35), Section 173-422-160, filed 2/28/80.]

     WAC 173-422-170 EXEMPTIONS. The following motor vehicles are exempt from the inspection requirement:
     (1) Vehicles proportionally registered pursuant to chapter 46.85 RCW.
     (2) Vehicles whose model year is 1967 or earlier.
     (3) New motor vehicles whose equitable or legal title has never been transferred to a person who in good faith purchases the vehicle for purposes other than resale; this does not exempt motor vehicles that are or have been leased.
     (4) Motor vehicles that use propulsion units powered exclusively by electricity.
     (5) Motor-driven cycles as defined by RCW 46.04.332.
     (6) Motor vehicles powered by diesel engines or two-cycle engines.
     (7) Farm vehicles as defined by RCW 46.04.181.
     (8) Vehicles exempted from licensing pursuant to RCW 46.16.010.
     (9) Mopeds as defined by RCW 46.04.304.
     (10) Vehicles garaged and operated out of the emission contributing area.
     (11) Vehicles registered with the state but not for highway use.
     (12) Used vehicles whose licenses have expired or will expire within thirty days when sold by a Washington licensed motor vehicle dealer.
     (13) Motor vehicles fueled exclusively by propane, compressed natural gas, or liquid petroleum gas. [Statutory Authority: Chapter 70. 120 RCW. 90-06-062, Section 173-422-170, filed 3/6/90, effective 4/6/90. Statutory
Authority: RCW 70.120.120, 43.21A.080, 70.94.331 and 70.94.141(1). 83-23-115
(Order DE 83-31), Section 173-422-170, filed 11/23/83, effective 1/2/84.
Statutory-Authority: RCW. 70.120.120. 82-02-027 (Order DE 81 82). Section 173.422.170, filed 12/31/81: 80-03-070 (Order DE 79-35), Section 173-422-170,
filed 2/28/80.]

     WAC 173-422-175 FRAUDULENT EXEMPTIONS. (1) Obtaining or attempting to obtain an exemption from mission inspection requirements by false statements, or failure to comply with the exemption procedures established to implement WAC 173-422-170, shall be construed as a violation of these rules implementing chapter 70.94 RCW as supplemented by chapter 70.120 RCW.
     (2) Any person who commits such violation or who aids or abets another in committing the same shall be subject to a civil

                                     VI-B15
penalty not to exceed two hundred fifty dollars for each violation.
     (3) Any civil penalty imposed by the department hereunder shall be appealable to the pollution control board as provided for in chapter 43.21B RCW. [Statutory Authority: RCW 70.120.120, 43.21A.080, 70.94-.331 and
70.94.141(1). 83-23-115 (Order DE 83-31), Section 173-422-175. filed
11/23/83, effective l/2/84.]

     WAC 173-422-180 AIR QUALITY STANDARDS. The air quality standards set forth in chapter 173-415 WAC are the air quality standards applicable to the establishment of noncompliance areas pursuant to this chapter. [Statutory
Authority: RCW 70.120.120. 80-03-070 (Order DE 79-35), Section 173-422-180,
filed 2/28/80.]

     WAC 173-422-190 EMISSION SPECIALIST CERTIFICATION. (1) To become a certified emission specialist an individual shall:
     (a) Pass a course of study, approved by the department, on motor vehicle maintenance, engine and exhaust analysis equipment usage, and emission control system repair and maintenance; and
     (b) Agree in writing to meet the requirements of subsection (2) of this section.
     (2) To maintain certification, a certified emission specialist shall:
     (a) Successfully complete a department approved course on emission repair within the second year after the date of certification. and within each second year thereafter:
     (b) Sign, including the specialist identification number, all receipts for tune-up and emission repairs or adjustments performed;
     (c) Record on all receipts the vehicle's emission readings after the work is completed when an exhaust analyzer is available:
     (d) Not tamper with emission control systems, including adjusting an engine outside of the manufacturer's specifications (chapter 173-421 WAC):
     (e) Not obtain or attempt to obtain a certificate of -acceptance (repair waiver) by providing false information or by any fraudulent means (WAC 173-422-145); and
     (f) Not aid or abet any individual in committing a violation of chapter 173-421 WAC or WAC 173-422-145.
     (3) The certification of a certified emission specialist may be revoked for a first violation of chapter 173-422 WAC or WAC 173-422-145, for a period-of no more than one year, and may be permanently revoked for a second violation of chapter 173-421 WAC or WAC 173-422-145.
     The certification of a certified emission specialist may be temporarily revoked for violation of subsection (2) of this section and may be permanently revoked for continued willful violation of subsection (2) of this section.
      A certified emission specialist whose certification is revoked permanently or temporarily may appeal to the pollution control hearings board as provided for in RCW 43.21B.310.
     (4) A certified emission specialist whose certification has been temporarily revoked may reapply for certification twelve

                                     VI-B16
months after the date of revocation by applying to the department and meeting all requirements of subsection (1) of this section. An application for certification by a permanently revoked certified emission specialist will be denied. [Statutory Authority: Chapter 70.120 RCW. 90-06-062,
Section 173-422-190, filed 3/6/90, effective 4/6/90.]

     WAC 173-422-195 LISTING OF CERTIFIED EMISSIONS SPECIALISTS. (1) A list of certified emission specialists will be available to the public. Specialists will be listed under their employer's shop name when the shop is approved for listing. The list will be updated by the department at least once every six months.
     (2) The employer's name and address will be listed by the department, when the employer agrees in writing to:
     (a) Use a properly maintained and correctly calibrated exhaust analyzer as a final check for all tune-up and emission repairs or adjustments;
     (b) Have all tune-up and emission repairs or adjustments performed by a certified emission specialist;
     (c) Require any person performing tune-up and emission repairs or adjustments to sign the customer's receipt for tune-up and emission repairs or adjustments and to record the vehicle's emission readings on the receipt after the work is completed;
     (d) Require that all employees not aid or abet any person to tamper with emission control systems, including adjusting a vehicle outside of the manufacturer's specifications (chapter 173-421 WAC); and
     (e) Require that all employees not aid or abet any person to obtain a fraudulent certificate of compliance (repair waiver) (WAC 173-422-145).
     (3) An employer may be removed from the certified emission specialist list for a first violation of chapter 173-421 WAC or WAC 173-422-145 for a period of no more than one year and may be permanently removed after a second violation of chapter 173-421 WAC or WAC 173-422-145.
     An employer may be temporarily removed from the certified emission specialist list when failing to comply with the requirements of subsection
(2) of this section and may be permanently revoked for continued and willful violation of subsection (2) of this section.
     (4) An employer who has been temporarily removed from the certified emission specialist list may reapply for listing twelve months after the date of removal from the listing by applying to the department and meeting all requirements of subsection (2) of this section. An application for listing from an employer permanently removed from the certified emission specialist list will be denied.
     (5) An employer who is removed from a certified emission specialist list or denied listing in a certified emission specialist list may appeal to the pollution control hearings board as provided for in RCW 43.21B.310.
     (6) A certified emission specialist whose employer is not listed may request to be placed on a separate list available to the public. The employer's name will not be listed. The

                                     VI-B17
specialist may specify an address and phone number to be included in the list.
     (7)(a) An employer approved for listing, may display the state certified emission specialist sign available from the department. Any employer advertising or providing of information to the public based on the department's certification of a certified emission specialist must be able to be discontinued immediately upon revocation of the employer's listing or certification of the certified emission specialist.
     (b) An employer violating (a) of this subsection shall be subject to a civil penalty not to exceed two hundred fifty dollars for each violation.
     (c) A civil penalty imposed by the department may be appealed to the pollution control hearings board as provided for in RCW 43.21B.310.
[Statutory Authority: Chapter 70.120 RCW. 90-06-062. Section 173-422-195, filed 3/6/90, effective 4/6/90]



                                     VI-B18

                                     SECTION VI

                                     APPENDIX C

PROPOSED REGULATION REVISIONS                                    April 21, 1992

    WAC 173-422-010 PURPOSE. This chapter implements the Washington Clean
Air Act, chapter 70.94 RCW, as supplemented by the motor vehicle emission inspection provisions codified as chapter 70.120 RCW.
    Gasoline motor vehicles are the primary emitters of carbon monoxide and emit significant quantities of hydrocarbons and oxides of nitrogen. Diesel motor vehicles are emitters primarily of particulates, hydrocarbons, and oxides of nitrogen. Emission controls required by the federal government are designed to reduce motor vehicle related air pollution. However, the effectiveness of these controls is substantially reduced through deterioration, maladjustment and tampering. Motor vehicle emission inspection serves to identify high polluting vehicles and vehicles with tampered or missing emission controls and to reduce their emissions, when such reduction can be accomplished at reasonable cost. These rules establish the emission standards, testing procedures, and associated activities necessary to implement a program of air pollution prevention and control () resulting from motor vehicle emission inspections.

AMENDATORY SECTION (Amending WSR 90-06-062, filed 3/6/90, effective 4/6/90

    WAC 173-422-020 DEFINITIONS. Unless a different meaning is clearly indicated by context, the following definitions will apply:
    (1) "Accuracy" means the degree of correctness by which the true value of a measured sample is determined.
    (2) "Calibration gases" mean a blend of hydrocarbon (propane), carbon monoxide (CO), and carbon dioxide using nitrogen as carrier gas. The concentrations are to be traceable to within two percent of NBS standards.
    (3) "Certificate of acceptance" means an official form, issued by someone authorized by the department, which certifies that all of the following conditions have been met: The recipient's vehicle initially failed (()) the emission (()) inspection, the recipient has provided original receipts proving that more than (()) one hundred dollars or one hundred fifty dollars on a 1981 or later model motor vehicle were sent after the first (()) inspection, and before the final (()) inspection on repairs performed by a "certified emission specialist" solely to (()) reduce emissions (()), the vehicle on final reinspection again failed to meet such standards, and the repair information section of the test report has been completed and the vehicle has been in use for more than five years or fifty thousand miles and any component of the vehicle installed by the manufacturer for the purpose of reducing emissions, or its appropriate replacement, is installed and operative.
    (4) "Certificate of compliance" means an official form, issued by someone authorized by the department, which certifies that the recipient's vehicle on inspection complied with applicable emission inspection standards.
    (5) "Certified emission specialist" means an individual who has been issued a certificate of instruction by the department as authorized in RCW
70.120.020 (2)(a) and has maintained the certification by meeting requirements of WAC 173-422-190(2).
    (6) "Dealer" means a motor vehicle dealer, as defined in RCW 46.70.011, that is licensed pursuant to chapter 46.70 RCW.
    (7)  "Department" means the department of ecology.
    (8) "Drift" means the change in the reading o the analyzer to a given sample over a period of time with no adjustment to the analyzer having been made between the initial and final measurements.
    (9) "Emission contributing area" means a land area within whose boundaries are registered motor vehicles that contribute significantly to the violation of motor vehicle related air quality standards in a noncompliance area. (The inspection program implemented by this chapter applies only to vehicles registered in emission contributing areas.)
    (10) "Farm vehicle" means any vehicle other than a farm tractor or farm implement which is designed and/or used primarily in agricultural pursuits on farms for the purpose of transporting machinery, equipment, implements, farm products, supplies, and/or farm labor thereon and is only incidentally operated on or moved along public highways for the purpose of going from one farm to another.
    (11) "Fleet" means a group of fifteen or more motor vehicles owned or leased concurrently by one owner assigned a fleet identifier code by the department of licensing.
    (12) "Gross vehicle weight rating (GVWR)" means the manufacturer stated gross vehicle weight rating.
    (13) "HC and CO emissions" means the concentration of hydrocarbons (measured as n-nexane) and carbon monoxide in the engine exhaust.
    (14) "Motor vehicle" means any self-propelled vehicle required to be licensed pursuant to chapter 46.16 RCW.
    (15) "Motorcycle" means every motor vehicle having a saddle for the use of the rider and designed to travel on not more than three wheels in contact with the ground, but excluding a farm tractor.
    (16) "NBS" means National Bureau of Standards.
    (17) "Noncompliance area" means a land area within whose boundaries any air quality standard for any air contaminant from the omissions of motor vehicles will probably be exceeded.

    (()) (18)  "PPM" means parts per million by volume.
    (19) "Primary emission control components" means the components of the vehicle installed by the manufacturer for the purpose of requiring emissions or its replacement which is acceptable to the United States Environmental Protection Agency. These components are the catalytic converter or thermal reactor, the air injection system components, the thermostatic air cleaner, the exhaust gas recirculation system components, the evaporative emission system components including the gas cap, the positive crankcase ventilation system components, and the components that control the air/fuel mixture or ignition timing.
    (20) "Repeatability" means the ability of an analyzer to report the same value for successive measurements of the same sample.
    (21) "Response" means how quickly there is a change in reading following a change in concentration at the sample probe inlet.
    (22) "Sensitivity" means the smallest change in the value of a measured sample that can be detected by the analyzer.
    (23) "Zero calibration gases" means air or nitrogen in which total impurities do not exceed 0.01 percent.

AMENDATORY Section (Amending Order DE 83-31, filed 11/23/83), effective
1/2/84)

    WAC 173-422-030 VEHICLE EMISSION INSPECTION REQUIREMENT. All motor vehicles, not specifically exempted by WAC 173-422-170, which are registered or reregistered within the boundaries of an emission contributing area, as specified in WAC 173-422-050, are subject to the vehicle emission inspection requirements of this chapter. Neither the department of licensing nor its agents may change the registered owner or may issue or renew a motor vehicle license for any vehicle registered in an emission contributing area, as that area is established under RCW 70.120.040, unless the application for issuance or renewal is: (1) Accompanied by a valid certificate of compliance issued pursuant to RCW 70.120.060, 70.120.080, or 70.120.090 or a valid certificate of acceptance issued pursuant to RCW 70.120.070; or (2) exempted from this requirement pursuant to RCW 46.16.015(2). The certificates must have a date or validation which is within (()) six months of the date of application for the vehicle license (()), license renewal or registered owner change. Certificates for fleet or owner tested vehicles may have a date of validation which is within twelve months of the assigned license renewal date.

AMENDATORY Section (Amending WSR 90-06-062, filed 3/6/90, effective 4/6/90)

    WAC 173-422-035 REGISTRATION REQUIREMENTS. (1) Persons residing in emission contributing areas as defined under WAC 173-

422-050 shall register their motor vehicles within that area (()).
    (2) Any person who violates this section is subject to a civil penalty not to exceed (()) two hundred fifty dollars for each violation.
    (3) Any civil penalty imposed by the department hereunder shall be appealable to the pollution control hearings board as provided for in chapter
43.218 RCW.

AMENDATORY Section (Amending Order DE 83-31, filed 11/23/83, effective
1/2/84)

    WAC 173-422-040 NONCOMPLIANCE AREAS. The following areas are designated noncompliance areas for the air contaminants specified: Carbon monoxide
         (1)  The City of Seattle.
         (2)  The City of Bellevue.
         (3)  The City of Spokane.
         (4)  The City of Tacoma.
         (5)  The City of Vancouver
         (6)  ((
         (7)))     The City of Everett.


AMENDATORY Section (Amending Order DE 84-7, filed 4/18/84)

    WAC 173-422-050 EMISSION CONTRIBUTING AREAS. Emission contributing areas within which the motor vehicle emission inspection program applies are designated by the following United States Postal Service Zip Codes as of ((the effective dates)) January 1, 1992 set forth below:

    (1)  Puget Sound Region ((()

          98001     98035     98072
          98002     98036     98073
          98003     98037     98083
          98004     98038     98101 thru 98199,
          98005     98039     inclusive except 98110
          98006     98040     98201 thru 98208
          98007     98041     98258
          98008     98042     98270
          98009     98043     98271
          98011     98046     98275
          98012     98047     98290
          98020     98052     98327
          98021     98053     98332
          98023     98054     98335
          98025     98055     98338
          98026     98056     98344
          98027     98057     98352
          98028     98058     98354
          98031     98059     98371 thru 98374
          98032     98062     98387
          98033     98063     98388
          98034     98064     98390
               98071          98401 thru 98499

     (2)  Spokane Region ((()))

               99001          99202
               99005          99203
               99014          99204
               99016          99205
               99019          99206
               99021          99207
               99025          99208
               99027          99212
               99037          99216
               99201          99218

     (3)  Vancouver Region

               98607
               98660 thru 98668
               98671
               98682-86


AMENDATORY Section (Amending Order WSR 90-06-062, filed 3/6/90, effective
4/6/90)

     WAC 173-422-060 GASOLINE VEHICLE EMISSION STANDARDS. Gasoline motor vehicles subject to this chapter shall:

     (1) With the exception of vehicles whose model year is 1980 or earlier, have the "primary emission control components" installed operative and have an engine that is or was available from the vehicle manufacturer for use with that vehicle or a vehicle of the same or newer model year with the same chassis; and
     (2) Meet the following exhaust emission standards prior to receiving a certificate of compliance.

                             EXHAUST EMISSION STANDARDS

(())

Model Year           CO(%)            HC (ppm)     Opacity (%)

68-74                6.0            ((1000) 900         30
((75 and
later)) 75-80        3.0               600              30
81-93 (0-8500 GVWR)  1.2               220              30
81-93 (Greater       3.0               400              30
than 8500 GVWR
94-99                0.5               100              30

(())

NEW SECTION

     WAC 173-422-065 DIESEL VEHICLE EXHAUST EMISSION STANDARDS. Diesel motor vehicles subject to this chapter shall meet following opacity standards using the test procedures specified in WAC 173-422-075.

          Model Year                                             Opacity (%)
          1968 - 1973                                            70
          1974 - 1991                                            60
          1992 and later                                         40

     Vehicles tested at locations above 1000 feet altitude will be allowed an additional 10% opacity.

AMENDATORY SECTION (Amending WSR 90-06-062, filed 3/6/90, effective 4/6/90)

     WAC 173-422-070 (()) GASOLINE VEHICLE INSPECTION PROCEDURES. All persons certified by, or under contract to, the department to conduct motor vehicle emission inspections shall use the following (()) procedures. Variations to the procedures specified may be (()) established by the department (()) for all or certain vehicles.
     (1) The vehicle exhaust emissions of carbon monoxide, hydrocarbons, and carbon dioxide shall be measured using either two-speed (idle and 2500 rpms) test with the transmission in neutral or park (()) or a loaded test with the transmission in drive or in third gear unless the engine speed does not equal or exceed 2500 rpm then second gear shall be used for the loaded mode and in park or neutral for the idle mode. A vehicle with an automatic transmission may be tested in drive for the idle (()) mode if the idle rpm in neutral or park exceeds ((1100 rpm. However, the idle rpm as tested cannot exceed (()) 1100 rpm unless allowed to do so by the vehicle manufacturer's specifications.
     (2) The engine shall be at normal operating temperature during the emission test with all accessories off.
     (3) Any vehicle causing an unsafe condition, such as the continuous leaking of any fluid onto the floor, may be rejected from the inspection site.
     (4)  Vehicles shall be approximately level during the test.
     (5) Vehicles with more than one exhaust pipe shall be tested by sampling (()) one exhaust pipe (()) if the exhaust pipes originate from a common point in the exhaust system (()) or simultaneously sampling each(()) each exhaust pipe (()).
     (6) The following steps shall be taken to prevent excessive dilution. The exhaust sample probe must be inserted at least ten inches into the tail pipe. If this is not possible, an extension boot shall be used. The exhaust emission test results shall not be recorded if the sum of the carbon monoxide and the carbon monoxide concentration does not (()) equal or exceed (()) six percent.
     (7) If the engine stalls during the test, the exhaust sample probe shall be removed, the engine (()) restarted, and one additional attempt (()) made to complete the test after reinserting the exhaust sample probe.
     (8)  ((.
     (9)  ))  Two speed test sequence.
     (a)  Insert the exhaust sample probe.

     (b) The pass/fail analysis shall begin after an elapsed time of ten seconds. A pass determination shall be made for the vehicle the idle mode terminated if:
     (i) The vehicle shall pass the idle mode test and this mode terminated if, prior to an elapsed time of thirty seconds, exhaust gas concentrations are less than or equal to 100 ppm HC and 0.5 percent CO.
     (ii) The vehicle shall pass the idle mode test and this mode terminated if, at any time between an elapsed time of thirty seconds and ninety seconds, the exhaust gas concentrations are less than or equal to the applicable emission standards.
     (c)  Increase the engine speed to 2500 + 300 rpm.
     (d) The pass/fail analysis shall begin after an elapsed time of ten seconds. A pass or fail determination shall be made for the vehicle and the 2500 rpm mode terminated for vehicles that passed the idle mode test as follows:
     (i) The vehicle shall pass the 2500 rpm mode test and this mode terminated if, at any time between an elapsed time of thirty seconds and one hundred eighty seconds, the exhaust gas concentrations are less than or equal to the applicable emission standards.
     (ii) The vehicle shall pass the 2500 rpm mode test and this mode terminated if, at any time between an elapsed time of thirty seconds and one hundred eighty seconds, the exhaust gas concentrations are less than or equal to the applicable emission standards.
     (e) A pass or fail determination shall be made for vehicles that failed the idle mode test and the 2500 rpm mode test terminated at the end of an elapsed time of one hundred eighty seconds.
     (f) If the vehicle fails the initial idle mode test and passed the high-speed mode test, a second idle test will be conducted.
     (9)  Loaded test sequence.
     (a)  Insert the exhaust sample probe.
     (b) The test shall start when the dynamometer speed is within the following limits:

engine cylinders          speed (mph)         brake horsepower

4 or less                    22-25                 2.8-4.1
5-6                          29-32                 6.8-8.4
7 or more                    32-35                 8.4-10.8

If the dynamometer speed falls outside the limits for more than five seconds in one excursion, or fifteen seconds over all excursions, the test shall be restarted.
     (c) The pass/fail analysis shall begin after an elapsed time of ten seconds. A pass determination shall be made for the loaded mode and this mode terminated if at any point between an elapsed time of thirty seconds and ninety seconds, the exhaust gas concentrations are less than or equal to the applicable emission standards.
     (d) The idle mode shall start when the dynamometer speed is zero and the vehicle engine speed is less than 1100 rpm. If engine speed exceeds 1100 rpm the idle mode test shall be restarted.
     (e) The pass/fail analysis shall begin after an elapsed time of ten seconds. A pass determination shall be made for the vehicle and the idle mode terminated if:
     (i) Prior to an elapsed time of thirty seconds, exhaust gas concentrations are less than or equal to 100 ppm HC and 0.5 percent CO.
     (ii) At any time between an elapsed time of thirty seconds and ninety seconds, exhaust gas concentrations are less than or equal to the applicable emission standards.
     (10) Before (()) failing a 1981-1986 model year Ford Motor Company vehicle with a gross vehicle weight of 8500 pounds or less, or a 1984-85 model year Honda Prelude, the engine shall be (()) shut off for ten seconds and then restarted and the failing mode repeated.
     ((


     .))

NEW SECTION

     WAC 173-422-422-075 DIESEL VEHICLE INSPECTION PROCEDURE. Diesel vehicles shall be tested using the following procedure:
     (1) with the transmission in neutral move the accelerator pedal from normal idle as rapidly as possible to the full power position, and held in this position for three seconds unless the engine reaches the maximum speed allowed by the vehicle manufacturer as indicated by the vehicle's tachometer then the accelerator pedal shall be immediately released.
     (2) Fully release the accelerator pedal so that the engine decelerates to normal idle.
     (3) Measure the smoke opacity with an opacity meter continuously during the test.
     (4) Repeat the above steps ten times or until three successive maximum opacity measurements meet the standard established in WAC 173-422-065.

AMENDATORY SECTION  (Amending W5R 90-06-062, filed 3/6/90, effective 4/6/90)

     WAC 173-422-090 EXHAUST GAS ANALYZER SPECIFICATIONS. Only exhaust gas analyzers meeting the following specifications at the time of certification testing may be used for certification testing. Any person authorized by the department to certify vehicles is solely responsible for insuring that the testing equipment is operating within the following specifications at the time of certification testing.
     (1) Accuracy: The readings or the printed test results of the exhaust analyzers compared to the true value of a measured sample shall have the following accuracy tolerances.

          ((




          EG



          __
          %))
          HC - Measured as n - hexane
               0 to 400 ppm                            +12 ppm
          401 to 1000 ppm                              +30 ppm
          1001 to 2000 ppm                             +80 ppm

          CO
          0 - 2.00                                      +0/06
          2.01 - 5.00                                   +0.15
          5.01 - 9.99                                   +0.40
          CO2
          0 - 4.0                                        +0.6
          4.1 - 14.0                                     +0.5

     (2) Calibration: The analyzer shall have the capability of being calibrated electronically and by gas.
     (3) Drift: The drift of the zero reading or any calibration reading of each analyzer shall not exceed 15 ppm HC, 0.1% CO or 0.5% CO2, in one hour.
     (4) Flow restriction indicator: The analyzer shall be operated within manufacturer's specifications for sample flow. The sampling system shall be equipped with a visual and/or audible warning that sample flow is not within operating requirements.
     (5) Interference effects: Sampling the following concentrations of noninterest gases shall not cause the HC reading to change +10 ppm: 15% CO in N, 10% CO in N, 3000 ppm NO in N, 10% 0, in N, and 3% HO vapor in air.
     Sampling the following concentrations of noninterest gases shall not cause the CO reading to change +/-0.05%: 15% CO in N, 1600 ppm HC in N, 3000 ppm MO in N, 10% 0 in N, and 3% HO vapor in air.
     Sampling the following concentrations of noninterest gases shall not cause the CO reading to change ((+/-0.5%)) +0.20%: 1600 ppm HC in N, 10% CO in N, 3000 ppm NO in N, 10% 0 in N, and 3% HC vapor in air.
     (6) Repeatability: The repeatability of the exhaust analyzers used shall be within (()) the following tolerances during five successive measurements of the same sample ((v)):

         HC,PPM         0-400          8
         as hexane      401-1000       15
                        1001-2000      30
         CO. %          0-2.00         0.03
                        2.01-5.00      0.08
                        5.01-9.99      0.15
         CO. %          0-14.0         0.3


         (7) Response: The response of the exhaust analyzers shall be at least ninety percent of the final value within (()) eight seconds.
         (8) Sensitivity: The sensibility of each analyzer shall be equal to or less than 10 ppm HC, 0.05% CO and 0.2% CO2.
         (9) Range of measurement: The analyzer shall have a range equal to or greater than 0-2000 ppm HC (n-Hexane), 0 to 10% CO, and 0 to 6% CO2.

    NEW SECTION

    WAC 73-422-095 EXHAUST OPACITY TESTING EQUIPMENT. The exhaust opacity measurement shall be conducted using an opacity meter approved by the department.
    The opacity meter shall:
    (1) Be a light extinction type opacity meter, contain both an optical detection unit and a control/indicator unit.
    (2) Provide for full flow, end-of-line, and continuous measurement of exhaust opacity.
    (3) Have an accuracy of plus or minus one opacity percent digit.
    (4) Have a reading linearity of one opacity percent digit from 0-100 percent opacity.
    (5) Have a drift of less than plus or minus one percent per use.
    (6) Have a response time of less than 0.140 seconds for a change from 0-95 percent of full scale.
    (7) Have a warm-up time of less than one minute,
    (8) Have a operating temperature range from 32DEG. -120DEG. F.

    AMENDATORY SECTION (AMENDING WSR 90-06-062), Filed 3/6/90, effective
4/6/90)

    WAC 173-422-100 TESTING EQUIPMENT MAINTENANCE AND CALIBRATION.
(1) Unless alternative procedures have been approved or required by the department all equipment used in the inspection shall be calibrated and maintained according to the manufacturer's specification and recommendations. Complete logs as approved by the Department shall be kept for maintenance, repair, and calibration.
    (2) The following procedures shall be followed by all testing facilities unless equivalent procedures have been approved by the department. Exhaust analyzers and all electronic components that could affect the gas concentration results shall be warmed up for at least thirty minutes prior to performing any test on equipment, calibration, span, or zero checks:
    (a) Each test. Before each test can start, the zero span setting must be checked on the opacity meter and the exhaust gas analyzer readings must be less than 10 ppm HC, 0.1% CO and 0.5% CO(2). If during a test the sampling system flow restriction indicator becomes activated, the test shall be stopped and restarted after the necessary repairs to the analyzer have been completed.
    (b) Hourly check. The exhaust analyzer shall not be used to test vehicles unless within an hour prior to the test it was spanned with calibration gas. The following procedure shall be used:
    (i) Adjust the exhaust analyzer to zero using ambient air or zero calibration gas.
    (ii) Adjust the exhaust analyzer using the electronic span.
    (iii) Check the calibration of the exhaust analyzer using a calibration gas of approximately twenty to forty percent of each range.
    (iv) Adjust and repair as necessary to insure the accuracy specified in WAC 173-422-090.
    (c) Weekly check. The exhaust analyzer shall not be used to test vehicles unless a multi-point calibration has been performed within the last seven days. The following procedure shall be used:
    (i) Adjust the exhaust analyzer to zero using ambient air or zero calibration gas.
    (ii) Adjust the exhaust analyzer using the electronic span.
    (iii) Check the calibration of the exhaust analyzer using calibration gases of approximately twenty, forty, sixty, and eighty percent for each range. (C0(2) must be present at concentrations of at least 2.0%.)
    (iv) Adjust and repair as necessary to insure the accuracy specified in WAC 173-422-090 at each calibration point.
    (v) Check the calibration of the exhaust analyzer using a calibration gas with a CO concentration of 1.2 to 2.4%, a HC concentration of 150 to 300 ppm measured as n-hexane, and a CO2 concentration of 4.0 to 6.0%.
    (vi) Adjust and repair as necessary to insure the accuracy of the exhaust analyzer is within .05% CO and 6 ppm HC.
    (d) Repair check. A multipoint calibration as specified in (c) of this subsection shall be performed before the analyzer is used for certification testing following the replacement of an optical or electronic component that can cause a variation in the analyzer reading.
    The manufacturer's recommended procedures to determine any change in the correction factor from the propane calibration gas to n-hexane readings shall be followed.
    (e) Leak check. The exhaust analyzer shall not be used to test vehicles unless within one week prior to the testing, CO readings have been taken while introducing calibration gas through the calibration port and through the probe. Discrepancies of over 3% in the readings shall require repair of leaks. No analyzer adjustments shall be permitted during this check. Other leak check procedures may be used if it can be shown to the department's satisfaction that the method identifies leaks as well as the method in this subsection.

    AMENDATORY SECTION (Amending Order DE 83-31, filed 11/23/83, effective
1/2/84)

    WAC 173-422-120 QUALITY ASSURANCE. The Department, or its designee, may monitor the operation of each authorized emission inspection facility with unidentified or unannounced and unscheduled inspections to check the calibration and maintenance of the exhaust analyzers, test procedures, and records.
    The department (or its designee) may immediately require the suspension of vehicle inspections in all or part by the inspection facility if violations this chapter are found during an inspection at the inspection facility.


AMENDATORY SECTION (Amending WSR 90-06-062, filed 3/6/90, effective 4/6/90)

    WAC 173-422-130 INSPECTION FEES. At an inspection facility operated under contract to the state, the fee for the first emission inspection on each vehicle applicable to a vehicle license year shall be sixteen dollars. If the vehicle fails, one reinspection will be provided free of charge at any inspection station operated under contract to the, provided that the reinspection is applicable to the same vehicle license year.
Any additional reinspection of a failed vehicle applicable to the same vehicle license year require the payment of sixteen dollars.
    Inspection station operators shall forward to the state treasurer within ten working days, the amount of fees due to the state for inspections conducted during the previous month.
    The department or its designee shall have the right to audit any inspection station operator's or contractor's records and procedures to substantiate that the operator or contractor is properly collecting and accounting for such fees.

AMENDATORY SECTION (Amending WSR 90-06-062, filed 3/6/90, effective 4/6/90)

    WAC 173-422-140 INSPECTION FORMS AND CERTIFICATES. All inspection facilities shall use inspection forms and certificates provided or approved by the department.
    (1) Vehicle inspection report: The driver of each vehicle inspected shall be given a vehicle inspection report on a form to be provided or approved by the department. The inspection station operator shall record the following information.
    (a) Station number (lane number).
    (b) Date and time or test.
    (c) Who conducted the test (name of identification number).
    (d) Vehicle identification number (VIN).
    (e) Odometer reading in thousands of miles.
    (f) Vehicle license number.
    (g) Vehicle model year.
    (h) Make of the vehicle.
    (i) Manufacturer's gross vehicle weight rating (GVWR).
    (j) Emission test results.
    (k) Applicable standards.
    (l) Whether the vehicle has passed or failed the appropriate emission standards.
    (m) What component of the vehicle installed by the manufacturer for the purpose of reducing emissions, or its appropriate replacement is missing or inoperative. (Gasoline vehicles only.)
    (n) The engine speed while the emission readings were taken. (Gasoline vehicles only.) RPM
    (o)  Carbon dioxide reading. (Gasoline vehicles only.)
    (p)  First inspection  or reinspection.
    (q) If available at reinspection the identification number of an ecology "Certified emission specialist who repaired the vehicle following the first inspection.
    (2) Certificate of compliance: The driver of a vehicle meet the appropriate inspection standards shall be in certificate of compliance.
    (3) Certificate of acceptance: If a vehicle has failed to the emission inspection, the vehicle owner may request a certificate of acceptance, the vehicle has been in use for more than five years or fifty thousands miles, and any component of the vehicle installed by the manufacturer for the purpose of reducing emissions, or its appropriate replacement is installed and operative. To receive the certificate of acceptance the vehicle owner must provide original receipts totalling at least one hundred dollars, for 1980 and earlier model year vehicles or at least one hundred fifty dollars for 1981 and later model year vehicles, dated on or between the date of the first test and to final retest, for costs on or between the date of the first test and the final retest, for costs of repair performed by a "certified emission specialist" solely devoted to meeting the emission standards.
    (4) Form storage: Copies of each certificate of compliance acceptance, and all vehicle inspection reports shall be kept on file by the contractor and be available for the department's review for two years after they are issued. This requirement include forms that are voided for any reason.

    (5) Reporting: The inspection station operator shall forward the department within ten working days after the end of each month an approved storage device containing all data collected from inspection conducted that month, and (b) a copy of all certificates acceptance issued that month along with the related vehicle inspection reports and repair and/or parts receipts.
    Before the storage device is forwarded to the department, backup bulk storage device shall be in the possession of the contractor. The backup bulk storage device shall be retained for two years and be available to the department upon requests.

    AMENDATORY SECTION (Amending WSR 90-06-062, filed 3/6/90, effective
4/6/90)

    WAC 173-22-160 FLEET AND DIESEL OWNER VEHICLE TESTING REQUIREMENTS.
The department may authorize emission inspections by fleet operator including government agencies and the owner's of diesel motor vehicles with a gross vehicle weight rating in excess of 8500 pounds or by an automotive service or testing facility engaged by the vehicle owner for such activity. Authorizations to conduct emission tests and issue certificates of compliance under this section are limited to authorized fleet vehicles or diesel vehicles with a gross vehicle weight rating in excess of 8500 pounds.
    (1) The exhaust analyzers used for certification testing of gasoline fleet vehicles shall meet the specifications in WAC 173-422-09.
    (2) All person engaged in testing of gasoline fleet or diesel vehicles must comply with all applicable provisions of this chapter except WAC 173-422-100 (2) (b) (iii) and (iv) and (c) (iii) and (iv) (()). The checks specified in WAC 173-422-100 (2) (c) except (c) (iii) and (iv), in addition to being required weekly, shall be performed after each relocation of the analyzer.
    (3) All persons conducting tests for the purpose of issuing certificates for fleet(s) or diesel vehicles shall be ecology certified emission specialists.
    (4) The department will provide test forms upon request legibly completed forms with appropriate signature (s) will constitute certificates of compliance for licensing purposes. Any person conducting testing under this section shall forward to the department within ten working days after the end of each month, a copy of each certificate of compliance issued during that month. Copies of each certificate of compliance shall be retained by the person issuing the certificate for at least two years from date of issuance. Alternative arrangements for providing and/or storing this information using automated data storage devices may be approved or required by the department (after one years notice).
    Forms must be purchased from the department in advance to issuance through payment of sixteen dollars to the department for each certificate requested. Refunds or credit may be given for unused certificates returned to the department. Payment for fleet forms is waived for government fleets.
    Test forms provided under this section are official documents.
    Persons receiving the forms from the department are accountable for each form provided.
    Voided forms must be handled the same as certificates of compliance. One copy shall be sent to the department within ten days after the end of the month in which the form was voided and one copy shall be retained by the person accountable for the forms for at least two years after the date of voiding. Refunds will not be made for voided forms.
    (5) All persons authorized to conduct fleet or government vehicle inspections under this section shall be subject to performance audits and compliance inspections by the department, during normal business hours.
    (6) Fleet vehicles may be inspected any time between their scheduled license renewals.
    (7) Certificates of acceptance may not be issued under this section.

    AMENDATORY SECTION (Amending WSR 90-06-062, filed 3/6/90, effective
4/6/90)

    WAC 173-422-170 EXEMPTIONS. The following motor vehicles are exempt from the inspection requirement:
    (1) Vehicles proportionally registered pursuant to chapter 46.85 RCW.
    (2) Vehicles whose model year is 1967 or earlier.
    (3) New motor vehicles whose equitable or legal title has never been transferred to a person who in good faith purchases the vehicle for purposes other than resale; this does exempt motor vehicles that are or have been leased.
    (4) Motor vehicles that use propulsion units powered exclusively by electricity.
    (5) Motor-driven cycles as defined by RCW 46.04.181.
    (6) Farm vehicles as defined by RCW 46.04.332.
    (7) Vehicles exempted from licensing pursuant to RCW 46.16.010.
    (8) Mopeds as defined by RCW 46.04.304.
    (9) Vehicles garaged and operated out of the emission contributing area.
   (10) Vehicles registered with the state but not for highway use.

   (11) Used vehicles whose licenses have expired or will expire within thirty days when sold by a Washington licensed motor vehicle dealer.
   (12) Motor vehicles fueled by propane compressed natural gas, or liquid petroleum gas and so recognized by the department of licensing.
              (13) Motor vehicles whose manufacturer or engine manufacturer provides information that the vehicle cannot meet emission standards because of its design. In lieu of exempting these vehicles alternative standards and/or inspection procedures may be established.

    REPEALER

    The following sections of the Washington Administrative Code are repealed:
    WAC 173-422-080 VEHICLE INSPECTION DATA HANDLING PROCEDURES.
    WAC 173-422-110 DATA SYSTEM REQUIREMENTS.
    WAC 173-422-150 INSPECTION PERSONNEL REQUIREMENTS.
    WAC 173-422-180 AIR QUALITY STANDARDS.

                                     SECTION VI
                                     APPENDIX D

                ZONE I VEHICLE EMISSION INSPECTION STATION LOCATIONS
                              Number of Stations = 2
                                        map


Map of area identifying Zone I. Zone I is identified by including
Marysville, Lake Stevens, Everett, Mukilleo, Snohomish.

                ZONE II-VEHICLE EMISSION INSPECTION STATION LOCATIONS
                                Number of Stations = 8
                                        map


Map of area identifying Zone II. Zone II is identified by including Edmonds, Lynnewood, Mt. Lake Terrace, Millcreek, Bothell, Woodinville, Kirkland, Redmond, Bellevue, Issaquoh, and Renton

               ZONE III-VEHICLE EMISSION INSPECTION STATION LOCATIONS
                                Number of Stations = 6
                                        map


Map of area identifying Zone III. Zone III is identified by including Gig Harbor, Tacoma, Federal Way, Kent, Maple Valley, Auburn, Pacific, Sumner, Puyallup, Graham, Spanaway, Fort Lewis, Dupont, and Steilacoom.

               ZONE IV-VEHICLE EMISSION INSPECTION STATION LOCATIONS
                               Number of Stations = 1
                                        map


Map of area identifying Zone IV. Zone IV is identified by including Vancouver, Comas, and Washougal.

              ZONE V-VEHICLE EMISSION INSPECTION STATION LOCATIONS
                             Number of Stations = 2
                                       map


Map of area identifying Zone V. Zone V is identified by including Spokane, Otis Richards, Liberty Lake, Green Acres, and Veradale.

                                      SECTION VI

                                      APPENDIX E


                                             WASHINGTON STATE CONTRACT NO.
                                                                           ----
                                                                ESCROW NO.
                                                                           ----


                          Escrow Instructions and Agreement
                         Department of General Administration
                                Office of State Procurement
                       216 General Administration Building-AX-22
                           Olympia, Washington 98504-0622

TO:
    ----------------------------------------------------
    (Bank or Savings and Loan Institution)

    ---------------------------------------------------
    (Branch)

    --------------------------------------------------
    (Mailing Address)

    --------------------------------------------------
    (City, State, Zip)


The undersigned, _________________________ (Contractor), has been directed by the Department of General Administration, Office of State Procurement (OSP) to establish and escrow account with a bank or saving and loan institution of their choice, provided that it is regulated by the State of Washington. The purpose of this escrow agreement is to guarantee that all provisions of the above referenced Washington State contract are satisfactorily performed by the Contractor. The following are the terms, conditions, and instructional for this escrow agreement, which is the only form which will be accepted by OSP.

1. The monies to be deposited shall be used by you to purchase certificate(s) of time deposit or other interest bearing securities agreed upon by you and the Contractor, provided they shall be in a form which shall allow you alone to reconvert them into money, if you are required to do so by OSP as provided in paragraph 5 below.

2. When and as interest accrues and is paid, you shall collect such interest and forward it to the Contractor at its address designated below; unless with your consent, you are otherwise directed in writing by the Contractor.

3. Other than accrued interest you are not authorized to deliver to the Contractor all or any part of the certificate(s) of time deposit or other interest-bearing securities or monies held by you pursuant to this agreement except in accordance with written instructions from OSP by the Contract Administrator assigned to the administration of the above referenced Washington State Contract. Compliance with such instructions shall relieve you of any further liability related thereto.

4. The expiration date of the above referenced contract underlying this agreement is ________________. OSP shall advise you in writing of any change in the contract expiration data including additional contract terms and you will be authorized to reinvest the monies held hereunder accordingly.

5. In the event the OSP Contract Administrator orders you to do so in writing and not withstanding any other provisions of this agreement, you shall, within thirty-five (35) calendar days of receipt of such order, reconvert into money the certificate(s) of time deposit or other interest-bearing securities held by you pursuant to this agreement and return such money and any unpaid accrued interest to OSP.

6. Payment of all fees for your servIces shall be the sole responsibility of the Contractor end shall not be deducted from any monies placed with you pursuant to this agreement until and unless the OSP Contract Administrator directs the release to the Contractor of the monies held hereunder; whereupon you shall be granted a first lien upon such monies released end shall be entitled to reimburse yourself for the entire amount of your fees.

7. If you are made a party to any litigation with respect to the monies held by you hereunder, or if the conditions of this agreement are not promptly fulfilled, or if you are required to render any services not provided for in these instructions, or if there is any assignment of the interests of this escrow or any modification hereof, you shall be entitled to reasonable compensation for such extraordinary services from the Contractor and reimbursement from the Contractor for all costs and expenses, including attorney fees occasioned by such default, delay, controversy or litigation.

8. Should you at any time and for any reason desire to be relieved of your obligations as escrow holder hereunder, you shall give written notice to OSP and Contractor. OSP and Contractor shall, within twenty (20) calendar days of the receipt of such notice, jointly appoint a successor escrow holder and instruct you to deliver all monies held hereunder to said successor. If you are not notified of the appointment of the successor escrow holder within that twenty (20) calendar days, you may return the sub)ect matter hereof to OSP and upon so doing, OSP and Contractor absolve you from all further charges and obligations in connection with this escrow.

9. This agreement shall not be binding until executed by the Contractor and you and accepted by OSP at which time copies of this agreement will be sent to you and the Contractor.

10. This instrument contains the entire agreement between you, the Contractor and OSP with respect to this escrow and you are not a party to nor bound by any instrument or agreement other than this. You shall not be required to take notice of any default or any other matter, nor be bound by nor required to give notice or demand, nor required to take any action whatever except as herein expressly provided. You shall not be liable for any loss or damage not caused by your own negligence or willful misconduct.

11. The foregoing provisions shall be binding upon the assigns, successors, personal representatives and heirs of the parties hereto.

The undersigned have read and hereby approve the instructions as given above governing the administration of this escrow and do hereby execute this agreement on this _______ day of ___________, 19___.


-------------------------------         --------------------------------------
    (Contractor)                       (Bank or Savings and Loan Institution


By                                          Escrow Account #
   -------------------------------                     ------------------------
    (Signature)    (Title)

Uniform Business Identifier                           By
(Taxpayer I.D.)            --------------------         -----------------------


----------------------------------     ----------------------------------
(Mailing Address)                           (Mailing Address)


----------------------------------          -----------------------------------
(City, State, Zip)                          (City, State, Zip)


Telephone
         ------------------------

The above escrow instructions and agreement received and accepted this
day of                , 19   .

Office of State Procurement

By
  ------------------------------------

Telephone: (   )
                ------------------

                                      SECTION VI

                                      APPENDIX F

           EXAMPLE OF EXCESSIVE WAITING TIME LIQUIDATED DAMAGE CALCULATIONS

Average Number (AWN) = Sum of Vehicles Waiting for Inspections at 0,10,20,30 minutes/4

    0  minutes 10:07 a.m.: 50 cars waiting
    10 minutes 10:17 a.m.: 46 cars waiting
    20 minutes 10:27 a.m.: 42 cars waiting ANM = 50 + 46 + 42 +42 = 45 vehicles 30 minutes 10:37 a.m.: 42 cars waiting

Average Inspection Frequency (AIF) = Inspections Done During the 30 Minutes
                                     ---------------------------------------
                                                 30 Minutes

    72 Vehicles Inspected from 10:07 - 10:37 = 2.4 Vehicles per minute
    ----------------------------------------
                  30 Minutes

    Average Waiting Time =  Average Number Waiting (ANW)
                          ----------------------------------
                          Average Inspection Frequency (AIF)

    Average Waiting Time =             45 vehicles        = 18.75 Minutes
                           -----------------------------
                              2.4 Vehicles per minute

    Lane 1 closed 10:09-10:11
    Lane 2 closed 10:15-10:20

    Were Lanes Operational and Fully Staffed?  No

    Therefore, Average Waiting Time of 18.75 minutes is a violation

Utilization Factor = Sum of Time Each Lane Operated
                     -------------------------------
                        Total Available Lane Time

Total Available Lane Time = 30 Minutes x Number of Lanes

Example: Lanes 2,3,4,6  30 Minutes each
         Lane 1              28 Minutes          = 28+30+30+30+25+30 = .96
                                                   -----------------
         Lane 5              25 Minutes                  180

Payment  =  Utilization  x Contractor    x  No. of Paid Inspections
         Factor          Payment       During the 30 Minute Period

         .96          x $9.00         x     62   =    $535.68

         (100% Payment = $558.00)

                                      SECTION VI

                                      APPENDIX G

United States                                           March 1992
Environmental Protection Agency
Air

EPA HIGH-TECH I/M Tests: Background
   Materials for Developing an RFP




                                        Draft

    NOTE: All references to evaporative system testing and the following portions of this document do not apply to the Invitation to Bid/Contract:

    Sections III, IV, V except for 2
    Section VI except for 1, 2, 7 (pass/fail not determined), 8
    1J, 5, 6 of Section VII
    5, 6 of Section VIII
    Section IX.

                                  Table of Contents


                                                                            Page

I.       Introduction.........................................................1
II.      General Requirements.................................................1
III.     Number of Transient Test Lanes.......................................2
IV.      Vehicle Standards....................................................5
V.       Test Procedures......................................................8
VI.      Data Collection/Calculations........................................11
VII.     Equipment Specifications............................................16
VIII.    Quality Assurance Requirements......................................28
IX.      Technical Proposal Evaluation.......................................37
X.       References..........................................................39

I.  Introduction

    A draft of this document was originally developed for use by Kentucky's Jefferson County Air Pollution Control Distract to assist in the preparation of a Request for Proposal (RFP) for a vehicle Inspection and Maintenance (I/M) program consisting of transient emission testing, transient purge testing and evaporative system pressure testing. Although Kentucky is only required to implement a basic I/M program under the terms of the current Clean Air Act, in its particulars, the Louisville program resembles EPA's currently recommended enhanced I/M program design.

    This document was written in RFP style, with references to "the contractor" and "the state" as appropriate. Some of the provisions discussed here are tailored to the specific needs of Louisville, Kentucky and may not fit with other states' needs. EPA's intention is not to recommend specific RFP language, but rather to provide information to states so that they can develop their own RFPs and include specific details on procedures, quality control and other essential program features. Much of the data used in this report was based on the best information available at the time of drafting, but states should be aware that EPA's test programs are continuing to be refined. EPA intends to update estimates of fast-pass and fast-fail rates, overall failure rates, and other test-related information. In addition, EPA will be refining test procedure algorithms to maximize the effectiveness of the tests. For those states needing to move ahead with program development, however, these estimates provide a sound basis for drafting an RFP.

II. General Requirements

    The transient dynamometer test will be the IM240 described in EPA Report No. EPA-AA-TSS-91-1.

    The transient testing system must operate accurately and relIably during all ambient and climatic conditions in which the facility accepts any vehicle for testing. In addition, the transient dynamometer facilities shall comply with QSHA, State, and County background pollution concentration levels and noise levels. The contractor is also responsible for maintaining ambient background pollution concentration levels below those required by the Quality Assurance program.

    The contractor shall provide a safe, convenient, and comfortable waiting area for public use during vehicle testing.

III.     Number of Transient Test Lanes

    The contractor is responsible for determining the actual number of vehicles subject to transient testing, by model year, and making appropriate assumptions for the numbers of reset and fast-pass vehicles, as a prerequisite to designing a sufficient number of transient lanes to accommodate actual test volume. The network shall be designed so that the average customer wait time conforms with those specified in the RFP (i.e., no longer than a 15 minute wait to begin testing, except for the last 3 days of each month). Furthermore, stations should be sited so that a specified majority of motorists are within a specified distance of a testing site (i.e., such that 80% of all motorists are within 5 miles of a test facility, and 95% are within 12 miles of a test facility) . Once in place, if the number of test lanes or facilities is not adequate to test the number of vehicles in the model year categories specified in the winning contract, the contractor will be responsible for implementing corrective action, such as improving efficiency, constructing additional test lanes, facilities, and the like.

    The state will provide an estimate of the number of vehicles by model year, but the contractor is responsible for providing facilities to test the actual number of vehicles in the model years specifIed. As an additional reference on throughput, EPA has an on-going test program in Hammond, Indiana that is conducting transient IM24O tests, evaporative integrity (pressure) tests, and evaporative purge tests on in-use vehicles. Bidders may contact EPA to review this data. for reference purposes, EPA has provided a preliminary failure-rate analysis of the data collected. The failure rates are listed by model year, and on an overall basis for selected cut points, and combinations of cutpoints. Table 1 provides this information for light-duty vehicles, and Table 2 covers light-duty trucks. At some cutpoints for the older model years (e.g., 1983 and 1984), the model-year failure rate was quite high for the sample. It is expected that such high model-year failure rates would drop significantly after the first inspection cycle because the repairs needed to pass a transient I/M test are expected to be durable (as opposed to the short-term repairs often encountered in idle-test based programs, such as temporary idle adjustments, etc.). Bidders should consider, however, the effect that the waiver cost limit may have on the expected decrease in overall retest volume. Bidders may use the information in Tables 1 and 2 as a guide, but may not use it to absolve themselves from the responsibility to provide sufficient facilities to meet the terms of the RFP.

                                       Table 1
                             LDV Lane IM240 Failure Rates


INDIVIDUAL CUTPOINTS                  1983      1984      1985      1986      1987      1988      1989      1990      1991    All
--------------------                  ----      ----      ----      ----      ----      ----      ----      ----      ----    ----

0.8 HC                                35.8      32.7      24.3      14.7       7.9       4.6       1.2       0.7       0.0     15.3
1.2 HC                                23.9      19.5      14.2       7.5       4.5       2.2       1.0       0.4       0.0      9.1
1.6 HC                                16.6      11.7       8.3       4.9       2.9       1.7       0.9       0.2       0.0      5.8
2.0 HC                                11.6       6.8       5.9       2.3       2.4       1.2       0.7       0.2       0.0      3.8
15 CO                                 30.6      27.2      18.2      10.9       5.7       3.7       3.3       1.3       0.0     12.6
20 CO                                 20.7      18.3      12.7       7.8       4.5       2.4       1.2       0.6       0.0      8.5
30 CO                                 13.6      13.2       6.9       3.4       3.5       1.2       0.9       0.2       0.0      5.3
1.5 NOx                               62.4      54.6      39.4      30.0      21.4      13.1       7.3       3.7       0.0     28.8
2.0 NOx                               44.5      37.1      25.0      17.4      10.8       4.1       2.4       0.9       0.0     17.6
2.5 NOx                               33.4      23.9      15.5       9.9       5.3       1.7       1.0       0.2       0.0     11.1
3.0 NOx                               25.0      14.3      10.0       6.4       4.1       0.5       0.9       0.2       0.0      7.4
3.5 NOx                               18.3      10.2       6.1       4.6       2.6       0.2       0.3       0.2       0.0      5.1
4.0 NOx                               13.4       7.2       4.9       2.4       1.8       0.2       0.2       0.0       0.0      3.6
Purge Only                             7.4       7.4       5.2       4.8       3.6       2.9       3.5       1.9       0.0      4.6
Pressure Only                          9.0       4.2       5.9       3.5       5.2       2.4       3.0       3.7       3.3      4.5
Fail Both Purge and Pressure           1.5       0.8       0.8       0.5       0.6       0.3       0.0       0.4       0.0      0.6
Fail Purge/Pressure/Both              17.9      12.4      11.9       8.8       9.4       5.6       6.5       6.0       3.3      9.7

Sample Size                            464       657       639       614       509       589       577       536        30     4615


COMBINED CUTPOINTS
------------------
HC/CO/NOx                             1983      1984      1985      1986      1987      1988      1989      1990      1991     All
Purge/Pressure/Both                   ----      ----      ----      ----      ----      ----      ----      ----      ----    -----


0.8/15/2/5                            65.1      54.8      44.8      28.7      20.8      12.6      10.4       7.6       3.3    30.5
1.2/20/3.0                            52.4      41.7      34.7      21.3      17.5       8.7       8.1       6.7       3.3    23.7
1.6/30/3.5                            44.4        33        25      16.1      15.1       7.3       7.5       6.3       3.3    19.1
2.0/30/3.5                            42.7      31.7      24.1      15.1      15.1       7.3       7.5       6.3       3.3    18.4

1983-87: 1.2/20/3.0
1988+:   0.8/15/2.5                   52.4      41.7      34.7      21.3      17.5      12.6      10.4       7.6       3.3    24.6

1983-87: 1.6/30/3.5
1988+:   1.2/20/3.0                   44.4        33        25      16.1      15.1       8.7       8.1       6.7       3.3    19.4

1983-87: 2.0/30/3.5
1988+:   0.8/15/2.5                   42.7      31.7      24.1      15.1      15.1      12.6      10.4       7.6       3.3    19.6

                                    -3-




INDIVIDUAL CUTPOINTS                  1983      1984      1985      1986      1987      1988      1989      1990      1991    All
--------------------                  ----      ----      ----      ----      ----      ----      ----      ----      ----    ----

1983-87: 2.0/30/3.5                                                                      8.7       8.1       6.7       3.3      18.7
1988+:   1.2/20/3.0                   42.7      31.7      24.1      15.1      15.1

1983-87: 2.0/30/3.5
1988+:   1.6/30/3.5                   42.7      31.7      24.1      15.1      15.1       7.3       7.5       6.3       3.3      18.4

                                       Table 2
                             LDV Lane IM240 Failure Rates



INDIVIDUAL CUTPOINTS                  1983      1984      1985      1986      1987      1988      1989      1990      1991     All
--------------------                  ----      ----      ----      ----      ----      ----      ----      ----      ----    -----

0.8 HC                               100.0      36.8      43.8      37.9      22.2       0.0       6.3       6.0       0.0     18.1
1.2 HC                                50.0      21.5      25.0      20.7       2.8       0.0       3.1       0.0       0.0      7.7
1.6 HC                                50.0      10.5      18.8      10.3       2.8       0.0       0.0       0.0       0.0      4.5
2.0 HC                                50.0       5.3      12.5       3.4       2.8       0.0       0.0       0.0       0.0      2.7
15 CO                                 50.0      26.3      31.3      13.8      13.9       3.0       0.0       0.0       0.0      9.5
20 CO                                 50.0      15.8      25.0      10.3       5.6       0.0       0.0       0.0       0.0      5.9
30 CO                                  0.0       5.3       6.3      10.3       2.8       0.0       0.0       0.0       0.0      2.7
2.0 NOx                             100.00      68.4      50.0      48.3      25.0       6.1       6.3       6.0       0.0     23.9
2.5 NOx                              100.0      47.4      50.0      44.8      11.1       3.0       0.0       0.0       0.0     16.7
3.0 NOx                              100.0      36.8      37.5      37.9       8.3       3.0       0.0       0.0       0.0     13.5
3.5 NOx                              100.0      36.8      25.0      24.1       8.3       3.0       0.0       0.0       0.0     10.8
4.0 NOx                               50.0      26.3      12.5      10.3       5.6       3.0       0.0       0.0       0.0      6.3
Purge Only                             0.0      15.8       6.3       3.4       2.8       6.1       3.1       0.0       0.0      4.1
Pressure Only                          0.0       0.0       0.0       0.0       2.8       0.0       0.0       4.0       0.0      1.4
Fail Both Purge and Pressure           0.0       5.3       0.0       0.0       0.0       0.0       0.0       0.0       0.0      0.5
Fail Purge/Pressure/Both               0.0      21.1       6.3       3.4       5.6       6.1       3.1       4.0       0.0      6.0

Sample Size                              2        19        16        29        36        33        32        50         5      222


COMBINED CUTPOINTS
------------------
HC/CO/NOx                             1983      1984      1985      1986      1987      1988      1989      1990      1991    All
Purge/Pressure/Both                  -----      ----      ----      ----      ----      ----      ----      ----      ----   -----

0.8/15/2/5                           100.0      73.7      56.3      62.1      33.3      12.1       9.4      10.0       0.0    30.2
1.2/20/3.0                           100.0      63.2      43.8      37.9      22.2       9.1       6.3       4.0       0.0    21.2
1.6/30/3.5                            50.0      52.6      25.0      24.1      16.7       9.1       3.1       4.0       0.0    15.3
1983-87: 1.2/20/3.5                  100.0      63.2      43.8      37.9      22.2      12.1       9.4      10.0       0.0    23.4

                                    -5-



COMBINED CUTPOINTS
------------------
HC/CO/NOx                             1983      1984      1985      1986      1987      1988      1989      1990      1991    All
Purge/Pressure/Both                  -----      ----      ----      ----      ----      ----      ----      ----      ----   -----

1988+:   0.8/15/3.0                     .0

1983-87: 1.6/30/4.0                   50.0      52.6      25.0      24.1      16.7       9.1       6.3       4.0       0.0    15.8
1988+:   1.2/20/3.5

1983-87: 1.6/30/4.0                   50.0      52.6      25.0      24.1      16.7      12.1       9.4      10.0       0.0    18.0
1988+:   0.8/15/3.0


    Additionally, when using only hydrocarbon (HC) and carbon monoxide (CO) failure criteria a preliminary EPA analysis estimated that slightly under 50% of the 1984 and newer vehicles tested would meet a fast-pass exhaust emission criteria of 1.1 gpm HC and 5 gpm CO by second 93 in the IM24O (i.e., Bag 1).
The contractor should be aware, however, that a small portion of fast-pass purge vehicles may need to be operated until second 190.

    As experience is gained on the throughput capabilities, failure rates, fast-pass rates, and fast-fail rates, the state may elect (at no cost to itself) to increase the model years covered, or tighten the standards to take advantage of the improved network efficiency, thereby increasing the number of transient tests to be conducted for a fixed number of existing transient test lanes. If, subsequently, the average wait time exceeds specifications, the state may elect to readjust the model year coverage downward, with the understanding that such coverage shall not fall below the range originally specified in the contract.

IV. Vehicle Standards

    The contractor shall make provisions to allow for a phase in of emissIon standards, as well as potential future changes in the numerical levels of the following standards at no cost to the state. Potential future standards would be limited to one set of changes per year. Implementation of the initial phase-in standards will be at the discretion of the state at the time of program implementation. Implementation of intermediate phase-in standards will be limited to once per quarter during the first year and a half of implementing pass/fail standards on the transient test.

    1.   Exhaust Standards

    All 1984 and later model year light-duty vehicles and light-duty trucks
(EPA classes LDT1 and LDT2) exceeding the gram per mile (gpm) limits listed in Table 3 on the IM240 transient driving cycle shall fail the exhaust portion of the test. The phase-in standards shall apply for at least one calendar year from program implementation. However, the contractor shall make provisions that will allow the state to exercise (at no cost) alternate phase-in standards necessary to arrive at the final standards specified with a minimum disruption to the public. If needed, as determined by the state, the contractor shall also provide for phase-in and final standards for light-duty trucks with test weights above and below a value selected by the state

(e.g., LDT1 and LDT2) . The state shall be able to implement standards below the final standards specified (at no cost to the state); however, the contractor is not obligated to exceed the maximum throughput of the specified final standards if the state Implements lower standards.

                                       Table 3
                           Overall Emission Test Standards

                                         Phase-In         Final Standards
                                        Standards
                                       LDV       LDT       LDV       LDT
                                     ------     -----     -----     -----

NEWEST 4 MY

HC                                   1.2 gpm    1.2 gpm   0.8 gpm   0.8 gpm
CO                                  20.0 gpm   20.0 gpm  15.0 gpm  15.0 gpm
NOx                                  3.0 gpm    3.5 gpm   2.5 gpm   3.0 gpm

OTHER MYS
HC                                   2.0 gpm    2.0 gpm   0.8 gpm   0.8 gpm
CO                                  30.0 gpm   30.0 gpm  15.0 gpm  15.0 gpm
NOx                                  3.5 gpm    4.0 gpm   2.5 gpm   3.0 gpm


    2.   Purge Standards

    Vehicles with an evaporative purge rate measuring less than one liter over the transIent dynamometer test shall fail the evaporative purge test. Additionally, vehicles with a missing or obviously damaged canister shall be failed for a malfunctioning canister.

    3.   Integrity Standards

    Vehicles which cannot maintain a pressure of 8 inches of water for 2 minutes (or equivalent as demonstrated by an acceptable alternative procedure) shall fail the evaporative integrity test. Additionally, vehicles shall fail the evaporative integrity test if the canister is missing or obviously damaged, if evaporative hoses are missing or obviously disconnected, or if the gas cap is missing. If it is determined that a vehicle's gas cap appeared to be insufficiently tightened after it has failed the integrity test, the gas cap shall be properly (not excessively) tightened, and the test shall be repeated.

    4.   Retest Standards

    Standards for retest vehicles shall be the same as the initial test standards. Retest vehicles shall be retested against all standards (i.e., exhaust, purge, and integrity) regardless of the initial failure category.

    5.   Fast-Pass Standards

    The contractor shall make provisions that would allow the implementation of fast-pass routines (at no cost to the state) to increase lane throughput.
Before implementing any fast-pass routines that are proposed by the contractor, the contractor shall obtain authorization from the state to implement such proposals. Exhaust fast-pass routines will likely be based on the level of emissions in Bag 1 (see Section V), the level during certain modes of the driving circle, or a combination of the two that is below a projected level.
The contractor may also choose to store second-by-second readings from each vehicle which, upon analysis of the data base created by these readings, might allow a vehicle to meet a fast-pass criteria before the end of Bag 1. Purge fast-pass routines will likely be based on the measured purge flow exceeding the minimum purge level by some point In the driving cycle. Integrity fast-pass routines will likely be based on minimum parameters developed for the integrity test.

    At the state's discretion, the implementation of a fast-pass routine may quickly pass all cars meeting the criteria, or may only quickly pass cars meeting the criteria when there is a backup of vehicles waiting for a test.

    6.   Fast-Fail Standards

    The contractor shall make provisions that would allow the implementation of fast-fail routines (at no cost to the state) to increase lane throughput.
Before implementing any fast-fail routines that are proposed by the contractor, the contractor shall obtain authorization from the state to implement such proposals. Exhaust fast-fail routines will likely be based on the level of emissions in Bag 1, the level during certain modes of the driving cycle, or a combination of the two exceeding a pre-selected level. It is also likely that any fast-fail routine will use an initial portion of the transient cycle for vehicle preconditioning before making a fail decision on some other portion of the cycle. Purge fast-fail routines will likely be based on a measured purge flow significantly below the minimum purge level by some point in the driving cycle, or obviously disconnected purge hoses. In the case of low purge flow, a vehicle shall not be failed for purge flow until after 190 seconds of the IM240, unless the contractor makes provisions for fast-fail test duration by manufacturer. Integrity fast-fail routines will likely be based upon minimum parameters developed for the integrity test, such as failure to achieve initial evaporative system test pressure. Obviously disconnected evaporative system hoses, a missing canister, or a missing gas cap shall be used to place a vehicle in the fast-failing category.

    At the state's discretion, the implementation of a fast-fail routine may quickly fail all cars meeting the criteria, or may only quickly fail cars meeting the criteria when there is a backup of vehicles waiting for a test.

    7.   Special Considerations

    Some vehicles may be difficult to test on the transient driving cycle or using the purge or vapor-integrity tests. The state will develop procedures as necessary for such vehicles utilizing equipment provided by the contractor. The contractor shall implement such procedures and develop any necessary software at no cost to the state. The contractor may propose to the state, at any time, procedures to minimize the number cars needing specIal consideration; however, all such special procedures shall require state approval prior to implementation.

V.  Test Procedures

    The contractor shall develop and maintain written, up-to-date procedures for conducting the required tests.

    1.   Vehicle Prep

      -  Prior to the dynamometer procedure, the following shall occur:

      -  All accessories shall be turned off.

      - Vehicle Information shall be determined, so that the proper inertia and power absorption can be automatically selected, and so that test data and test status (i.e., initial, retest, etc) can be properly stored for the vehicle.

      - The vehicle shall be checked for a missing gas cap. The tightness of the gas cap may also be checked. If loose, the cap shall be properly (not excessively) tightened, and the owner shall be informed of the air pollution impact of a loose gas cap, and advised that they can do their part to help clean the air by properly tightening the gas cap after refueling.

      - The evaporative purge measurement system shall be pneumatically attached to the vehicle.

      - The vehicle shall be checked for a missing or obviously damaged evaporative canister, or obviously disconnected evaporative system hoses.

      - Preparation equipment for the evaporative integrity analysis system may also be pneumatically attached. However, the preparation equipment shall not interfere with the proper operation of the vehicle's evaporative system.

    2.   Dynamometer Procedure

         The dynamometer procedure shall Include the following events:

      - Maneuvering the vehicle onto the dynamometer. Note: the transient driving cycle shall be conducted with the hood up.

      -  Automatically restraining the vehicle.

      -  Automatically positioning the cooling system, and activating it.

      - Sampling the background concentrations for a minimum of 15 seconds prior to the beginning of the transient driving cycle.

      - Checking vehicle/dynamometer alignment, and drying wet-tires with the preselected load and inertia weight.

      - Allowing the vehicle to idle with a vehicle speed of zero for a minimum of 10 seconds.

      -  Beginning the transient emission test driving cycle.

      -  Sampling the emissions over the driving cycle.

      - Integrating the exhaust emission concentration (not voltages) over the specified test modes.

      -  Recording the evaporative purge results.

      - Sampling the background concentrations at the conclusion of the driving cycle.

      - Deactivating the cooling system, and automatically stowing the cooling system.

      - Automatically removing vehicle restraints, and maneuvering the vehicle off the dynamometer.

    3.   Evaporative System Purge Test Procedures

         The purge test procedure shall consist of measuring the totalized purge flow (in standard liters) occurring in the vehicle's evaporative system during the transient dynamometer emission test. The purge flow measurement system shall be connected to the purge portion of the evaporative system in series between the canister and the engine, preferably near the canister.

    4.   Evaporative System Integrity Test Procedures

         The evaporative system integrity analysis system shall determine the ability of a vehicle's evaporatIve system to maintain pressure above 9 inches of water for 2 minutes after being pressurized to 14 (PLUS/MINUS .5) inches of water. All components and lines of the evaporative system between the evaporative canister and the gas cap that primarily convey or control fuel vapor, or separate liquid from vapor shall be checked (components conveying or controlling liquid fuel are not included). Although alternative procedures may be used to increase throughput (subject to the contract equipment specifications), the existing procedure includes:

     Connecting the test equipment to the fuel tank canister hose at the canister end. Although not part of the current procedure, it is recommended that the gas cap be checked to determine if it is secured properly during vehicle check-in, and if not, to properly (not excessively) tighten to cap. The tightness of the cap could also be checked before the system is pressurized at the lane Integrity-checkIng station. For vehicles with obviously loose caps, the owner shall be Informed of the air pollution Impact of a loose gas cap, and advised that they can do their part to help clean the air by properly tightening the gas cap after refueling.

    - Pressurizing the system to 14 (+/-O.5) inches of water (without exceeding 26 inches of water system pressure)

    -    Closing off the pressure source, and sealing the evaporative system.

    -    Monitoring the pressure decay in the system for up to 2 minutes.

    - Removing the gas cap after integrity is established to monitor for a sudden drop in system pressure.

    - On failed vehicles only, if the gas cap appears loose when checking for fuel tank pressure, and it has not been previously checked for tightness, the cap shall be properly (not excessively) tightened, and the test shall be repeated.

    - For vehicles that pass the repeated test after the the gas cap is properly tightened, the owner shall be informed of the air pollution impact of a loose gas cap, and advised that they can do their part to help clean the air by properly tightening the gas cap after refueling.

(INFO BETWEEN PAGE 10 AND 12 MISSING)

average emission index (grams second) values need to be stored.

4.  Consumer Report

    The contractor shall provide the consumer with a report clearly indicating the pass, fall status, the test scores, and whether the test was an initial test or a retest. Additionally, the consumer report shall provide information on any applicable warranty coverage, and include an inspector's signature block. The specific language on warranty shall conform to EPA I/M regulations and 40 CFR
Section 85 Subpart W on warranty statements for the model year of the vehicle at the time of I/M testing. Required changes to the warranty statement shall be at no cost to the state. (NOTE: Because the Clean Air Act of 1990 changed the period of the performance warranty and of the defect warranty for 1995 and later vehicles, the contractor may need to make provisions to give the consumer a different warranty statement depending on the model year of the vehicle, and final EPA guidance.)

    The contractor shall provide the consumer with a "retest" report that includes all of the information in the initial test report, but is clearly distinguishable from the initial test report. Additionally, the retest report shall provide information on the change in fuel economy (in an acceptable form to the state and EPA with appropriate caveats based on state and EPA guidance) and the pounds of emissions reduced per 10,000 miles of driving from the required repairs. The state may (at no cost) choose to delay printing of the fuel economy and emission reduction information upon initial start up pending analysis of data collected. The state may also choose to highlight the emissions reduction with a short spirited statement on the report.

5.  Mechanic's Vehicle Report

    Anyone seeking to repair an individual vehicle shall be able to obtain from the contractor the vehicle's modal test values, bag values, and the corresponding average values for passing vehicles of the same model year, manufacturer, and engine family. For the evaporative system tests, the contractor shall include information on the type of failure (i.e., integrity or purge), and for integrity tests, the reason for failure (e.g., failed to hold pressure, missing canister, disconnected hoses, etc.). In addition, the contractor shall also make available in a manner similar to the modal information, On-Board Diagnostic (OBD) codes/information, and any tampered components/systems identified, if such information becomes part of the inspection process.

    The contractor shall also make available the information in the mechanic's report to the repair industry by electronic means. The electronic access shall be convenient and standardized. The contractor shall consider BAR 90 access methods, emerging Society of Automotive Engineering (SAE) standards, AIAG/ANSI data interchange protocols, and the repair industry's needs and equipment in selecting a convenient and cost effective (to the repair industry) data exchange protocol. The contractor may propose to provide read-only access to data provided to the state, if the access is limited to the test data (requires review and approval by the state), if the access to system is convenient, and if the access equipment is cost effective to the repair industry. The contractor shall be responsible for determining and keeping up with demand for data by electronic means.

6.  Service Center Feedback Report

    The contractor shall provide a monthly feedback report to each service center that submits more than five vehicles per month for retesting. The feedback report shall be designed and modified as necessary to assist the repair industry in effectively evaluatIng their progress in improving emission repairs. Control chart analysis and input from the repair industry is highly recommended. The following shall be included as a minimum.

      -   Number of vehicles submitted for retest

      -   Number of vehicles submitted for retest that failed retest

      -  Number of vehicles submitted for retest that received waivers

      -  detest failure rate

      -  Retest waiver rate

      -  Number of vehicles that failed multiple retests

      -  Multiple retest rate

      - Contribution of service center to air quality (i.e., total tons, or pounds, of pollution reduced from repairs to vehicles submitted for retest during a given reporting period). The contribution of repairs to vehicles submitted for retest shall be broken out by the following categories, and shall include all pollutants:

         -    All repairs

         -    Repairs to complying vehicles

         -    Repairs to passing vehicles

         -    Repairs to waived vehicles

         -    Repairs to failed vehicles

      - Contribution of service center to energy savings (i.e., fuel economy improvements or savings due to repairs on vehicles submitted for retest during reporting period) The contribution of repairs to vehicles submitted for retest shall be broken out by the following categories, and for each initial failure type (e.g., NOx failure repairs, CO failure repairs, etc.).

         -    All repairs

         -    Repairs to complying vehicles

         -    Repairs to passing vehicles

         -    Repairs to waived vehicles

         -    Repairs to failed vehicles

      - Lost revenue repair rate (i.e., the number of vehicles that failed the retest that were repaired elsewhere relative to the number of vehicles that originally failed the retest).


         The contractor shall make available to the state electronically, service center information on all providers submitting vehicles for retest.

7.  Calculations

    Emissions shall be calculated in grams/mile for the composite test; Bags 1 and 2; and Modes 1 through 9.

    The pre-test background concentrations shall be used to adjust the integrated exhaust concentrations as specified in 40 CFR Section 86.144-9O, and as specified in the "Integration" requirements included in Section VII(4)(C) of this document. Pre- and post-test ambient background concentration levels shall be averaged to determine Quality Assurance background validity. All adjusted exhaust emission concentrations shall be converted to mass values using the constants and equations contained in 40 CFR Section 86.144. The mass value shall be divided by the appropriate measured distance traveled to obtain grams per mile (gpm). The composite test value shall be calculated to determine pass/fail status as follows:

                                                    239
                                                  SUMMATION  grams of emissions
                    Pass/Fail (gpm)  =                       sec=0
                                                  -----------------------------
                                                    239
                                                  SUMMATION  miles traveled
                                                    sec=0

An example of a "Bag 2 Accel 2" modal calculation (mode 7) would be:

                                                    187
                                                  SUMMATION  grams of emissions
                    Mode 7 (gpm)  =                     sec=156
                                                  -----------------------------

                                                    187
                                                  SUMMATION  miles traveled
                                                   sec=156

8.  Dynamometer Settings

    The contractor shall be responsible for maintaining and updating (at no cost to the state) look-up tables (or an equivalent) for road load absorption settings and inertia weight selections. The updating shall include adding model years and categories, as necessary to reflect the I/M test fleet. EPA will provide (likely on a yearly basis) a listing horse power values (at 50 mph) and/or coast-down times (55 mph to 45 mph), and consolidated vehicle test weights categorized by model year, vehicle market name (e.g., Chevrolet, Buick, Geo, etc.), vehicle identity label (historically referred to as the car "line," e.g.,

Celebrity, Le Sabre, Metro, etc.), and power plant displacement or number of cylinders/displacement.

A.  Road Load Setting

    The contractor shall convert the EPA-supplied test track (i.e., actual) road load horse power values (or coast-down times) to indicated dynamometer power absorption settings based on the procedures specified in 40 CFR Section 86.118-78, and as specified in the dynamometer equipment specifications.

B.  Inertia Weight Selection

    The inertia weight selections should not need any modification to be used directly.

C.  Default Settings

    In some cases, a vehicle may not be in the standard look-up table for power absorption and inertia settings. In those rare cases, and until the look-up table is updated, the contractor may use a default setting based on the number of cylinders in the vehicle's engine. A record of the number of vehicles tested with a default setting, the type of setting, and the facility shall be maintained and available to the state. EPA will likely provide the default settings, which will likely be in the form of the following table. The default table shall be designed to be updated.

                                       Table 5

                              Possible Default Settings


                               Actual
               Number of      Road Load          Test
               Cylinders      Horsepower         Weight
               ---------      ----------         -------
                3              8.3                2000
                4              9.4                2500
                5             10.3                3000
                6             10.3                3000
                8 LDV         11.2                3500
                8 LDT         12.0                4000
               10 LDV         11.2                3500
               10 LDT         12.7                4500
               12 LDV         12.0                4000
               12 LDT         13.4                5000


VII.  Equipment Specifications

1.   Dynamometer Specifications

     The dynamometer shall accommodate all LDT's and LDV's up to 8500 pounds curb weight. The dynamometer system shall incorporate automatic features that will select the proper road load horsepower and inertia simulation based on the vehicle parameters entered into the test system (or already in the vehicle test record) at the time of vehicle check-in. The contractor may propose a non-automatic system, if the contractor also describes a Quality Assurance method providing equivalent or better assurance of correct selections, and equivalent or better lane throughput.

A.   Power Absorption

     Range and Absorption Curve - The range of power absorption at 50 mph shall be 4 to at least 30 horsepower. The speed versus horsepower absorption curve shall follow equation [VII-1] between 5 and 60 mph. The absorption shall be adjustable across the specified range at 50 mph in 0.1 horsepower increments. The accuracy of the power absorber shall be +/-0.25 horsepower.

[VII-1]   F = A + { (B)  *  (velocity) }   + { (C) * (velocity)(2)


          Parasitic Losses - The selection of the power absorption for each test shall account for parasitic losses in the dynamometer system, such as tire losses, bearing friction, etc. The power setting selected, in combination with the proper inertia test weight for an individual vehicle, shall result in a dynamometer coast-down time (with the test vehicle on the dynamometer) that is within 1 second of the 55 mph to 45 mph coast-down time calculated by equation [VII-2] (in English units) using the procedures in 40 CFR Section 86.118-78 (also see Quality Assurance requirements for periodic calibration).

[VII-2] Coast-down Time =

(0.06073) * (Inertia Weight Selected)
-------------------------------------
              ARLHP

where ARLHP = track road load horse power represented by power absorption selection

B.   Inertia Simulation

          The dynamometer shall be equipped with mechanical inertia weights providing test inertias of 2000 to 5500 pounds, varying by 500 pound increments. It is acceptable to use a base dynamometer inertia of 2000 pounds with three inertia flywheels of 500 pounds, 1000 pounds, and 2000 pounds to provide the specified test weights. The proper inertia weight for any test vehicle must be selectable. The actual inertia weights/flywheels operating during the test must be identified in the Quality Assurance process. Electric inertia simulation, or a combination of electric and mechanical simulation may be used, provided that the performance of the electrically simulated inertia complies with the specifications for electrical Inertia simulation in EPA's "Specifications for Electric Chassis Dynamometers," RFP No. C100081T1.

C.   Inertia Weight Selection

          For dynamometer systems employing mechanical inertia flywheels, the test system shall be equipped with a method, independent from the flywheel selection system, that identifies which inertia weight flywheels are actually rotating during the test. For systems employing electrical inertia simulation, an algorithm identifying the actual inertia weight curing the test shall be used.

     D.   Rolls

          The dynamometer shall he equipped with twin coupled rolls.  Either
8.6 inch (PLUS/MINUS 0.04%) diameter rolls or 20.0 inch (PLUS/MINUS 0.04%) diameter rolls may be used. The dynamometer rolls accommodate an inside track width of 36 inches and an outside track width of 108 inches. The roll size, surface finish, and hardness shall be such that tire slippage on the first acceleration of the IM24O is minimized under all weather conditions; that the specified accuracy of the distance measurement is maintained; and that tire wear and noise are minimized.

E.             Test Distance/Vehicle Speed

          The test system shall measure the distance traveled for each phase or the IM240, and shall also measure the equivalent vehicle speed (i.e., roll speed). The measurement of the actual roll distance for each bag shall be accurate to within PLUS/MINUS 0.01 mile. The measurement of the roll speed shall he accurate to within PLUS/MINUS 0.1 mph.

F.   Vehicle Restraint

          The test system shall provIde for automatic vehicle restraints, upon operator initiation, that do not require an operator to 'tie-down' the test vehicle. The restraint system shall allow unobstructed vehicle ingress and egress, shall be capable of safely restraining the vehicle under all operating conditions, and shall not damage the vehicle. Operation of the system shall also not damage I/M vehicles, and shall not impart any adverse vertical or horizontal force. Idler rollers may be use in compliance with these requirements. At the conclusion of the test, operator initiation shall cause the restraint system to be stowed in a manner that allows the vehicle to be quickly and safely removed from the dynamometer.

G.   Vehicle Cooling

          The test system shall provide for a method to prevent over heating of the vehicle in a manner similar or equivalent to that specified in 40 CFR
Section 86.135-9O(b). The cooling method shall direct air to the radiator of the test vehicle (typical cooling air speed for such equipment is equivalent to approximately 20 MPH). Care shall be taken to avoid improper cooling of the catalytic convertor. Positioning of the cooling system shall be accomplished quickly and effortlessly through automatic means.

H.   System Calibration

          The system shall provide for the automatic computation and recording of each dynamometer coast-down check performed (see Quality Assurance procedures). The clock used to check the coast-down time shall be accurate to the nearest 0.01 seconds when totalizing 1000 seconds.

I.   Operator Controls

          The operator shall have a control console or pendant that can be conveniently operated from the driver's seat of the test vehicle. The control pendant shall allow the test vehicle to be easily and quickly maneuvered onto and off of the dynamometer without damaging the vehicle or the console. The pendant shall provide for the operator to:

     activate and deactivate the automatic vehicle restraint system activate and deactivate the positioning of the vehicle cooling system (if automatic) automatically over-ride the cooling system control initiate the transient driving cycle and analysis system sampling, if not automatic (i.e., part of the overall driving cycle)

     observe the video driver's trace

     observe and verify the test vehicle identification parameters (e.g., manufacturer and model); and the selected inertia weight and the power absorption setting observe indicated horsepower, and vehicle speed

     observe test time and coast-down time (if not part of video driver's aide)

     activate a "test abort" control

J.   Four-Wheel Drive

          The contractor shall include as a separate cost option (which the state may exercise) the ability to test four-wheel drive vehicles.

          Part-Time Four-Wheel Drive - In general, part-time four-wheel drive vehicles shall be tested in the two-wheel drive mode by the normal testing procedure.

          Full-Time Four-Wheel Drive - The contractor shall include separate cost options for one test lane in the I/M network capable of testing full-time four-wheel drive vehicles, and for at least one test lane at each facility capable of testing full-time four-wheel drive vehicles. The method for testing full-time four-wheel drive vehicles shall allow vehicles with different wheel base lengths to be tested, shall allow the application of correct vehicle loading for the IM240 driving cycle, and shall not damage the four-wheel drive system. At a minimum, if front and rear wheel absorbing units are used, they shall maintain speed synchronization to the same tolerances specified in EPA's RFP No. C1000881T1.

2.   Driver's Aid

     The driver's aid shall be a video-type driver's aid (VDA).

A.   Speed-Time Trace

     The speed versus time trace for the transient dynamometer test shall conform to the IM240 driving cycle in EPA Report No. EPA-AA-TSS-91-1. However, provisions shall be made such that alternative driving schedules (not to exceed four minutes in length) may be conveniently substituted at the state's request (at no cost to the state).

B.   Shift Schedules

     EPA's standard shift schedules and procedures shall be used for the transient driving cycle. When testing vehicles equipped with automatic transmissions, the inspector shall use the highest gear selectable (i.e., overdrive, or - when not equipped with overdrive - drive), and shall be allowed to shift automatically. Manual transmissions shall be shifted by the following schedule. Shift marks and gear selection shall be located on the driver's trace. Only shift marks applicable to the number of gears in the transmission need to be used (i.e., all shift marks may appear on the trace).

                                      Table 6

                                IM240 Shift Schedule



                   Shift                       Approximate
                    and           Speed        Cycle Time
                Sequence           (mph)          (sec)
                --------          ------       ------------
                   1 - 2           15             9.3
                   2 - 3           25             47.0
                Declutch           15             87.9
                   1 - 2           15            101.5
                   2 - 3           25            105.5
                   3 - 2           ~17.2          119.0
                   2 - 3           25            145.8
                   3 - 4           40            163.6
                   4 - 5           45            167.0
                   5 - 6           50            180.0
                Declutch           15            234.0


3.   Constant Volume Sampler

     A Constant Volume Sampling (CVS) system of the Critical Flow Venturi
(CFV) type shall be used to collect vehicle exhaust samples. The CVS system and components shall generally conform to the specifications in 40 CFR
Section 86.109-90 with the following provisions.

A.   Mixing Tee

     The dilution mixing tee shall be moved to the vehicle tailpipe exit as in Section 86.109-30(a)(2)(iv). The contractor is responsible to insure that the design(s) used collects all of the sample from the variety of exhaust systems in the fleet, and does not cause static pressure variations in the tailpipe of more than +5 inches of water (1.2 kPa). The mixing tee shall have a device for positively locating the tee relative to the tailpipe with respect to distance from the tailpipe, and with respect to positioning the exhaust stream from the tailpipe(s) in the center of the mixing tee flow area. The locating device, or the size of the entrance to the tee shall be such that if a vehicle moves laterally from one extreme position on the dynamometer to the other extreme, that mixing tee will collect all of the exhaust sample. The design of the mixing tee will be evaluated with back to back testing of several vehicles over a range of adverse conditions with a positive connection to the tailpipe (i.e., the mixing tee will be effectively moved downstream, as in typical FTP testing, for these qualification tests).

B.   Dual Exhaust

     As indicated above, the contractor is responsible to insure that the design of the sampling system used collects all of the sample from the variety of exhaust systems in the fleet. This responsibility includes dual exhaust systems. In particular, for dual exhaust systems the design used shall insure that each leg of the sample collection system maintains equal flow. The contractor may be required to demonstrate (i.e., measure) that each leg has equal flow (+ 10%) during acceptance testing. In addition, the CVS shall be sized such that the entrance flow velocity of each mixing tee is sufficient to entrain all of the vehicle's exhaust. The design of the dual exhaust system will be evaluated with back to back testing of several vehicles over a range of adverse conditions with a positive connection to the tailpipe (i.e., the mixing tee will be effectively moved downstream, as in typical FTP testing, for these qualification tests).

C.   Background Sample

     The background sample probe or probes shall collect a background sample near the entrance to the mixing tee. At least three equally spaced locations around the mixing tee shall be used to sample the background.

D.   Integrated Sample

     A continuous dilute sample shall be provided for integration by the analytical instruments in a manner similar to the method for collecting bag samples as described in Section 86.109.

E.   Bag Sample

     The CVS system shall also provide for periodically collecting vehicle exhaust in sample bags (at least Bag 1 and Bag 2) simultaneously with the measurement of an integrated sample to conduct Quality Assurance verifications of the integration system.

F.   Leak Check

     A method to check the vacuum portion of the sample system for leaks shall be provided. The method shall be such that it can be easily performed each time the system integrity is violated (e.g., changing a filter).

G.   CVS Flow Size

     The CVS system shall be sized in a manner that prevents condensation in the dilute sample over the range of ambient conditions to be encountered during testing. Historically, this has dictated a 700 ACFM system over the more traditional 350 ACFM system. The range of ambient conditions may dictate heated sample lines. The contractor may also choose to use the smaller sized CVS and heated lines to eliminate condensation and to increase measured concentrations for better resolution (however, the 700 ACFM system does reduce the dynamic range of the measured concentrations). Should the contractor choose to use heated sample lines, the sample line and components (e.g., filters, etc.) shall be heated to a minimum of 120 F, shall be monitored and assurance of proper operation shall be covered in the Quality Assurance program.

H.  Sample Probe

     The sample probe shall be designed such that a continuously proportioned volume of sample is collected for analysis. The system shall have a method for determining if the sample collection system has deteriorated or malfunctioned such that a proportional sample is not being collected. A simple manometer to measure pressure drop across the probe has been used for this function.

I.   CVS Compressor

     The CVS compressor unit shall be designed to maintain choke flow in the main CVS venturi with an adequate margin, while minimizing down time and maintenance.

J.   Materials

     All materials in contact with exhaust gas shall be unaffected by and shall not affect the sample (i.e., the materials shall not react with the sample, and neither shall they taint the sample as a result of outgassing). Acceptable materials include stainless steel, teflon, and Tedlar.-Registered Trademark-

4.   Emission Analysis System

     Upon operator initiation, the emission analysis system shall automatically sample, integrate, and record the specified emission values for HC, CO, CO(2), and NOx. Such initiation may occur automatically upon initiation of the transient cycle, and a quality control check has been made to insure that the vehicle is in the proper window to begin the transient test.

     The emission analysis system shall automatically determine the pass/fail status, and print a consumer report.

A.   Analytical Instruments

     The analytical instruments shall comply with the methods of detection and the specifications listed below. The instrument ranges specified are based on a 700 ACFM CVS. Use of a different size CVS shall require adjusted ranges with appropriate documentation. Bidders may propose alternative detection methods (e.g., FTIR - Fourier Transform Infrared) provided sufficient engineering information and documentation is provided that will allow an evaluation of the ability of the alternative method to meet the overall accuracy, analytical performance, and integration requirements. The bidder may provide a separate cost proposal as an option for the case of alternative detection methods.

     General Requirements - Performance of the analytical instruments with respect to accuracy and precision, drift, interferences, noise, etc. shall be similar to instruments used for testing under 40 CFR Section 86 Subparts B, D, and N. In particular, the analytical instruments are required to operate within the stated environment, and meet or exceed the Quality Assurance requirements throughout the lifetime of the contract.

     Total Hydrocarbon Analysis - Total hydrocarbon analysis shall be determined by a flame ionization detector (FID). The analyzer calibration curve shall cover the range of 2 ppmC to 2,000 ppmC. The calibration curve must comply with the Quality Assurance specifications for calibration curve generation.

     Carbon Monoxide Analysis - CO analysis shall be determined by Non-Dispersive Infrared (NDIR) . The CO analysis shall cover the range of 10 ppm to 10,000 ppm (1%). In order to meet the calibration curve requirements, two CO analyzer may be required - one from 0 to 1000 or 2000 ppm, and one from 0 to 1% CO. The calibration curve requirements and the Quality Assurance specifications apply to both analyzers.

     Carbon Dioxide Analysis - CO2 analysis shall be determined by Non-Dispersive Infrared (NDIR) . The CO analysis shall cover the range of 200 ppm to 40,000 ppm (4%) The calibration curve must comply with the Quality Assurance specifications for calibration curve generation.

     Oxides of Nitrogen Analysis - NOx analysis shall be determined by chemiluminescence (CL). The NOx measurement shall be the sum of nitrogen oxide (NO) and nitrogen dioxide (NO2). The NOx analysis shall cover the range of 1 ppm to 500 ppm. The calibration curve must comply with the Quality Assurance specifications for calibration curve generation.

B.   System Response Requirements

     The governing requirement for system response is the ability of the integration system to measure vehicle emissions to within +5% of that measured from a bag sample simultaneously collected over the same integration period, on both clean and dirty vehicles. Historically, continuously integrated emission analyzers have been required to have a response time of
1.5 seconds or less to 90% of a step change, where a step change was 60% of full scale or better. System response times between a step change at the probe and reading 90% of the change have generally been less than 4 - 10 seconds. Systems proposed that exceed these historical values shall provide an engineering explanation as to why the slower system response of the integrated system will compare to the bag reading within the specified 5%.

C.   Integration Requirements

     The analyzer voltage responses shall be sampled at 5 Hertz, and the 5 Hertz voltage levels shall be averaged over 1 second intervals. The one-second average voltage levels shall be converted to concentrations by the analyzer calibration curves. The pre-test background concentration (as calculated using methods established in Section 86.144) shall be subtracted from the measured concentrations (also as specified in Section 86.144). The corrected concentrations shall be integrated over the specified bag or mode interval. The grams of emissions per bag or mode shall be determined using the specified equations to combine the integrated concentrations (over the specified bag or mode interval) with the CVS flow integrated over the same interval.

     If multiple analyzers are used for any constituent (e.g., CO), the integration system shall simultaneously integrate both analyzers. The integrated values for the lower range analyzer shall be used for the official values, unless the emissions exceed the low range scale by a cumulative amount of 5 seconds (the cumulative amount shall be a variable that can be changed as experience dictates). If the duration of the emission concentrations exceed the cumulative time value, only values from the higher range analyzer shall be used for computing official values. Additionally, background concentration levels shall be read by both analyzers, and the background reading used shall be the measurement made by the analyzer used to determine the official integrated test values (as specified above).

D.   System Design

     Materials - All materials in contact with exhaust gas shall be unaffected by and shall not affect the sample (i.e., the materials shall not react with the sample, and neither shall they taint the sample as a result of outgassing) Acceptable materials include stainless steel, teflon, and Tedlar.-Registered Trademark-

     Bag Ports - All analysis systems shall have provisions for reading a small volume sample bag, such as daily cross check bags, or integrator checking bags. A portable pump for sampling such bags is permitted.

     System Filters - The sample system shall have an easily replaceable filter element to prevent particulate matter from reducing the reliability of the analytical system. The filter element shall provide for reliable sealing after filter element changes. If the sample line is heated, the filter system shall also be heated.

E.   Gases

     Calibration Gases - Gases used to generate and check calibration curves shall be traceable to NIST Standard Reference Materials (SRM) or CertifIed Reference Materials (CRM) to within 1% by "Gas Comparison" methods.

     Span Gases - Gases used to for up-scale span adjustment, cross-check bags, or checks, and for mid-scale span checks shall be traceable to NIST SRM or CRM to within at least 2% by Gas Comparison methods.

     Zero Gases - The impurities in zero grade gases shall be known, and shall not exceed 1 ppmC, 2 ppm CO, 400 ppm CO(2), and 0.3 ppm nitric oxide. Zero grade air shall be used for the FID zero gas. Zero grade nitrogen shall be used for CO, CO(2), and NOx zero gas.

     FID Fuel - The fuel for the FID shall consist of a mixture of 40% (+/-2%) hydrogen, and the balance nitrogen. The FID oxidizer shall be zero grade air, which can consist of artificial air containing 18 to 21 mole percent of oxygen.

5.  Evaporative Purge Analysis System

     The evaporative purge analysis system shall measure the instantaneous purge flow (in standard liters/minute) during the transient dynameter cycle, and shall compute the totalized flow (in standard liters) over the cycle. The purge flow measurement system shall be connected to the purge portion of the evaporative system in series between the canister and the engine, preferably near the canister. The purge flow meter (and/or system) shall comply with the following requirements.

-    Flow Rate           0 to 50 liters/minute

-    Totalized Flow      0 to 200 liters

-    Response Time       1 second to 90% of step change

-    Accuracy            1% of full scale (rate and total)

-    Calibration Gas     Air

     The process for monitoring the vehicle purge flow, entering it into the data base, and making a pass/fail decision shall be automatic, and not require operator intervention. The test sequence shall be automatically initiated when the transient driving cycle test is initiated. The only operator intervention allowed includes identifying the vehicle, and pneumatically connecting or disconnecting the test equipment to the vehicle and, if necessary, activating an abort sequence.

     The system shall have sufficient adapters to connect in a leak-tight manner with the variety of evaporative systems and hose deterioration conditions in the vehicle fleet. To the extent possible, the purge measurement system should identify leaks at the connection to the evaporative system.

6.   Evaporative System Integrity Analysis System

     The evaporative system integrity analysis system shall determine the ability of a vehicle's evaporative system to maintain a system pressure above 8 inches of water for up to 2 minutes after being pressurized to 14 (+0.5) inches of water. All components and lines of the evaporative system between the evaporative canister and the gas cap (including the gas cap) that primarily convey or control fuel vapor shall be checked (components conveying or controlling liquid fuel are not included). Pressure gauges used for this test shall have an accuracy of 0.3 inches of water (2% of 15) or better. Nitrogen (N2), or an equivalent non-toxic, non-greenhouse, inert gas

(other than Helium), shall be used for pressurizing the evaporative system.

     The process for filling the evaporative system, monitoring for compliance, entering it into the data base, and making a pass/fail decision shall be automatic, and not require operator intervention. The only operator intervention allowed includes identifying the vehicle, pneumatically connecting or disconnecting the test equipment to the vehicle, initiating the test sequence and, if necessary, activating an abort sequence.

     The process of filling the evaporative system shall not over-pressurize the evaporative system. In general, the pressure in the evaporative system shall not exceed 26 inches of water during the filling process.

     The system shall have sufficient adapters to connect in a leak-tight manner with the variety of evaporative systems and hose deterioration conditions in the vehicle fleet. To the extent possible, the integrity system should identify leaks at the connection to the evaporative system.

     The evaporative system integrity analysis system shall be equipped with an abort system that positively shuts off and relieves pressure to the vehicle. The abort system shall be capable of being activated quickly and conveniently by the operator should the need arise.

     Bidders may propose an alternative procedure to evaluate the integrity of the evaporative system for the purpose of increasing throughput. Such alternatives shall fully describe the process, and shall include engineering rationale and calculations documenting how the alternative procedure provides an equivalent or better evaluation of the evaporative system's integrity than the specified two minute pressure decay method. An alternative integrity checking procedure may also be proposed as an optional procedure. In that case, the bidder shall indicate the effect that the optional procedure has on the required number of test lanes and facilities, as well as effects on cost.

VIII.     Quality Assurance Requirements

     The contractor is required to develop, maintain, and update a written Quality Assurance plan. The Quality Assurance plan shall be designed and implemented in such a manner that it will identify when the level of accurate tests conducted in the program drops below 95% in any one reporting period.
A test is not considered accurate if the actual test results differ from the true values by more than an absolute value of 10% when the true values are above 0.6 times the standard. No specific accuracy requirement is specified for true values below 0.6 times the standard; however, it is expected that the inherent performance of the analysis systems will maintain reasonable accuracy in this range. Test quality not meeting this Quality assurance goal will require corrective action by the contractor at the contractor's expense.

     As a minimum, the contractor shall include the following Quality Assurance procedures, or equivalent, as part of the implemented QA procedures. However, including the specific procedures listed, does not by itself relieve the contractor from the responsibility to meet the overall Quality Assurance goal stated above.

     As indicated below, there are two types of assurance procedures; those done upon installation and on a periodic basis thereafter, and those done during each test (Test Assurance Procedures). For those done on a periodic basis, the contractor shall begin with a period at least as stringent as indicated, however, the contractor may (with concurrence of the Project Officer) implement procedures that adjust the frequency of the periodic checks, if based on collected data measuring the system's performance. To assure the overall health of the system, the contractor shall maintain "control charts" of the performance of key parameters in the system. When key parameters approach control chart limits, the contractor shall closely monitor such systems and take such actions as are necessary to prevent such systems from exceeding control chart limits. If any key parameter exceeds the control chart limits, the contractor shall take corrective action to bring the system into compliance with the accuracy and Quality Assurance specifications. Such control charts shall be available to the Project Officer upon request.

     In addition to the Quality Assurance checks specified below, the contractor is expected to develop routine maintenance procedures (e.g., periodically lubricate dynamometer bearings) to assure reliability of the testing system over the life of the contract.

1.   Dynamometer

A.   Periodic

     Calibration - Once per week, the calibration of each dynamometer shall be checked by a dynamometer coast-down procedure comparable to EPA National Vehicle and Fuel Emission Lab (NVFEL - formerly the Motor Vehicle Emission Lab (MVEL)) procedure TF-302A or 40 CFR Section 86.118-78. Each prime inertia weight flywheel (i.e., base dynamometer, base plus 500 pound inertia weight
(IW), base plus 1000 pound IW, and base plus 2000 pound IW) shall be checked with at least 2 horsepower settings within the normal range of the inertia weight. The coast-down procedure shall use a vehicle off dyno type method (i.e., if a vehicle is used to motor the dynamometer to the beginning coast-down speed, the vehicle shall be lifted off the dynamometer rolls before the coast-down test begins), or equivalent. If the difference between the measured coast-down time and the theoretical coast-down time is greater than +1 second, a flag shall be set, and corrective action shall be taken to bring the dynamometer into calibration.

     Roll Speed - On a daily basis, the roll speed and roll counts shall be checked by an independent means (e.g., photo tachometer, etc). Deviations of greater than +0.2 mph or a comparable tolerance in roll counts shall require corrective action. Alternatively, a redundant roll speed transducer may be used for comparison. Accuracy of redundant systems shall be checked monthly.

B.   Test Assurance Procedures

     Power Absorption - For each test, the measured horsepower shall be integrated from 55 seconds to 81 seconds (divided by 26 seconds), and compared with the theoretical road load horsepower (for the vehicle selected) integrated over the same portion of the cycle. The same procedure shall be used to integrate the horsepower between 189 seconds to 201 seconds (divided by 12 seconds). If the absolute difference between the theoretical horsepower and the measured horsepower exceeds 0.5 hp, a flag shall be set indicating an invalid test.

     The comparison to the theoretical horsepower of the vehicle selected will be an indication of whether the correct horsepower was selected. Deviations between the two points and from the horsepower selected, will provide an indication of the health of the dynamometer horsepower calibration curve.

     Distance Traveled - The total number of dynamometer roll revolutions during each Bag shall be measured, and used to calculate the distance traveled. If the absolute difference between the distance calculated from the measured roll revolutions and the theoretical distance for the composite test, and for each Bag, exceeds 0.02 miles, a flag shall be set and corrective action shall be taken to bring the speed and distance measurIng system into compliance.

     Inertia Weight Selection- The mass of the actual inertia weights operating (or electrically simulated) during the test cycle shall be compared to the Inertia weight for the vehicle under test. If the operating weights differ from the vehicle specification by more than 100 pounds, a flag shall be set, and the test voided.

2.   Driver's Aid

A.   Periodic - Not applicable.

B.   Test Assurance Procedures

     Driver's Trace - All excursions in the transient driving cycle shall be evaluated by the procedures defined in 40 CFR Section 86.115-8(b) (1) and
Section 86.115(c), except that a speed tolerance of 4 mph instead of 2 mph shall be used. Excursions exceeding these limits shall set a flag.

3.   Constant Volume Sampler

A.   Periodic

     Flow Calibration - The CVS flow calibration shall be checked every day by a procedure that identifies deviations in flow from the true value. Deviations greater than +4% shall require corrective action. A procedure comparable to SPA NVFEL Test Procedure No. 210 with a Critical Flow Orifice may be used. Alternative procedures will require engineering justification.

     Cleaning Flow Passage - The sample probe shall be checked and cleaned (if necessary to maintain proportional ample) at least once per month. Once per year, the CVS venturi passages shall be checked and cleaned, if necessary.

     Probe Flow - The indicator Identifying the presence of proportional probe flow shall be checked on a daily basis. Lack of proportional flow shall require corrective action.

B.   Test Assurance Procedures

     Flow Volume - The CVS flow measured by the integrator or each Bag and each Mode shall be compared to an historically derived nominal value for each Bag and Mode. Deviations greater than 2% shall set a flag, indicating a void test.

4.   Analysis System

A.   Periodic

     Calibration Checks - Upon initial operation, calibration curves shall be generated for each analyzer. The calibration curve shall consider the entire range of the analyzer as one curve. At least 6 calibration points plus zero shall be used in the lower portion of the range corresponding to an approximate IM240 emission level of 0 to 2 gpm HC, 0 to 30 gpm CO, 0 to 3 gpm NOx, and 0 to 400 gpm CO(2). For the case where both a low range analyzer and a high range analyzer are used (e.g., CO), the high range analyzer shall use at least 6 calibration points plus zero in the lower portion of the high range scale corresponding to approximately 100% of the full-scale value of the low range analyzer. For all analyzers, at least 6 calibration points shall also be used in the area of the maximum nonlinearity of non-linear instruments, or the upper one third of the linear instruments. Between the range defined by the emission level and the range defined by linearity, an additional 6 calibration points shall be used. Gas dividers may be used to obtain the intermediate points for the general range classifications specified. The calibration curves generated shall be a polynomial of no greater order than 4th order, and shall fit the data within 0.5% at each calibration point. (For reference, see EPA NVFEL procedure No. 204A)

     For all calibration curves, curve checks, span adjustments, and span checks, etc., the zero gas shall be considered a down-scale reference gas, and the analyzer zero shall be set at the trace concentration value of the specific zero gas used.

     For the emission-specified range, experience with a 700 ACFM CVS has indicated that appropriate emission levels at the defined ranges are approximately 0 to 100 ppmC HC, 0 to 500 ppm CO, 0 to 50 ppm NOx, and 0 to 0.7% CO(2).

     The basic curve shall be checked monthly by the same procedure used to generate the curve, and to the same tolerances.

     On a daily basis prior to vehicle testing, the curve for each analyzer shall be checked by adjusting the analyzer to correctly read a zero gas and an up-scale span gas, and then by correctly reading a mid-scale span gas within 2% of point. If the analyzer does not read the mid-scale span point within 2%, the system shall lock out. The up-scale span gas shall correspond to the average emission concentration over the test equivalent to approximately 2 gpm HC, 30 gpm CO, 3 gpm NOx, or 400 gpm CO(2). The mid-scale point shall be approximately one half of the up-scale point.

     Also on a daily basis and after the up-scale span check, each analyzer in a given facility shall analyze a sample bag filled with a random concentration corresponding to approximately 0.5 to 3 times the cutpoint (in gpm) for the constituent. The value of the random sample may be determined by a gas blender. The deviation in analysis from the sample bag concentration for each analyzer shall be recorded and compared to the historical mean and standard deviation for the analyzers at the facility and at all facilities. Any reading exceeding 3 sigma shall cause the analyzer to be placed out of service.

     During the performance of the contract, the contractor may propose to modify the calibration frequencies based on the performance of the system, a control chart analysis, or other pertinent information. Should performance deteriorate as a result of the modification, the state can direct reinstatement of the specified frequencies.

     FID Check - Upon initial operation, and after maintenance to the detector, each Flame Ionization Detector (FID) shall be checked, and adjusted if necessary, for proper peaking and characterization by the procedures described in SAE Paper No. 770141. Additionally, every month, the response of each FID to a methane concentration of approximately 50 ppm CH(4) shall be checked. If the response is outside of the range of 1.10 to 1.20, corrective action shall be taken to bring the FID response within this range. The response shall be computed by the following formula:


                                       FID response in ppmC
       Ratio of Methane Response  =   ----------------------
                                       ppm CH(4) in Cylinder


     Spanning Frequency - The zero and up-scale span points shall be checked (and adjusted If necessary) at 2 hour intervals following the daily mid-scale curve check. f the zero or the up-scale span points drift by more than 2% from the previous check (except for the first check of the day), a system flag shall be set and corrective action shall be taken to bring the system into compliance.

     During the performance of the contract, the contractor may propose to modify the spanning frequencies based on the performance of the system, a control chart analysis, or other pertinent information. Should performance deteriorate as a result of the modification, the Project Officer can direct reinstatement of the specified frequencies.

     Spanning Limit Checks - The tolerance on the adjustment of the up-scale span point is 0.4% of point. A software algoritin to perform the span adjustment and subsequent calibration curve adjustment shall be used. However, software up-scale span adjustments greater than +10% shall cause a flag to be set requiring system maintenance.

     Integrator Checks - Once per week in each test lane, emissions from a randomly selected vehicle with official test value greater than 60% of the standard (determined retrospectively) shall be simultaneously sampled by the normal integration method and by the bag method. The data from each method shall be put into a historical data base for determining normal and deviant performance for each test lane, facility, and all facilities combined. Specific deviations exceeding 5% shall require corrective action.

     Interferences - CO and CO(2) analyzers shall be checked for water interference prior to initial service, and on a yearly basis thereafter. The specifications and procedures used shall generally comply with either 86.122-78 or 86 .321-79.

     NOx Convertor Checks - The convertor efficiency of the NO2 to NO convertor shall be checked on a weekly basis. The check shall generally conform to 86.123-78 or EPA NOEL Form 305-01. Equivalent methods are acceptable, but are subject to approval by the Administrator.

     NO/NOx Flow Balance - The flow balance between the NO and NOx test modes shall be checked weekly. The check may be combined with the NOx convertor check as illustrated in EPA NVFEL Form 305-01.

B.  Test Assurance Procedures

     System Artifacts (Hang-up) - A comparison shall be made between the background HC reading, the HC reading measured though the CVS sample probe, and the zero gas before each test. Deviations from the zero gas greater than 10 ppmC shall set a flag.

     Ambient Background - The average of the pre-test and post-test ambient background level shall be compared to the permissible levels of 10 ppmC HC, 20 ppm CO, and 1 ppm NOx. If the permissible levels are exceeded, the test shall be voided, and the contractor shall take corrective action to lower the ambient background concentration levels, including, if necessary correcting building ventilation.

5.   Evaporative Purge Analysis System Flow Checks

     On a daily basis, each flow meter used to measure purge flow shall be checked with simulated purge flow (e.g., auxiliary pneumatic pump) against a reference flow measuring device with performance specification equal to or better than those specified for the purge meter. The check shall include a mid-scale rate check, and a totalized flow check between 10 to 20 liters. Deviations greater than +5% shall require corrective action. On a monthly basis, the calibration of purge meters shall be checked for proper rate and totalized flow with three equally spaced points across the specified ranges. Deviations exceeding the specified accuracy shall require corrective action.

6.   Evaporative System Integrity Analysis System Check

     Relevant parameters of the evaporative system integrity     analysis
system shall be checked on a daily basis, or on a periodic basis consistent with good engineering practice as indicated by the various Quality Assurance requirements. At a minimum, systems that monitor pressure leak down shall be checked for integrity. If, after the canister end is capped and is pressurized to 14 inches of water, the pressure loses more than 0.1 inches of water over 5 minutes, corrective action shall be taken. On a weekly basis, pressure measurement devices shall be checked against a reference device equal to or better than the specified performance requirements. Deviations exceeding the performance specifications shall require corrective action.

7.   Overall System Performance

A.   Periodic

     Emission Levels - The contractor shall monitor the average, median, 10th percentile and 90th percentile of the composite emissions (HC, CO, CO(2), and NOx) measured over a defined period for each test lane. The defined period shall be selected and adjusted, if necessary, (and if the state concurs) to assure that a reasonably random sample of vehicles was tested in each lane. Initially, the defined period shall be weekly. Differences in the weekly average (or defined period average) of greater than +/-10% by any one lane from the facility-average or combined facility-average, or by any one facility from the combined facility-average shall require an investigation to determine whether the single lane or facility has a systematic error. Where it can be determined that the averages from one facility (or facilIties) are offset from the average of the other facilities based on the mix of vehicles tested, the +10% limit shall be compared to the expected offset. If systematic errors are found, such errors shall be corrected.

     Pass/Fail Status - The contractor shall monitor the average number of passing vehicles, and the average number of failing vehicles over a defined period for each test lane. The defined period shall be selected and adjusted, if necessary, (and if the state concurs) to assure that a reasonably random sample of vehicles was tested In each lane. Initially, the defined period shall be weekly. Differences in the weekly average (or defined period average) of greater than +15% by any one lane from the facility-average or combined facility-average, or by any one facility from the combined facility-average shall require an investigation to determine whether the single lane or facility has a systematIc error. Where it can be determined that the averages from one facility (or facilities) are offset from he average of the other facilities based on the mix of vehicles tested, the +15% limit shall be compared to the expected offset. If systematic errors are found, such errors shall be corrected.

B.   Test Assurance Procedures

     Fuel economy - For each test, the health of the overall analysis system shall be evaluated by checking the test vehicle's fuel economy for reasonableness, relative to upper and lower limits for the test inertia and horsepower selected. For each inertia selection, the contractor shall determine the upper fuel economy limit (with state concurrence) using the lowest horsepower setting typically selected for the inertia weight, along with statistical data, est experience, engineering judgement, and possibly EPA guidance. A similar process for the lower fuel economy limit shall be used with the highest horsepower setting typically selected for the inertia weight. For test inertia selections where the range of horsepower settings is greater than 5 horsepower, at least two sets of upper and lower fuel economy limits shall be determined and appropriately used for the selected test inertia. The upper and lower limits shall be variables that can be changed (at no cost to the state) if needed to improve the usefulness of this Quality Assurance Check to flag questionable test results. Flagged tests shall require an Investigation to determine if there is an equipment problem. Flagged tests with fuel economy results in excess of 1.5 times the upper limit shall require an immediate shut down of the test lane to determine the cause of the out-of-limit condition.

8.   Control Charts

     The contractor shall prepare and use control charts of key system parameters as necessary to determine, forecast, and maintain performance of each test lane, each facility, and all facilities combined within the contract specifications. At a minimum, the contractor shall prepare and maintain control charts for the parameters specified below. However, including the specific control charts listed does not by itself relieve the contractor from the responsibility to meet the overall Quality Assurance goal stated above. Quality control charts shall be made available to the state within 24 hours of a request.

A.   Control Charts for Individual Test Lanes

     In general, control charts for Individual test lanes shall Include parameters that will allow the cause for abnormal performance of a test lane to be pinpointed to individual systems or components. Test lane control charts shall include at a minimum:

-    Overall number of flags set

-    Number of specific flags set

- Level of difference between theoretical or selected values and measured values for each flag parameter

-    Level of difference between theoretical and measured coast-down times

-    Level of difference between theoretical and measured CVS flow

- Level of up-scale span change from last up-scale span (not required if software corrections are tracked)

- Level of mathematical or software correction to the calibration curve as a result of an up-scale span change (if used)

- Level of difference between the analyzer response to the daily cross-check bag, and the bag concentration

- Level of difference between the integrated measurements and the bag measurements

-    Level of the FID CH4 response ratio

-    Level of the ambient background concentrations

- The average, median, 10th percentile and 90th percentile of the composite emissions (HC, CO, CO(2), and NOx) measured over the defined periodIc basis

- Average number of passing vehicles, and average number of failing vehicles over the defined periodic basis

B.   Control Charts for Individual Facilities

     Control charts for IndivIdual facilities shall consist of facility-averages of the test lane control charts for each test lane at the facility.

C.   Combined Control Charts for All Facilities

     Combined control charts for all of the facilities shall consist of an average of the facility-average control charts for each facility.

D.   Quality Control Statement

     Every three months after commissioning, the contractor shall make a written statement to the state on the precision and accuracy of the tests conducted during the three month period. The analysis supporting the statement shall be included, and may use control charts and/or other Quality Assurance measures as necessary.

IX.  Technical Proposal Evaluation

     For a technical proposal to be eligible for the zone of competition, it must provide sufficient information to describe how the bidder plans to meet each and every required specification of this RFP. If the RFP Evaluation Committee determines that the elements of the bid proposal (i.e., processes, equipment, etc.) can achieve the transient testing specifications, the technical proposal will be considered in the zone of competition. After determination that a technical proposal is within the zone of competition, it will be evaluated by the following criteria. For evaluation purposes, it is recommended that the technical proposal follow the general outline of the transient test portion of the RFP, or at least clearly identify what portions of the transient test requirements are being addressed.

1.   Throughput Capability

     The transient test system will be evaluated based on the ability of the system to meet the required number of tests versus the number of test lanes proposed, as well as the number of lanes per facility and number of facilities. In the case where two bids are comparable in capacity, the bid with the potential/flexibility to Increase the number of vehicles tested will be scored higher.

2.   Quality Assurance Program Design

     The proposed QA plan will be reviewed to evaluate the ability of the plan to maintain accurate and reliable measurements over the lifetime of the contract. The bid should provide sufficient Information to allow the Evaluation Committee to judge the bidder's commitments. The bid should also include an organization chart of QA functions and responsibilities.

3.   Designed-in Flexibility

     In many cases, the RFP calls for change in the specified limits, standards, etc. within the program. Bids will be reviewed based on the flexibility designed-in to the transient testing program to change and implement such parameters, as well as the inherent flexibility in the system to accept future changes should they become necessary.

5.   Method of Testing/Equipment Selected

     The equipment and processes proposed will be evaluated relative to their inherent accuracy capabilities, minimum operator intervention needed (e.g., degree of automation), and creativity used to increase throughput.

6.   Durability of Equipment/Maintenance

     The transient testing system and the equipment selected will be evaluated on the inherent durability of the system components, and the methods proposed to minimize downtime, and maintain accurate results over the lifetime of the contract.

X.   References

1) Title 40 of the Code of Federal Regulations (CFR) Part 86 Subparts B, D, and N, and Part 85 Subpart W

2) EPA NVFEL (formerly MVEL) Quality Assurance Procedures No. 204A, 210, 302A, and Data Form 305-01

3) SAE Recommended Practice J1094a, Constant Volume Sampler System for Exhaust Emissions Measurement

4) SAE Recommended Practice J1151-June83, Methane Measurement Using Gas Chromatography

5) Statistical Design and Analysis of Engineering Experiments, C. Ipson, and N.J. Sheth, McGraw-Hill, 1973, Section 3.1. 3, and Section 13.2 including example 13.10

6) EPA Public Work Shop Proceedings. Specifications and Design Criteria for Electric Chassis Dynamometers, Volumes I, II, and III, November 30, 1990

7)   Specifications for Electric Chassis Dynamometers, EPA RFP No. C100081T1

8) EPA Memorandum, Calibration and Maintenance Services, From D. W. Perkins to J. D. Carpenter, May 23, 1987.

9)   EPA Report No. EPA-AA-TSS-91-1

                                     SECTION VI


                                     APPENDIX H

----------------------------------------------      ------------------------
Form S.F. 351              State of Washington         DATE BOND
(Rev. 7/78)                    BID BOND               EXECUTED
----------------------------------------------      ------------------------

See Instructions to Bidders        NOTE: Type or Print in ink
----------------------------------------------------------------------------
PRINCIPAL (Legal name and business address)              TYPE OF
                                                  ORGANIZATION
                                                        (Check
                                                  one)

                                                   / /Individual
                                                 / /Partnership

                                                   / /Joint Venture
                                                 / /Corporation
----------------------------------------------------------------------------
SURETY(IES) (Name(s) and business address(es))      SUM AMOUNT OF BOND
                                                    (Amount not to
                                                  exceed)


                                                    Dollars
----------------------------------------------------------------------------
                                                      $    % of Bid
                                                          Price
----------------------------------------------------------------------------
                                 BID IDENTIFICATION
----------------------------------------------------------------------------
Bid Date    Invitation   For      / / Materials/Supplies/Equipment     / /
             No.     Construction        / / Services
----------------------------------------------------------------------------

WE, the Principal and Surety(ies), are firmly bound and obligated to the State of Washington in the above sum amount on conditions set forth below, for the payment of which we bind ourselves, our heirs, executors, administrators, and successors, jointly and severally.

THE CONDITION OF THIS OBLIGATION IS SUCH, that the Principal has submitted the bid identified above.

THE ABOVE OBLIGATION shall be void and of no effect if the Principal, upon acceptance of the bid identified above, within the period specified therein for acceptance (sixty [60] days if no period is specified), shall execute such further contractual documents and give bond(s) as may be required by the terms of the bid as accepted within the time specified (ten [10] days if no period is specified) after receipt of the forms by him. Furthermore, in the event of failure to execute additional contractual documents and give bond(s), the above obligation shall be null and void if the Principal pays the State of Washington for any cost of procuring the work which exceeds the amount of his bid.

IN WITNESS WHEREOF, the Principal and Surety(ies) have executed this bond and have affixed their signatures and seals on the date set forth above.


-----------------------------------------------------------------------------
1. NAME OF PRINCIPAL AND     Phone No.      Signature
TITLE

                                                                     L. S.
------------------------------------------------------------

2.

                             Phone No.      Signature          (Corporate
                                                              Seal)
-----------------------------------------------------------------------------
NAME AND ADDRESS OF SURETY A                Liability Limit


                                                                     L. S.
------------------------------------------------------------
1. NAME AND TITLE            Phone No.      Signature          (Corporate
(Attorney in Fact)                                            Seal)

------------------------------------------------------------
2. NAME AND TITLE            Phone No.      Signature

-----------------------------------------------------------------------------
NAME AND ADDRESS OF SURETY B                Liability Limit
                                                                     L. S.
------------------------------------------------------------
1. NAME AND TITLE            Phone No.      Signature          (Corporate
(Attorney in Fact)                                            Seal)

------------------------------------------------------------

-----------------------------------------------------------------------------
2. NAME AND TITLE            Phone No.      Signature

-----------------------------------------------------------------------------

                                     SECTION VI


                                     APPENDIX I

-------------------------------------------------------------------------------
Form S.F. 352              State of                      DATE BOND EXECUTED
Washington
 (Rev. 4/89)           PAYMENT AND
PERFORMANCE BOND
--------------------------------------------------------
See Instructions to Bidders        NOTE: Type or Print in ink
-------------------------------------------------------------------------------
PRINCIPAL (Legal name and business address)                       TYPE OF
                                                            ORGANIZATION
                                                                       (Check
                                                            one)

                                                             / /Individual
                                                          / /Partnership
                                                           / /Joint Venture
                                                        / /Corporation
-------------------------------------------------------------------------------
SURETY(IES) (Name(s) and business address(es))          CONTRACT    CONTRACT
                                                       DATE        NO.
                                                      -------------------------
                                                       SUM AMOUNT OF BOND
                                                        ------------------
                                                        ------------------
                                                        -----Dollars
                                                        ($
                                                                 )
-------------------------------------------------------------------------------

WE, the Principal and Surety(ies), in accordance with the Revised Code of Washington are firmly bound and obligated to the State of Washington in the above sum amount on conditions set forth below and in Contract Bid #
  for payment of which we bind ourselves, our heirs, executors, administrators, and successors, jointly and severally.

THE CONDITION OF THIS OBLIGATION IS SUCH, that the Principal entered into the contract/bid identified above.

THE ABOVE OBLIGATION shall be void and of no effect if the Principal performs and fulfills all the provisions of such contract and any extensions of modifications thereof that may by the State of Washington, and faithfully pays all laborers, mechanics and subcontractors and materialmen, and all persons who shall supply such person or persons, or subcontractors, with materials and supplies for carrying on of such work, and shall indemnify the State of Washington against any loss or damage directly due to the failure to the Principal to faithfully perform the contract identified above.

IN WITNESS WHEREOF, the Principal and Surety(ies) have executed this payment and performance bond and have affixed their signatures and seals on the date set forth above.

-------------------------------------------------------------------------------
1. NAME OF PRINCIPAL AND     Phone No.      Signature
TITLE


                                                                     L. S.
-----------------------------------------------------------
2.                           Phone No.      Signature         (Corporate
                                                             Seal)

-----------------------------------------------------------

NAME AND ADDRESS OF SURETY A                Liability Limit

                                                                     L. S.

-----------------------------------------------------------
1. NAME AND TITLE            Phone No.      Signature
(Attorney in Fact)                                            (Corporate
                                                             Seal)

-----------------------------------------------------------
2. NAME AND TITLE            Phone No.      Signature


-------------------------------------------------------------------------------
NAME AND ADDRESS OF SURETY B                Liability Limit
                                                                     L. S.

-----------------------------------------------------------
1. NAME AND TITLE            Phone No.      Signature         (Corporate
(Attorney in Fact)                                           Seal)

-----------------------------------------------------------
2. NAME AND TITLE            Phone No.      Signature

-------------------------------------------------------------------------------

                                    SECTION VII


                              OFFER AND CONTRACT AWARD

                                    SECTION VII
                              OFFER AND CONTRACT AWARD


                                    ---------------------------
                                       OFFER
                                (FOR BIDDER USE ONLY
                              ------------------------

The undersigned hereby offers and agrees to furnish materials, equipment and/or services in compliance with all terms, conditions and specifications herein. Submittal of this document with authorized signature(s) constitutes complete understanding and compliance with said terms and conditions and verified that all goods, facilities and/or personnel are available and established at the time of bid submittal.

                                                 By:
-----------------------------------------            -----------------------

-------------------------- (Company Name)
        (Typed or Printed Name)


-----------------------------------------            -----------------------

--------------------------    (Address)
                (Title)


-----------------------------------------            -----------------------

-------------------------- (City) (State)            (Zip)
                     (Bidder's Signature)    (Date)



                          ----------------------------------
                                    CONTRACT AWARD
                          (For State of Washington Use Only)


A contract is hereby awarded between the above company and the State of Washington, Office of State Procurement, Purchasing and Contract
Administration, to be effective                   ,
                                ------------------
19  .  This is a Partial/total award for                            .
                                         ---------------------------

                                       Authorized Signatures

                                       ------------------------------
-------------------------------
(Contract Administrator) (Date)


                                       ------------------------------

-------------------------------
(Purchasing Manager)     (Date)


                                       ------------------------------
-------------------------------

                               BID DOCUMENT CHECKLIST
                            INVITATION FOR BID NO. 99-92
                 TITLE: VEHICLE EXHAUST EMISSION INSPECTION PROGRAM

This checklist is provided for bidder's convenience only and identifies the Bid documents that must be submitted with each package in order to be considered responsive:

Please submit a signed original and two copies of complete Bid Response.

Bid Documents too be returned Completed
---------------------------------------

A.  Section VII, entitled: Offer and Contract Award

        --------------

B.  1. Section VIII, Attachment entitled: Bid Information

        --------------

    2. Section VIII, Attachment entitled: Price Sheet(s)

        --------------

    3. Section VIII, Attachment entitled: Supplemental Information

        --------------

    4. Section VIII, Attachment entitled: Site Locations

        --------------

    5. Section VIII, Attachment entitled: Time Schedule

        --------------

    6. Section VIII, Attachment entitled: Resources Available

        --------------

    7. Section VIII, Attachment entitled: References

C.  Section IX, - No Bid Response (When Applicable)

        --------------



NOTE: ANY BID PACKAGES RECEIVED WITHOUT THE ABOVE DOCUMENTS WILL BE DEEMED NONRESPONSIVE AND WILL NOT BE CONSIDERED FOR AWARD.

                                    SECTION VIII

                                    ATTACHMENTS

                             SECTION VIII ATTACHMENT 1
                                  BID INFORMATION

                            INVITATION FOR BID NO. 99-92
                TITLE:  VEHICLE EXHAUST EMISSION INSPECTION PROGRAM

Bidder shall complete the following:
         1.    Bid Guarantee in the amount of $ 25,000 per zone attached.

         2. Performance Guarantee in the amount of $ 100,000 per station will be forwarded within fifteen (15) calendar days of Contract Award.

           Bidder to check form of guarantee to be used (See Section V):

                 ____   Performance Bond
                 ____   Escrow agreement
                 ____   Irrevocable letter of credit
                 ____   Certified check
                 ____   Cashiers check

         3.    Authorized Representative: (See Section V)

               Name: ________________

               Telephone: (___)_______________

         4.    Federal Tax Identification
               Number:__________________________________________________

         5.    FAX Number: (___)_________________




                                    Bidder's Company Name______________________

                             SECTION VIII ATTACHMENT 2
                                    PRICE SHEET

                            INVITATION FOR BID NO. 99-92
                 TITLE: VEHICLE EXHAUST EMISSION INSPECTION PROGRAM


ZONE I (PORTIONS OF SNOHOMISH COUNTY)
ENTER YOUR BID (AMOUNT TO BE RETAINED BY CONTRACTOR) ON THIS ATTACHMENT

$ __________ for each paid test until number of paid tests in a calendar year exceeds 50,000

$ __________ for each paid test beyond 50,000 but before 60,001 in each calendar year

$ __________ for each paid test beyond 60,000 but before 70,001 in each calendar year

$ __________ for each paid test beyond 70,000 but before 80,001 in each calendar year

$ __________ for each paid test beyond 80,000 but before 90,001 in each calendar year
$ __________ for each paid test beyond 90,000 in each calendar year

Firm Name: _____________________________________________________

*****************************************************************

ZONE II (PORTIONS OF KING & SNOHOMISH COUNTIES)

ENTER YOUR BID (AMOUNT TO BE RETAINED BY CONTRACTOR) ON THIS

         ATTACHMENT

$ ________ for each paid test until number of paid tests in a calendar year exceeds 300,000

$ _________ for each paid test beyond 300,000 but before 340,001 in each calendar year

$ ________ for each paid test beyond 340,000 but before 380,001 in each calendar year

$ __________ for each paid test beyond 380,000 but before 420,001 in each calendar year

$ _________ for each paid test beyond 420,000 but before 460,001 in each calendar year

$ __________ for each paid test beyond 460,000 in each calendar year

Firm Name: ______________________________________________________

           Bidder's Company Name_________________________________

                             SECTION VIII ATTACHMENT 2
                                    PRICE SHEET

                            INVITATION FOR BID NO. 99-92
                 TITLE: VEHICLE EXHAUST EMISSION INSPECTION PROGRAM

ZONE III (PORTIONS OF PIERCE & KING COUNTIES)

ENTER YOUR BID (AMOUNT TO BE RETAINED BY CONTRACTOR) ON THIS ATTACHMENT

$ __________ for each paid test until number of paid tests in a calendar year exceeds 200,000

$ _________ for each paid test beyond 200,000 but before 230,001 in each calendar year

$ _________ for each laid test beyond 230,000 but before 260,001 in each calendar year

$ __________ for each paid test beyond 260,000 but before 290,001 in each calendar year

$ _________ for each paid test beyond 290,000 but before 320,001 in each calendar year

$ __________ for each paid test beyond 320,000 in each calendar year

Firm Name: ______________________________________________________

*****************************************************************

ZONE IV (CLARK COUNTY)

ENTER YOUR BID (AMOUNT TO BE RETAINED BY CONTRACTOR) ON THIS ATTACHMENT $__________ for each paid test until number of paid tests in a calendar year exceeds 40,000

$ _________ for each paid test beyond 40,000 but before 45,001 in each calendar year

$ _________ for each paid test beyond 45,000 but before 50,001 in each calendar year

$ __________ for each paid test beyond 50,000 but before 55,001 in each calendar year

$ __________ for each paid test beyond 55,000 but before 60,001 in each calendar year

$ __________ for each paid test beyond 60,000 in each calendar year


Firm Name: ______________________________________________________

           Bidder's Company Name_________________________________

                             SECTION VIII ATTACHMENT 2
                                    PRICE SHEET

                            INVITATION FOR BID NO. 99-92
                 TITLE: VEHICLE EXHAUST EMISSION INSPECTION PROGRAM

ZONE V (SPOKANE COUNTY)

ENTER YOUR BID (AMOUNT TO BE RETAINED BY CONTRACTOR) ON THIS ATTACHMENT
$ ___________ for each paid test until number of paid tests in a calendar year exceeds 50,000

$ __________ for each paid test beyond 50,000 but before 60,001 in each calendar year

$ __________ for each paid test beyond 60,000 but before 70,001 in each calendar year

$ __________ for each paid test beyond 70,000 but before 80,001 in each calendar year

$ __________ for each paid test beyond 80,000 but before 90,001 in each calendar year

$ __________ for each paid test beyond 90,000 in each calendar year

Firm Name: _____________________________________________________

           Bidder's Company Name________________________________

                             SECTION VIII ATTACHMENT 3
                              SUPPLEMENTAL INFORMATION

                            INVITATION FOR BID NO. 99-92
                 TITLE: VEHICLE EXHAUST EMISSION INSPECTION PROGRAM


Bidders shall complete the following required information. Where additional space is needed and/or where specifically requested, submit an attached letter.


Paragraph
Reference               Bid Requirements


Section IV            Identify any subcontractors who will perform services
                      in fulfillment of contract
para. 14              requirements and nature of services performed:


_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

Section II            AGENCY USERS LOCATIONS The following agencies have
para. 2A              been identified as users of this contract.


Agency Name                    Location      Contact Person  Phone


Dept. of Ecology               PO Box 47600  John C. Raymond (206) 459-6261
Air Quality Program            Olympia, WA   Vehicle Emission
                               98504-7600    Control Coordinator

                             SECTION VIII ATTACHMENT 4
                                   SITE LOCATIONS

                            INVITATION FOR BID NO. 99-92
                 TITLE: VEHICLE EXHAUST EMISSION INSPECTION PROGRAM


Identify/describe all proposed facility locations including documents evidencing ownership or option to buy or lease. Reference Specification par. 4.1, 5.1 and 5.3.3); Special Terms & Conditions, para. 12)

                             SECTION VIII ATTACHMENT 5
                                   TIME SCHEDULE

                            INVITATION FOR BID NO. 99-92
                 TITLE: VEHICLE EXHAUST EMISSION INSPECTION PROGRAM



Provide a time phased, detailed schedule delineating critical tasks to be accomplished including all necessary governmental permits and approvals needed prior to the start of inspections on June 1, 1993. (Reference Specifications para. 4.1. 5.5. and 6.1); Special Terms and Conditions, para 12.

                             SECTION VIII ATTACHMENT 6
                                RESOURCES AVAILABLE

                            INVITATION FOR BID NO. 99-92
                 TITLE: VEHICLE EXHAUST EMISSION INSPECTION PROGRAM


Identify management personnel qualifications and company financial resources available for the performance of this contract (Reference Special Terms & Conditions para. 12)

                             SECTION VIII ATTACHMENT 7
                                     REFERENCES

                            INVITATION FOR BID NO. 99-92
                TITLE:  VEHICLE EXHAUST EMISSION INSPECTION PROGRAM


Provide a list of contracts of similar size and scope satisfactorily completed/currently being performed by the bidder, parent company or subsidiary. (Identify government organization. description of work, period of performance, dollar magnitude, name and telephone number of government contract administrator. (Reference Special Terms and Conditions para. 12)

                                  NO BID RESPONSE

                            INVITATION FOR BID NO. 99-92
                TITLE:  VEHICLE EXHAUST EMISSION INSPECTION PROGRAM
                          COMMODITY BID LIST NO. 9776-VO1

                           BID OPENING DATE: June 4, 1992





Instructions: Complete the following information, fold as indicated, staple and return as addressed on the reverse side so as to be received at the Office of State Procurement by date and time of bid opening. Notice of "No Bid" in any other form (Postcard, letter, etc.) is not acceptable.


-------------------------------------Fold--------------------------------------



              _____ We are unable to submit a bid response at this time but desire that you retain our firm on your bid list for the commodity in question.

              _____ We are unable to supply the above commodity. Please remove our name from this commodity bid list.




Completion of this form shall constitute a "no bid" response.

------------------------------------Fold---------------------------------------


                                                   Supplier#___________________

                                             Company Name______________________

                                               Address_________________________

                                               City, State, Zip________________

                                                    Signature__________________

                                                                   Revised 4/91

                                     SECTION IX

                                  NO BID RESPONSE

                                STATE OF WASHINGTON
                        DEPARTMENT OF GENERAL ADMINISTRATION
                            OFFICE OF STATE PROCUREMENT

                            CONTRACT CHANGE NOTICE NO. 2

                                 CONTRACT EXTENSION

CONTRACT NUMBER:   20OA-89

COMMODITY CODE:    9776

CONTRACT TITLE:    Vehicle Exhaust Emission Testing

FOR USE BY:        Department of Ecology

TERM:              January 1, 1993 through May 31, 1993


CONTRACTOR:  Vehicle Test Technology, Inc.  CONTACT:  MickiPhillips
            1715 114th Ave SE, Ste 220      General Manager (new)
            Bellevue, WA 98004                PHONE:  (206) 451-3847
                                                FAX:  (206) 455-5916
                                       FED. I.D. NO:  36-3087021
                                       SUPPLIER NO.:  444


USE DESIGNATION:

    MANDATORY:

    The Department of Ecology is mandated to utilize this contract for all acquisitions of materials, equipment or services designated herein.

Estimated Contract Value:    $2,600,000.00/5 mos.

Contract Pricing:            See Attached Section VIII, Attachment 1,
                             Price Sheets

Contract Administrator:      Charles Van Hall (New)
Phone:                       (206) 753-1040
SCAN:                        234-1040


Ecology Contact:             John C. Raymond, Vehicle Emission Control
                             Coordinator
Phone:                       (206) 459-6261

  PURPOSE: Five month extension to allow sufficient start up time for replacement contract 99-92. Note change of contractor contact person and state contract administrator. Contractor to provide new Certificate of Insurance. In all other respects, contract remains unchanged.

REFERENCE:    Office of State Procurement extension request letter dated
              April 16, 1992, Griffin/Carroll; VTTI response dated May 7,
              1992, signed by Leo Carroll.

                             SECTION VIII ATTACHMENT 1
                                    PRICE SHEET

                           INVITATION FOR BID NO. 200-89
                       TITLE:  VEHICLE EXHAUST EMISSION TEST

                                 CONTINUATION SHEET

SEATTLE AREA BID

ENTER YOUR BID ON THIS ATTACHMENT

$ 12.45 for each paid test until number of paid tests in a calendar year exceeds 300,000

$ 12.35 for each paid test beyond 300,000 but before 320,001 in each calendar year

$ 12.25 for each paid test beyond 320,000 but before 340,001 in each calendar year

$ 12.15 for each paid test beyond 340,000 but before 360,001 in each calendar year

$ 11.00 for each paid test beyond 360,000 but before 400,001 in each calendar year

$ 10.00  for each paid test beyond 400,000 in each calendar year


Firm Name:    Vehicle Test Technology, Inc.

NOTE: You must also attach all supporting information required by Section VI, paragraph 7.2, Bid Attachments.

                             SECTION VIII ATTACHMENT 1
                                    PRICE SHEET

                           INVITATION FOR BID NO. 200-89
                       TITLE:  VEHICLE EXHAUST EMISSION TEST

                                 CONTINUATION SHEET


SPOKANE AREA BID

ENTER YOUR BID ON THIS ATTACHMENT

$ 12.40 for each paid test until number of paid tests in a calendar year exceeds 50,000

$ 7.00 for each paid test beyond 50,000 but before 60,001 in each calendar year

$ 7.00 for each paid test beyond 60,000 but before 70,001 in each calendar year

$ 5.00 for each paid test beyond 70,000 but before 80,001 in each calendar year

$    0   for each paid test beyond 80,000 but before 100,001 in each calendar year

$    0   for each paid test beyond 100,000 in each calendar year


Firm Name:    Vehicle Test Technology, Inc.

NOTE: You must also attach all supporting information required by Section VI, Paragraph 7.2, Bid Attachments.

                                STATE OF WASHINGTON
                        DEPARTMENT OF GENERAL ADMINISTRATION
                            OFFICE OF STATE PROCUREMENT

                                 CONTRACT NO: 99-92

                           CONTRACT CHANGE NOTICE NO. 2

                                       CHANGE

                           EFFECTIVE DATE:  APRIL 6, 1993

PURPOSE: Change operational commencement date for Zone 3, Contractor Name and Address Change and Identify new Contract Administrator and Contractor contact.

COMMODITY CODE:    9776

CONTRACT TITLE:    Vehicle Exhaust Emission Inspection Program

FOR USE BY:        Department of Ecology

TERM:              July 6, 1992 THROUGH December 31, 1999


CONTRACTOR: SC Systems Control         CONTACT:  Michael B. Gallagher
           8656 154th Ave NE                     Project Manager
            Redmond, Washington  98052   PHONE:  (206) 883-3900
                                           FAX:  (206) 881-8823
                                        FED ID:  36-3087021
                                      SUPPLIER:  444


USE DESIGNATION:

1.       MANDATORY:

         State Agencies: State agencies are mandated to utilize this contract for all acquisitions of materials, equipment or services designated herein.


PARTICIPATION:
CURRENT:           $0 MBE    $0 WBE    $0 OTHER    $7,500,000 EXEMPT

CONTRACT ADMINISTRATOR:  Charles D. Van Hall, C.P.M.
PHONE:                  (206) 753-1040
SCAN:                   234-1040


SPECIAL CONDITIONS:

Zone 3, except North Auburn, shall be operational on Sunday, August 1, 1993, with operations commencing on Monday, August 2, 1993. All other terms and conditions remain unchanged, except that full staffing of all Zone 3 and the Des Moines and Renton stations from Zone 2, will be required until the North Auburn Station or its replacement is operational. See Contract Award Summary.

                                STATE OF WASHINGTON
                        DEPARTMENT OF GENERAL ADMINISTRATION
                            OFFICE OF STATE PROCUREMENT

                                 CONTRACT NO: 99-92

                            CONTRACT CHANGE NOTICE NO. 3

                                       CHANGE

                           EFFECTIVE DATE:  JUNE 1, 1993

PURPOSE: Change operational commencement date for Diesel Inspections and approve the use 1M24O Lane at the Fife location.

COMMODITY CODE:    9776

CONTRACT TITLE:    Vehicle Exhaust Emission Inspection Program

FOR USE BY:        Department of Ecology

TERM:              July 6, 1992 THROUGH December 31, 1999


CONTRACTOR:  SC Systems Control               CONTACT:  Michael Gallagher,
                                                        PM
            8656 14th Ave NE                    PHONE:  (206) 883-3900
            Redmond, Washington 98052             FAX:  (206) 881-8823
                                        FED. I.D. NO.:  36-3087021
                                         SUPPLIER NO.:  444


USE DESIGNATION:

1.  MANDATORY:

    State Agencies: State agencies are mandated to utilize this contract for all acquisitions of materials, equipment or services designated herein.

PARTICIPATION:
CURRENT:           $0 MBE    $0 WBE    $0 OTHER    $7,500,000 EXEMPT

CONTRACT ADMINISTRATOR: Charles D. Van Hall, C.P.M.
PHONE:                  (206) 753-1040
SCAN:                   234-1040

SPECIAL CONDITIONS:

l. This change notice is to confirm the delay of diesel inspection from June 1, 1993 to August 2, 1993. Delay is based on the following information:

         The result of Contractor's failure to demonstrate at the April 12, 1993 Marysville Station its capability to perform diesel inspections to the satisfaction on the state.

         The concern by DOE that both SC and DOE should focus their efforts on dealing with the startup challenges due to the many changes in the testing of gas vehicles and to ensure a smooth startup.

2. This change notice is also to provide written approval to SC to use the IM240 lane at the Fife motor vehicle emission inspection station for an EPA research project. The results of the project will be shared with DOE for the benefit of the state. No consideration is due the contractor nor the state as a result of this project.

                               CHANGE NOTICE NUMBER 4

                           EFFECTIVE DATE:  1 APRIL, 1994

Contract Number:   99-92

Purpose:           Line Item Additions

Contract Title:    VEHICLE EXHAUST EMISSION INSPECTION PROGRAM


Commodity Code:    9776


For Use By:        Department of Ecology


Term:              July 6, 1992 Through:  December 31, 1999


Contractor:  SC Systems Control             CONTACT:  Michael B. Gallagher
            8656 154th Avenue NE              PHONE:  (206) 883-3900
            Redmond, WA 98052         FED. I.D. NO.:  36-3087021
                                        SUPPLIER NO:  444
                                            FAX NO.:  (206) 881-8823

USE DESIGNATION:

MANDATORY:

Department of Ecology is mandated to utilize this contract for all acquisitions of materials, equipment or services designated herein.


CURRENT MWBE PARTICIPATION:  $ 7,500,000    OTHER-100%     EXEMPT

Contract Administrator:      C. Van Hall, C.P.M.
Phone:                       (206) 753-1040
SCAN                              234-1040

Special Conditions:

In accordance with Contract Section IV, Paragraph 31, entitled Additions and Deletions the contractor has proposed, the state has accepted the following modifications:

Contract Change Notice No. 4
Contract No. 99-92
Page 2


1. To cover software development cost of $11,104 for a reporting systems to improve customer waiting time. $11,104 and will be deducted from the weekly payments. This payment subject to approval by the state of the reporting formats.

2. To pay reimbursable capital and operational costs at the new Vancouver station, including the IM 240 and reduce interest charges the state will pay the capital costs of $2,651.212 plus interest over a twelve month period starting June 3, 1994.

Payment of item 2 capital costs will be through a weekly payment of $50,985. Operational costs will be paid by an increase in the test fee of $0.49 per test, state wide until contract termination beginning when the new Vancouver station opens.

3. This line item is to confirm that the costs associated with the Teller Machine at the New Vancouver Station will not be a part of this change notice.
4. To cover the additional $275,496 SC management, personnel and direct operating costs for the existing Vancouver Station as the result of the state's under estimation of testing capacity by the state in the Vancouver Zone. Reimbursement will be on the following schedule:

$275.496 divided by 11 months of added costs, times 5 months of added labor already performed, that will be deducted in two payments. The first on June 3, 1994 in the amount of $62,613. The second on June 10, 1994 in the amount of $62,612. The balance of $150.271 will be paid in weekly installments of $6,261,29 until Nov. 30, 1994.

5. To cover the additional remodeling costs for the North Seattle Station. Remodeling is limited to the addition of a cash out office at the cost of $8,558. Payment to be made by deduction from the weekly payment.

6. To cover the costs of operating additional equipment at North Seattle Station. Existing current personnel costs of $55,598 covering the period 1/2/94 through 5/31/94 are to be deducted from the weekly payment. Since the May 94 payment is an estimate the last payment may be adjusted with written approval by the contract administrator. Effective 6/1/94, the personnel costs for the increased capacity at North Seattle will be paid by an increase in the test fee of $ .22 per test, state wide until contract termination.

7. To cover the costs of adding IM 240 at the Redmond Station. The one time cost of $126,626.00 is to be deducted from the weekly payments.

8. To cover the $236,459.00 of additional expansion costs at the Vancouver and North Seattle Stations. Payment to be deducted weekly as follows:

April 1, 1994 through May 6, 1994 $38,000.00 per week, with a final payment of

$8,459.00 deducted on May 13, 1994.

Contract Change Notice No. 4
Contract No. 99-92
Page 3


Weekly payments can not exceed those authorized by change notice. Copies of all payment documents showing deductions from the weekly payment will be sent to the contract administrator. Documents supporting this change notice number 4 are as follows:

Line items 1, 5 and 7: Three SC Letters all dated April 5, 1994 and one dated April 12, 1994. For line item l only SC letter dated May 24, 1994 applies.

Line item 2 SC FAX proposal dated April 4, 1994 that identify program costs increase beginning June 1, 1994 followed up with SC FAX May 24, 1994.

Line item 3:  SC FAX proposal dated April 4, 1994 and SC FAX May 24, 1994.

Line item 4:  SC FAX proposal dated April 4, 1994 and SC FAX May 24, 1994.

Line item 6:  SC FAX proposal dated April 4, 1994 and SC FAX May 24, 1994.

Line item 8: SC letter dated March 22, 1994, SC FAX dated March 31, 1994, and SC proposed payment schedule dated April l, 1994.

The above are based negotiation/clarification meetings between OSP, Ecology and SC dated January 14, 1994, March 12, 1994 and April 6, 1994 held at the Department of Ecology. The state reserves the right to audit supporting documentation provided by the contractor.

All other contract terms, conditions, provisions and pricing remains unchanged.

                               CHANGE NOTICE NUMBER 5
                           EFFECTIVE DATE: AUGUST 3, 1994

CONTRACT NUMBER:   99-92

Purpose:           Adjust Line item #2 of Contract Change Number 4

Contract Title:    VEHICLE EXHAUST EMISSION INSPECTION PROGRAM

Commodity Code:    9776

For Use By:        Department of Ecology

Term:              July 6, 1992 Through:  December 31, 1999

Term Worth         $ 7,500,000 Other - 100% Exempt

Contractor:  SC Systems Control             CONTACT:  Michael B.Gallagher
            8656 154th Avenue NE              PHONE:  206 883 3900
            Redmond, Washington 98052           FAX:  206 881 8823
                                        FED.I.D. NO:  36-3087021
                                        SUPPLIER NO:  444

Contract Pricing:  See Award Summary and subsequent change notices.

Contract Administrator:  C. Van Hall, C.P.M.
Phone:                  (206) 753-1040
FAX:                         (206) 586-2426

Special Conditions:

1.  Change contract change number 4, item number 2 to read as follows:

To pay reimbursable capital and operational costs at the new Vancouver station, including the IM 240 and reduce interest charges the state will pay the capital costs of $2,651,212 plus interest starting June 3, 1994. However due to delay in the new stations opening date, by the contractor, weekly payments and interest shall stop on August 3, 1994 and then shall recommence on Friday April 7, 1995.

Except for the period of August 3, 1994 through April 7, 1995, payments of item 2 capital costs will be through a weekly payment of $50,985.
Operational costs will be paid by an increase in the test fee of $0.49 per test, state wide until contract termination beginning when the new Vancouver station opens.

All other terms, conditions and provisions of this contract remain unchanged.

                                 STATE OF WASHINGTON
                            CURRENT CONTRACT INFORMATION
                         Reference Date:  November 18, 1994

Contract Number:   09992               Revises Contract Number:  99-92

Contract Title:    Vehicle Exhaust Emission Inspection Program

Purpose: Establish payment schedule for costs associated with New Vancouver Station and the additional Expansion Costs at Existing Vancouver Station.

Commodity Code:    9776

For Use By:        Department of Ecology Exclusions:  None

Term:              July 6, 1992 Through December 31, 1999

Term Worth:        $ 7,500,000

Contractor:  SC Systems Control             CONTACT:  Micki Phillips
            8656 154th Avenue NE              PHONE:  206 883 3900
            Redmond, WA  98052                  FAX:  206 881 8823
                                      FED. I.D. NO.:  36 3087021
                                       SUPPLIER NO.:  444

Contract Pricing:  See Attachment
Contract Administrator: Charles V. Hall
Phone Number:           (206) 753-1040

Participation:
Current: Exempt 100%


Note:

I.       This contract is exempt from RCW 43.19.1905.

II.      This contract is designated as "Mandatory Use."

III. This Current Contract Information follows Contract Change Notice Number 5. Therefore no Contract Change Notice Number 6 will be issued.

IV.      Reference SC Letters Dated October 11, 1994, November 3, 8 and 9.

V. All information herein is subject to audit by the state in accordance with original contract/bid provisions.

VI. Current Contract Information will be made available via FAX ON DEMAND Contact the Contract Administrator.

                                     ATTACHMENT
                    VEHICLE EXHAUST EMISSION INSPECTION PROGRAM
                                   CONTRACT 99-92

                                       ZONE 4

Additional Station in Vancouver with seven IM 240 compatible lanes including four lanes with elector-mechanical dynamometers. Contractor is authorized to recover costs through an increase in the cost per test for the entire statewide program. The state reserves the right to advance pay any capital costs, thereby reducing the additional cost per test for the entire statewide program.

The following summary assumes a startup date of May 1, 1995, an earlier or later start up date must be approved, in writing, by the Contract
Administrator as authorized by the Department of Ecology Air Program Manager:


1.  CAPITAL COSTS

    Land                             497,000
    Construction                                 1,712,000      .32
    Equipment                                      194,000      .04
    Deferred Startup & Other                        43,000      .01
    Corporate G&A @ 16%                            311,840      .06
                                                 ---------     ----
    SUBTOTAL (excluding Land)                    2,260,840      .43

    FEE @ 15%                                      413,840      .08
    Interest                                       511,680      .10
                                                 ---------     ----
                                                 ---------     ----

    TOTAL VANCOUVER CAPITAL COSTS                3,186,196      .60

2.  OPERATIONS COSTS

    Labor                                          597,000      .11
    Payroll Burden Rate @ 23%                      137,310      .03
                                                 ---------     ----
    SUBTOTAL                                       734,310      .14

    Overhead @ 55%                                 403,871      .08
                                                 ---------     ----
    SUBTOTAL                                     1,138,181      .22

    Other Operating Costs                          595,000      .11
                                                 ---------     ----
    SUBTOTAL LABOR & OTHER                       1,733,181      .33

    Corporate G&A @ 16%                            277,309      .05
                                                 ---------     ----
    SUBTOTAL                                     2,010,489      .38

    Fee & 15%                                      301,573      .06

    Land Interest                                  212,477      .04

                                                 ---------     ----
    TOTAL OPERATIONS COSTS                       2,524,540      .48
                                                 ---------     ----
                                                 ---------     ----

3.  TOTAL COSTS                                  5,710,736     1.08
                                                 ---------     ----
                                                 ---------     ----


         Less State Payments
         (see contract change #4)                 (460,755)    (.09)
         Less ECS Savings
         (See November 8, 1994
         letter from SC)                          (574,033)    (.11)

4.  NET COSTS                                    4,675,948      .88
                                                 ---------     ----
                                                 ---------     ----

Additional cost per test for the entire program beginning 5/1/95 is $0.88.

Land cost is not included in the overall total cost but are recovered by the sale of the property at the end of the program as provided for in the bid. The only cost associated with land is the financing costs and fee.

5.  ADDITIONAL EXPANSION COSTS

         TOTAL ESTIMATE
         1/94 TO 4/95

         PERSONNEL
         Labor                                   142,679
         Payroll Burden Rate @ 23%                32,816
                                                 -------
         SUBTOTAL                                175,495

         Overhead @ 55%                           96,522
                                                 -------
         SUBTOTAL                                272,017

         OTHER EXPENSES & COSTS

         Other Direct Costs Sub-total              1,357
                                                 -------

         Total Personal & Other                  273,374

         Corporate G & A @ 16%                    43,740
                                                 -------
         SUBTOTAL                                317,114

         Profit 15%                               47,567
                                                 -------

         SUBTOTAL                                364,681

Less $ Change Number 4 item Number 4
Payment of $275,496.                            (275,496)

         6.  TOTAL                               $89,185


Payment of $89,185 to be made by deduction of $4,053.86 from the weekly payments to the state starting 12/2/94 and continuing through 4/28/95 for a total of 22 weeks.

                                STATE OF WASHINGTON
                                CONTRACT INFORMATION
                           Reference Date:  June 1, 1995


Contract Number:   09992

Contract Title:    Vehicle Exhaust Emission Inspection Program

Purpose: Reduce Capitol Costs Associated with Construction of the New Vancouver Vehicle Emission Station by paying the Contractor as noted on Attachment A Cost Summary.

Commodity Code:    9776

For Use By:        Department of Ecology

Term:              July 6, 1992 Through December 31, 1999

Term Worth:        $7,500,000

Contractor:  SC Systems Control                  CONTACT:  Micki Phillips
            8656 154th Avenue NE                   PHONE:  (206) 883-3900
            Redmond, WA  98052                       FAX:  (206) 881-8823
                                           FED. I.D. NO.:  36 3087021
                                            SUPPLIER NO.:  11

Contract Pricing:       See Original Bid on File at OSP

Contract Administrator:  Charles Van Hall, C.P.M.
Phone Number:           (360) 902-7425

Participation:
Current: Exempt 100%

Note:

1.  See Attachment A:  Cost Summary

2. The state will affirm costs on attachment A by an audit by September 1, 1995 at the Contractor's Offices. Audit to be conducted by Contract Administrator and Ecology Program Personal.

Washington State Department of General Administration
Office of State Procurement, PO Box 41017, Olympia, WA 98504-1017

                            Attachment A:  Cost Summary
                                   Contract 09992


Additional Station in Vancouver:

CAPITAL COSTS

         Land                          497,000

         Construction                                 1,712,000      0.32
         Equipment                                      194,000      0.04
         Deferred Startup & Other                        43,000      0.01
         Corporate G&A @ 16%                            311,840      0.06

         SUBTOTAL (excluding land)                    2,260,840      0.43

         Fee @ 15%                                      413,676      0.08

         Interest                                       241,836      0.05

         TOTAL VANCOUVER CAPITAL COSTS                2,916,352      0.55

OPERATIONS COSTS

         Labor                                          597,000      0.11
         Payroll Burden Rate @ 23%                      137,310      0.03

         SUBTOTAL                                       734,310      0.14

         Overhead @ 55%                                 403,871      0.08
         SUBTOTAL                                     1,138,161      0.22

         Other Operating Costs                          595,000      0.11

         SUBTOTAL LABOR AND OTHER                     1,733,181      0.33

         Corporate G & A 16%                            277,309      0.05

         SUBTOTAL                                     2,010,489      0.38

         Fee @ 15%                                      301,575      0.06

         Land Interest                                  212,477      0.04

         TOTAL OPERATIONS COSTS                       2,524,540      0.48

TOTAL COSTS                                           5,440,892      1.03

    Less Payments                                      (460,755)     (0.09)
    Less Payment authorized by this document:        (1,200,000)     (0.23)
    Less ECS Savings                                   (574,033)     (0.11)

NET COSTS                                                  3,206,104       0.60

     Additional costs per test for the entire
    program beginning 7/1/95                                          0.60

                                STATE OF WASHINGTON
                            CURRENT CONTRACT INFORMATION
                           Reference Date:  July 26, 1995


Contract Number:   09992

Contract Title:    Vehicle Exhaust Emission Inspection Program

Purpose: Authorization to develop a method to provide a passed test report to certain vehicle owners. Authorize Greeter Program. Accept Contractor's Irrevocable Letter of Credit. Payment of Inspection Forms.

Commodity Code:    9776

For Use By:        Department of Ecology

Term:              July 6, 1992 Through December 31, 1999

Term Worth:        $7,500,000

Contractor:   SC Systems Control                 CONTACT:  Micki Phillips
              8656 154th Avenue NE                 PHONE:  (206) 883-3900
              Redmond, WA 98052                      FAX:  (206) 881-8823
                                           FED. I.D. NO.:  36 3087021
                                            SUPPLIER NO.:  11


Contract Pricing:       See Original Bid on File at OSP

Contract Administrator: Charles Van Hall, C.P.M.
Phone Number:           (360) 902-7425

Participation:

Current: Exempt 100%

Note:

1. Authorize an idle test for 1984 through 1987 model year BMW, Volvo, and Peugeot Diesel Vehicles. These vehicles will not be subject to a snap idle test. Contractor will not charge a test fee to these vehicle owners. However, Contractor is still authorized to deduct from the weekly transfer of funds, its portion of the test fee for each of these special tests. Contractor to identify the number of these special tests and their cost by zone with each transfer. This authorization, is temporary in accordance with Department of Ecology's Air Program memos of June 19, 1995 and June 27, 1995.

2. Authorize Greeter Program. Greeters will be positioned at the entrances to the North Seattle, Bellevue, and Kirkland Test Stations during the last three testing days of the each month and on the first two testing days of the following month. Greeter will turn away those motorists whose vehicle do not need the test, to answer motorists questions, and give out contractor provided maps and directions to stations which have shorter waiting lines. The procedure for the program is outlined in Contractor's Letter of May 4, 1995 to the Contract Administrator and Air Program's FAX of June 27, 1995. Total Additional Transfer to cover the cost of this Program shall not exceed $3000.00 per month and may be canceled at anytime by the state by providing 30 days written notice. Contractor to provide the state a written evaluation of the benefits found from the use of greeters by May 1, 1996.

3. Accept Contractor's Irrevocable Letter of Credit that will replace the current escrow account. Acceptance of the Letter of Credit reduces the Contractor's portion of the test fee by $0.05 or a minimum amount of $260,000.00 over the life of the program. The $260,000.00 minimum will be tracked by the contractor. Reference Contractor Letter of May 12, 1995. Effective date to be upon receipt by the contract administrator of the bank notification. Contract Administrator to advise by Change Notice.

4. Contractor to pay for inspection forms. The state will continue to design and order the inspection forms. The contractor will continue to take delivery and provide storage for the inspection forms. The contractor is authorized to deduct from the weekly transfer the funds the payment for the form order.

                                STATE OF WASHINGTON
                            CURRENT CONTRACT INFORMATION
                           Reference Date:  July 26, 1995


Contract Number:   09992


Contract Title:    Vehicle Exhaust Emission Inspection Program


Purpose: Authorization to develop a method to provide a passed test report to certain vehicle owners. Authorize Greeter Program. Accept Contractor's Irrevocable Letter of Credit. Payment of Inspection Forms.

Commodity Code:    9776

For Use By:        Department of Ecology

Term:              July 6, 1992 Through December 31, 1999

Term Worth:        $7,500,000

Contractor:   SC Systems Control                 CONTACT:  Micki Phillips
              8656 154th Avenue NE                 PHONE:  (206) 883-3900
              Redmond, WA 98052                      FAX:  (206) 881-8823
                                           FED. I.D. NO.:  36 3087021
                                            SUPPLIER NO.:  11

Contract Pricing:       See Original Bid on File at OSP

Contract Administrator: Charles Van Hall, C.P.M.
Phone Number:           (360) 902-7425

Participation:
Current: Exempt 100%


Note:

1. Authorize an idle test for 1984 through 1987 model year BMW, Volvo, and Peugeot Diesel Vehicles. These vehicles will not be subject to a snap idle test. Contractor will not charge a test fee to these vehicle owners. However, Contractor is still authorized to deduct from the weekly transfer of funds, its portion of the test fee for each of these special tests. Contractor to identify the number of these special tests and their cost by zone with each transfer. This authorization is temporary in accordance with Department of Ecology's Air Program memos of June 19, 1995 and June 27, 1995.

2. Authorize Greeter Program. Greeters will be positioned at the entrances to the North Seattle, Bellevue, and Kirkland Test Stations during the last three testing days of the each month and on the first two testing days of the following month. Greeter will turn away those motorists whose vehicle do not need the test, to answer motorists questions, and give out contractor provided maps and directions to stations which have shorter waiting lines. The procedure for the program is outlined in Contractor's Letter of May 4, 1995 to the Contract Administrator and Air Program's FAX of June 27, 1995. Total Additional Transfer to cover the cost of this Program shall not exceed $3000.00 per month and may be canceled at anytime by the state by providing 30 days written notice. Contractor to provide the state a written evaluation of the benefits found from the use of greeters by May 1, 1996.

3. Accept Contractor's Irrevocable Letter of Credit that will replace the current escrow account. Acceptance of the Letter of Credit reduces the Contractor's portion of the test fee by $0.05 or a minimum amount of $260,000.00 over the life of the program. The $260,000.00 minimum will be tracked by the contractor. Reference Contractor Letter of May 12, 1995. Effective date to be upon receipt by the contract administrator of the bank notification. Contract Administrator to advise by Change Notice.

4. Contractor to pay for inspection forms. The state will continue to design and order the inspection forms. The contractor will continue to take delivery and provide storage for the inspection forms. The contractor is authorized to deduct from the weekly transfer the funds the payment for the form order.

                                STATE OF WASHINGTON
                            CURRENT CONTRACT INFORMATION
                         Reference Date:  November 1, 1995


Contract Number:   09992


Contract Title:    Vehicle Exhaust Emission Inspection Program


Purpose:           Authorization to perform a trial ASM test in Spokane
                   Region only

Commodity Code:    9776

For Use By:        Department of Ecology

Term:              July 6, 1992 Through December 31, 1999

Term Worth:        $7,500,000

Contractor:   SC Systems Control                 CONTACT:  Micki Phillips
              8656 154th Avenue NE                 PHONE:  (206) 883-3900
              Redmond, WA 98052                      FAX:  (206) 881-8823
                                           FED. I.D. NO.:  36 3087021
                                            SUPPLIER NO.:  11

Contract Pricing:       See Original Bid on File at OSP

Contract Administrator: Charles Van Hall, C.P.M.
Phone Number:           (360) 902-7425

Participation:
Current: Exempt 100%

Note:

                     Cost Summary for ASM Upgrade for Spokane:

Capital Costs:                    Price          QTY         Total
--------------                    -----         ----        -------
Lane Equipment (a)                1,900           8        $ 15,200
Station Equipment (b)             2,040           2           4,080
Fan & Misc. Parts (c)             1,200           7           8,400
Installation Labor                  270           8           2,160
Engineering design
  documentation (d)              30,600           1          30,600
Software Design                  72,650           1          72,650
                   Subtotal                                 133,090
Corporate G&A 16%                                            21,294
                   Subtotal                                 154,384
Profit 15%                                                   23,158
Interest (10%)                                                3,567
Total Capital Cost                                         $181,109

The $181,109 may be deducted by SC from the weekly payment to the state at the rate of $18,110.90 per week for 10 weeks.

1. Deduction to begin upon completion of work and as approved by the Ecology Air Program manager. SC must also provide the program manager a detailed invoice of work performed, to be used by Ecology to assist it in obtaining Federal Funding for this ASM testing project.

    Operating costs for Six hours per Day for One Lane is $191.00 and may be deducted by SC from the weekly payment to the state. Operating cost covers two inspectors per lane to operate the ASM test. Testing not to extend beyond May 31, 1996 without written authorization from the state.


    (a)  SCAMP III upgrade modifications for NOx channel
    (b)  NOx cal gas station modification requirements
    (c)  Engine cooling fan
    (d) Redesign of SCAMP for NOx, modification and testing of first lane, training and documentation on test and new calibration procedure.

2. Contract 09992 is amended as noted above. All other terms, conditions and contract provisions remain unchanged.

                           Envirotest Systems Corporation
                                Spokane ASM Upgrade
                                      Invoice

                                  Proposal            Actual
                                  --------            ------
Capital Costs:

    Lane Equipment                $15,200             $20,802
    Station Equipment               4,080               3,852
    Fans & Misc.                    8,400               5,868
    Installation                    2,160               4,280

    Engineering Design             30,600              26,900
    Software Design                72,650              72,650
                                  _________________   _________________
                                            133,090             134,352

Corporate G & A                              21,294              21,496
                                            -------             -------
                                            154,384             155,848

Profit                                       23,158              23,377
Interest                                      3,567               3,567
                                            -------             -------
    Total Capital Costs                    $181,109             182,793
                                            -------             -------
                                            -------             -------
Proposal Amount                                                 181,109
    Less installation @ $270 x 6 lanes                           (1,620)
                                                                -------
Amount Due                                                      179,489*

Inspections 2,000 @ $7.27 each                                   14,540(A)
                                                                -------
    Total Costs                                                $194,029
                                                                -------
                                                                -------


(A) Amount previously paid by State

*   Weekly payment of $17,948.90 for 10 weeks

                                State of Washington
                            Current Contract Information
                           Effective Date:  July 1, 1996


Contract Number:   09992

Contract Title:    Vehicle Exhaust Emission Inspection Program

Purpose:           Cost of Living Adjustment

Commodity Code:    9776

For Use By:        Washington State Department of Ecology

Term:              July 6, 1992 Through: December 31, 1999

Term Worth:        $7,500,000

Contractor:   Envirotest Systems Corp.      CONTACT:  Micki Phillips
              (Formally SC)                   PHONE:  (206) 883-3900
              8656 l54th Avenue NE              FAX:  (206) 881-8823
              Redmond, WA  98052      FED. I.D. NO.:  36 3087021
                                       SUPPLIER NO.:  11


Order placement address:          Same
Ordering procedures:         Contact the Contract Administrator

Payment Address:             Same

Contract Pricing:            All statewide tests are increased by $0.08
                             (eight u.s. cents) to cover the cost of wage increases for contractor employees.

Contract Administrator:      Charles Van Hall, C.P.M.
Phone Number:                (360) 902-7425

Fax Machine number:          (360) 586-2426.
E-Mail:                      cvanhal@ga.wa.gov

Participation:
Current:      $ MBE none     $ WBE none     $ OTHER none   EXEMPT $7,500,000

                MBE % none     WBE % none                  Exempt 100%

Currant Contract Information
Contract No. 09992
Page 2

Note:

I. This contract is subject to RCW 43.19.1905 which authorizes state agencies to purchase materials, supplies, services, and equipment of equal quantity and quality to those on state contract from non-contract suppliers provided that an agency notifies the Office of State Procurement contract administrator that the pricing is less costly for such goods or services than the price from the state contractor.

      If the non-contract supplier's pricing is less, the state contractor shall be given the opportunity to at least meet the non-contractor's price. If the state contractor cannot meet the price, then the state shall purchase the item(s) from the non-contract supplier.


      If a lower price can be identified on a repeated basis, the state reserves the right to re-negotiate the pricing structure of this agreement. In the event such negotiations fail, the state reserves the right to delete such item(s) from the contract.

II. This contract is designated as "Mandatory Use" per the contract definitions. If definitions are not attached to this document, they can be obtained by calling (360) 902-7413.

III.  Attachments

                             OFFICE OF STATE PROCUREMENT
                                 PERFORMANCE REPORT

To OSP Customers:

Please take a moment to let us know how our services have measured up to your expectations on this contract. Please copy this form locally as needed and forward to the Office of State Procurement Purchasing Manager. For any comments marked unacceptable, please explain in remarks block.

Procurement services provided:    Excellent  Good  Acceptable  Unacceptable

-  Timeliness of contract actions
-  Professionalism and courtesy of staff
-  Services provided met customer needs
-  Knowledge of procurement rules and regulations
-  Responsiveness/problem resolution
-  Timely and effective communications

Comments: ________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

Agency: ______________________    Prepared by:  _________________________

                                  Title: _________________________________

Contract No.: __________________  Date: __________________________________

Contract Title: _________________ Phone: _________________________________


    ___________________________________________________________________


                             SEND TO:

                             Purchasing Manager
                             Office of State Procurement
                             PO Box 41017
                             Olympia, Washington 98504-1017

                                STATE OF WASHINGTON
                               DEPARTMENT OF ECOLOGY
                                   P.O. Box 47600
                           Olympia, Washington 98504-7600
                                   (360) 407-6000
                     TDD Only (Hearing impaired) (360) 407-6006


May 28, 1996



Ms. Melanie Phillips
General Manager
Envirotest Systems Corp.
8656 154th Avenue NE
Redmond, Washington  98052

Dear Ms. Phillips:

Thank you for the successful completion of the trial Acceleration Simulation Mode (ASM) testing in Spokane. This letter is your authorization to deduct $17,948.90 from the weekly payment to the state for ten weeks for the upgrade of the Spokane Emission Check stations to conduct ASM testing.

I greatly appreciate the effort Envirotest made to ensure that we will be able to quickly implement ASM testing, once it becomes an official test.

Sincerely,



Joseph R. Williams
Program Manager
Air Quality Program

JRW:crp
cc: Chuck Van Hall, General Administration
    Glenn Miles, Spokane Regional Transportation Council